Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FORTRESS VALUE ACQUISITION CORP.,

FVAC MERGER CORP. I,

FVAC MERGER LLC II,

FVAC MERGER LLC III,

FVAC MERGER LLC IV,

MP MINE OPERATIONS LLC,

and

SECURE NATURAL RESOURCES LLC

DATED AS OF JULY 15, 2020

Section 10.10	Expenses	82
Section 10.11	Reserved.	82
Section 10.12	Assignment	82
Section 10.13	Amendment	82
Section 10.14	Extension; Waiver	82
Section 10.15	No Recourse	83
Section 10.16	Disclosure Letters and Exhibits	83
Section 10.17	Release	84
Section 10.18	Legal Representation	84
Section 10.19	Survival of Representations and Warranties	85
Section 10.20	Covenants, Obligations and Agreements	85

EXHIBITS
Exhibit A	Form of Pre-Closing Reorganization Joinders
Exhibit B	Form of MPMO Support Agreement
Exhibit C	Form of SNR Support Agreement
Exhibit D	Form of Parent A&R Charter
Exhibit E	Form of Parent A&R Bylaws
Exhibit F	Form of A&R Registration Rights Agreement
Exhibit G	Form of Parent Sponsor Warrant Exchange Agreement
Exhibit H	Form of Parent Sponsor Letter Agreement
Exhibit I	Subscription Agreements
Exhibit J	Form of Incentive Plan

SCHEDULES

Schedule A	Defined Terms

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of July 15, 2020, by and among Fortress Value Acquisition Corp., a Delaware corporation (“Parent”), FVAC Merger Corp. I, a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“MPMO Merger Corp.”), FVAC Merger LLC II, a Delaware limited liability company that is treated as a corporation for U.S. federal income tax purposes and a direct, wholly-owned subsidiary of Parent (“SNR Merger Company”), FVAC Merger LLC III, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent (“MPMO Merger LLC”), FVAC Merger LLC IV, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent (“SNR Merger LLC” and, together with MPMO Merger Corp., SNR Merger Company and MPMO Merger LLC, the “Merger Subs”), MP Mine Operations LLC, a Delaware limited liability company (“MPMO”) and Secure Natural Resources LLC, a Delaware limited liability company (“SNR” and, together with MPMO, each a “Company” and collectively, the “Companies”). Each of the Parent, the Merger Subs and the Companies shall individually be referred to herein as a “Party” and, collectively, the “Parties”. The term “Agreement” as used herein refers to this Agreement and Plan of Merger, as the same may be amended from time to time, and all schedules, exhibits and annexes hereto (including the Company Disclosure Letters and the Parent Disclosure Letter, as defined herein). Defined terms used in this Agreement are listed alphabetically in Schedule A, together with the section and, if applicable, subsection in which the definition of each such term is located.

RECITALS

WHEREAS, Parent is a blank check company incorporated in Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, subject to the terms and conditions of this Agreement, prior to the consummation of the transactions contemplated by this Agreement, the Companies shall, and shall cause each of their Affiliates to, effect, carry out and complete a reorganization (the “Pre-Closing Reorganization”), pursuant to which, among other things: (i) MPMO or an Affiliate of a MPMO Unitholder shall form a new entity, MPMO Holding Company, which shall be a Delaware corporation (“MPMO HoldCo”), and MPMO HoldCo shall form a new wholly-owned subsidiary, MPMO Transition Sub, LLC, which shall be a Delaware limited liability company that is treated as an entity that is disregarded as separate from its owner for U.S. federal income tax purposes (“MPMO Transition Sub”), (ii) SNR shall form a new entity, SNR Holding Company, LLC, which shall be a Delaware limited liability company that is treated as a corporation for U.S. federal income tax purposes (“SNR HoldCo”), and SNR HoldCo shall form a new wholly-owned subsidiary, SNR Transition Sub, LLC, which shall be a Delaware limited liability company that is treated as an entity that is disregarded as separate from its owner for U.S. federal income tax purposes (“SNR Transition Sub”), (iii) MPMO Transition Sub will merge with and into MPMO, with MPMO being the surviving entity of the merger (the “MPMO Transition Merger”) and SNR Transition Sub will merge with and into SNR, with SNR being the surviving entity of the merger (this merger, together with the MPMO Transition Merger, the “Transition Sub Mergers”), with MPMO and SNR as the surviving legal entities of such mergers, the result of which shall be that the members of MPMO and SNR prior to the Transition Sub Mergers shall be the stockholders of

MPMO HoldCo and SNR HoldCo immediately after the Transition Sub Mergers, and MPMO and SNR will be wholly-owned subsidiaries of MPMO HoldCo and SNR HoldCo, respectively, and concurrently with such Transition Sub Mergers each of MPMO HoldCo and SNR HoldCo shall execute the joinders in the form set forth as Exhibit A to this Agreement (the “Pre-Closing Reorganization Joinders”) and (iv) effective no less than one (1) day after the Transition Sub Mergers, each of MPMO and SNR shall elect to be treated as an entity that is disregarded as separate from its owner for U.S. federal income tax purposes;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”), the General Corporation Law of the State of Delaware (the “DGCL”) and other applicable Legal Requirements, the Parties intend to enter into a business combination transaction pursuant to which: (i) MPMO Merger Corp. will merge with and into MPMO HoldCo (the “Initial MPMO Merger”), with MPMO HoldCo being the surviving corporation of the Initial MPMO Merger (the “Initial MPMO Surviving Corporation”) and (ii) immediately following the Initial MPMO Merger and as part of the same overall transaction as the Initial MPMO Merger, MPMO HoldCo will merge with and into MPMO Merger LLC (the “Final MPMO Merger” and, together with the Initial MPMO Merger, the “MPMO Mergers”), with MPMO Merger LLC being the surviving entity of the Final MPMO Merger (the “Final MPMO Surviving Company”); and (x) SNR Merger Company will merge with and into SNR HoldCo (the “Initial SNR Merger”), with SNR HoldCo being the surviving company of the Initial SNR Merger (the “Initial SNR Surviving Company”) and (y) immediately following the Initial SNR Merger and as part of the same overall transaction as the Initial SNR Merger, SNR HoldCo will merge with and into SNR Merger LLC (the “Final SNR Merger” and, together with the Initial SNR Merger, the “SNR Mergers”), with SNR Merger LLC being the surviving entity of the Final SNR Merger (the “Final SNR Surviving Company”), such that, as a result of the Mergers, MPMO and SNR shall each be indirect wholly-owned Subsidiaries of Parent;

WHEREAS, the board of managers of MPMO has unanimously (i) determined that it is in the best interests of MPMO and the MPMO Unitholders, and declared it advisable, to enter into this Agreement providing for the MPMO Mergers in accordance with the DGCL and DLLCA, as applicable, (ii) approved this Agreement and the Transactions, including the MPMO Mergers and the Pre-Closing Reorganization in accordance with the DGCL and DLLCA, as applicable, on the terms and subject to the conditions of this Agreement and (iii) adopted a resolution recommending this Agreement, the plan of merger set forth in this Agreement and the Transactions contemplated hereby be adopted by the MPMO Unitholders;

WHEREAS, the board of managers of SNR has unanimously (i) determined that it is in the best interests of SNR and the SNR Unitholders, and declared it advisable, to enter into this Agreement providing for the SNR Mergers in accordance with the DGCL and DLLCA, as applicable, (ii) approved this Agreement and the Transactions, including the SNR Mergers and the Pre-Closing Reorganization in accordance with the DGCL and DLLCA, as applicable, on the terms and subject to the conditions of this Agreement and (iii) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the SNR Unitholders;

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously: (a) determined that it is in the best interests of Parent and the stockholders of Parent, and declared it advisable, to enter into this Agreement in accordance with the DGCL and DLLCA; (b) approved this Agreement and the Mergers in accordance with the DGCL and DLLCA, on the terms and subject to the conditions of this Agreement; and (c) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the stockholders of Parent (the “Parent Recommendation”);

WHEREAS, the MPMO Unitholders holding at least a majority of the MPMO Common Units issued and outstanding as of the date hereof intend to execute and deliver to Parent a Support Agreement (the “MPMO Support Agreement”), substantially in the form attached hereto as Exhibit B, within twenty-four (24) hours of the execution of this Agreement;

WHEREAS, the SNR Unitholders holding at least a majority of the SNR Common Units issued and outstanding as of the date hereof intend to execute and deliver to Parent a Support Agreement (the “SNR Support Agreement”), substantially in the form attached hereto as Exhibit C, within twenty-four (24) hours of the execution of this Agreement;

WHEREAS, prior to the Closing, Parent shall: (a) subject to receipt of the approval of the Parent Stockholder Matters, adopt the Second Amended and Restated Certificate of Incorporation of Parent (the “Parent A&R Charter”) in the form attached hereto as Exhibit D; and (b) amend and restate the existing bylaws of Parent (the “Parent A&R Bylaws”) in the form attached hereto as Exhibit E;

WHEREAS, as of the date hereof, Parent has obtained commitments from certain investors for a private placement of Parent Class A Stock (as defined herein) at $10.00 per share for an aggregate price of $200,000,000 (the “PIPE Investment”), such private placement to be consummated immediately prior to the consummation of the Transactions;

WHEREAS, in connection with the consummation of the Transactions, Parent, Sponsor, the Independent Directors and certain members of MPMO and SNR will enter into an amended and restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) in the form attached hereto as Exhibit F;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and the Sponsor shall enter into a Parent Sponsor Warrant Exchange Agreement in the form attached hereto as Exhibit G (the “Parent Sponsor Warrant Exchange Agreement”), pursuant to which the Sponsor shall agree to exchange all of their Private Placement Warrants for Parent Class F Stock, subject to and immediately prior to the consummation of the Mergers; and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Class F Holders shall enter into a letter agreement substantially in the form attached hereto as Exhibit H (the “Parent Sponsor Letter Agreement”) pursuant to which the Class F Holders shall agree to (i) vote all of their Parent Class F Stock in favor of the Parent Stockholder Matters and (ii) certain restrictions on their Parent Class F Stock (other than any Parent Class F Stock received in exchange for Private Placement Warrants), in each case upon the terms and subject to the conditions set forth therein.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.

THE CLOSING TRANSACTIONS

Section 1.1 Closing. Unless this Agreement shall have been terminated pursuant to Section 9.1, the consummation of the Transactions (the “Closing”), other than the filing of the Certificates of Merger, shall take place at the offices of Weil Gotshal & Manges LLP, counsel to Parent, 767 5th Avenue, New York, NY 10153 at a time and date to be specified in writing by the Parties, which shall be no later than the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time, date and location as the Parties agree in writing (the date on which the Closing occurs, the “Closing Date”). The deliveries required by this ARTICLE I may occur via email or courier service and the release of the Closing deliveries from escrow may occur pursuant to a conference call or email. All actions to be taken and all documents and instruments to be executed and delivered at Closing shall be deemed to have been taken, executed and delivered simultaneously and, except as permitted hereunder, no actions shall be deemed taken nor any document or instrument executed or delivered until all actions have been taken and all documents and instruments have been executed and delivered. The Parties agree that the Closing signatures may be transmitted by email .pdf files.

Section 1.2 Closing Documents.

(a) At the Closing, Parent or the Merger Subs, as applicable, shall deliver to the Companies:

(i) a copy of the Parent A&R Charter and the Parent A&R Bylaws;

(ii) a copy of the A&R Registration Rights Agreement, duly executed by Parent, Sponsor and the Independent Directors;

(iii) copies of resolutions and actions taken by the boards of directors of Parent and the Merger Subs and their respective equity holders in connection with the approval of this Agreement and the Transactions;

(iv) duly executed letters of resignation from each director and officer of Parent not identified on Section 7.2(e) of the Company Disclosure Letters; and

(v) all other documents, instruments or certificates required to be delivered by Parent at or prior to the Closing pursuant to Section 8.2.

(b) At the Closing, each of the HoldCos or the Companies, as applicable, shall deliver to Parent:

(i) a copy of the A&R Registration Rights Agreement, duly executed by the other parties thereto (excluding Parent, Sponsor and the Independent Directors);

(ii) copies of resolutions and actions taken by the boards of directors of such HoldCo or Company, as applicable, and the equity holders of such HoldCo or Company in connection with the approval of this Agreement and the Transactions; and

(iii) all other documents, instruments or certificates required to be delivered by the HoldCos and the Companies at or prior to the Closing pursuant to Section 8.3.

Section 1.3 Closing Transactions. At the Closing and on the Closing Date, the Parties shall cause the consummation of the following transactions in the following order, upon the terms and subject to the conditions of this Agreement:

(a) The PIPE Investment shall be consummated pursuant to the Subscription Agreements.

(b) The Sponsor shall exchange all of their Private Placement Warrants for Parent Class F Stock at an exchange ratio of one Private Placement Warrant for 0.15 a share of Parent Class F Stock.

(c) The Class F Holders shall surrender to Parent any Parent Class F Stock required to be surrendered pursuant to the Parent Sponsor Letter Agreement.

(d) Parent shall deposit (or cause to be deposited) with the Exchange Agent the Aggregate Closing Number of Securities and an amount equal to the Fractional Share Cash Amount (such securities deposited with the Exchange Agent shall be referred to as the “Exchange Fund”).

(e) The Certificates of Merger with respect to the Mergers shall be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and the DLLCA.

(f) Parent shall cause the Trustee to make any payments out of the Trust Account that are required to be made by Parent in connection with the Parent Stockholder Redemption.

(g) Parent shall pay, or cause to be paid, all Parent Transaction Expenses to the applicable payees, to the extent not paid prior to the Closing.

(h) Parent shall (on behalf of the Companies) pay, or, cause to be paid, all Companies Transaction Expenses, to the extent not paid by either Company prior to the Closing.

(i) Parent shall (on behalf of the Companies), pay, or cause to be paid, all Indebtedness of the Companies set forth on Section 1.3(i) of the Company Disclosure Letters in full by wire transfer of immediately available funds to the parties to which such Indebtedness is owed.

ARTICLE II.

MERGERS

Section 2.1 The Mergers.

(a) MPMO Mergers.

(i) The Initial MPMO Merger. Subject to the terms and conditions of this Agreement, in accordance with the DGCL, on the Closing Date at the Initial MPMO Effective Time, MPMO Merger Corp shall merge with and into MPMO HoldCo. MPMO HoldCo shall be the surviving company in the Initial MPMO Merger, and shall continue its existence under the laws of the State of Delaware. Upon consummation of the Initial MPMO Merger, the separate existence of MPMO Merger Corp. shall terminate.

(ii) The Final MPMO Merger. Subject to the terms and conditions of this Agreement, in accordance with the DLLCA and the DGCL, immediately following the Initial MPMO Merger and as part of a single integrated transaction, the Initial MPMO Surviving Corporation shall merge with and into MPMO Merger LLC. MPMO Merger LLC shall be the surviving company in the Final MPMO Merger, and shall continue its existence under the laws of the State of Delaware. Upon consummation of the Final MPMO Merger, the separate existence of the Initial MPMO Surviving Corporation shall terminate.

(b) SNR Mergers.

(i) The Initial SNR Merger. Subject to the terms and conditions of this Agreement, in accordance with the DLLCA and the DGCL, on the Closing Date at the Initial SNR Effective Time, SNR Merger Company shall merge with and into SNR HoldCo. SNR HoldCo shall be the surviving company in the Initial SNR Merger, and shall continue its existence under the laws of the State of Delaware. Upon consummation of the Initial SNR Merger, the separate existence of SNR Merger Company shall terminate.

(ii) The Final SNR Merger. Subject to the terms and conditions of this Agreement, in accordance with the DLLCA and the DGCL, immediately following the Initial SNR Merger and as part of a single integrated transaction, the Initial SNR Surviving Company shall merge with and into SNR Merger LLC. SNR Merger LLC shall be the surviving company in the Final SNR Merger, and shall continue its existence under the laws of the State of Delaware. Upon consummation of the Final SNR Merger, the separate existence of the Initial SNR Surviving Company shall terminate.

Section 2.2 Effective Times.

(a) MPMO Effective Times.

(i) The Initial MPMO Merger. On the Closing Date, concurrently with the Closing, MPMO and Parent shall cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware (the “Initial MPMO Certificate of Merger”), in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by MPMO and Parent and specified in the Initial MPMO Certificate of Merger, being the “Initial MPMO Effective Time”).

(ii) The Final MPMO Merger. Immediately following the Initial MPMO Effective Time, MPMO and Parent shall cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware (the “Final MPMO Certificate of Merger” and, together with the Initial MPMO Certificate of Merger, the “MPMO Certificates of Merger”), in accordance with the applicable provisions of the DLLCA and the DGCL (the time of such filing, or such later time as may be agreed in writing by MPMO and Parent and specified in the Final MPMO Certificate of Merger, being the “Final MPMO Effective Time”).

(b) SNR Effective Times.

(i) The Initial SNR Merger. On the Closing Date, concurrently with the Closing, SNR and Parent shall cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware (the “Initial SNR Certificate of Merger”), in accordance with the applicable provisions of the DLLCA and the DGCL (the time of such filing, or such later time as may be agreed in writing by SNR and Parent and specified in the Initial SNR Certificate of Merger, being the “Initial SNR Effective Time”).

(ii) The Final SNR Merger. Immediately following the Initial SNR Effective Time, SNR and Parent shall cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware (the “Final SNR Certificate of Merger” and, together with the Initial SNR Certificate of Merger, the “SNR Certificates of Merger”), in accordance with the applicable provisions of the DLLCA and the DGCL (the time of such filing, or such later time as may be agreed in writing by SNR and Parent and specified in the Final SNR Certificate of Merger, being the “Final SNR Effective Time”).

Section 2.3 Effect of the Mergers.

(a) At the Initial MPMO Effective Time and the Final MPMO Effective Time, the effect of the MPMO Mergers shall be as provided in this Agreement, the MPMO Certificates of Merger and the applicable provisions of the DLLCA and the DGCL.

(b) At the Initial SNR Effective Time and the Final SNR Effective Time, the effect of the SNR Mergers shall be as provided in this Agreement, the SNR Certificates of Merger and the applicable provisions of the DLLCA and the DGCL.

Section 2.4 Governing Documents.

(a) At the Initial MPMO Effective Time, the certificate of incorporation and bylaws of MPMO Merger Corp. as in effect immediately prior to the Initial MPMO Effective Time shall become the certificate of incorporation and bylaws of Initial MPMO Surviving Corporation (the “Initial MPMO Surviving Corporation Charter”). At the Final MPMO Effective Time, the certificate of formation and operating agreement of MPMO Merger LLC shall be the certificate of formation and operating agreement of the Final MPMO Surviving Company until thereafter amended in accordance with its terms and as provided by applicable Legal Requirements, except that the name of the Final MPMO Surviving Company shall be “MPMO HoldCo, LLC.”

(b) At the Initial SNR Effective Time, the certificate of formation and operating agreement of SNR Merger Company as in effect immediately prior to the Initial SNR Effective Time shall become the certificate of formation and operating agreement of Initial SNR Surviving Company (the “Initial SNR Surviving Company Operating Agreement”). At the Final MPMO Effective Time, the certificate of formation and operating agreement of SNR Merger LLC shall be the certificate of formation and operating agreement of the Final SNR Surviving Company until thereafter amended in accordance with its terms and as provided by applicable Legal Requirements, except that the name of the Final SNR Surviving Company shall be “SNR HoldCo, LLC.”

Section 2.5 Directors and Officers of the Surviving Corporation and the Surviving Entity.

(a) Immediately after the Initial MPMO Effective Time, the board of directors and executive officers of the Initial MPMO Surviving Corporation shall be the board of directors and executive officers of MPMO Merger Corp. Immediately after the Final MPMO Effective Time, the executive officers and managers of the Final MPMO Surviving Company shall be the executive officers and managers as set forth in the operating agreement of the Final MPMO Surviving Company.

(b) Immediately after the Initial SNR Effective Time, the managers and executive officers of the Initial SNR Surviving Company shall be the board of directors and executive officers of SNR Merger Company Immediately after the Final SNR Effective Time, the executive officers and managers of the Final SNR Surviving Company shall be the executive officers and managers as set forth in the operating agreement of the Final SNR Surviving Company.

Section 2.6 Effect of the Mergers on Securities.

(a) Treatment of the MPMO HoldCo Common Stock. Subject to Section 2.7 and Section 2.8, at the Initial MPMO Effective Time, by virtue of the Initial MPMO Merger and without any further action on the part of Parent, MPMO Merger Corp., MPMO HoldCo or MPMO, each share of MPMO HoldCo Common Stock issued and outstanding prior to the Initial MPMO Effective Time will be automatically cancelled and extinguished and be converted, collectively, into the right to receive: (i) a number of shares of Parent Class A Stock equal to the MPMO Common Exchange Ratio and (ii) the contingent right to receive a number of Earnout Shares following the Closing in accordance with ARTICLE III (which consideration, collectively, shall hereinafter be referred to as the “MPMO Per Share Common Merger Consideration”). As of the Final MPMO Effective Time, each MPMO HoldCo Stockholder shall cease to have any other rights in and to MPMO HoldCo, the Initial MPMO Surviving Corporation or the Final MPMO Surviving Company, except the right to receive the MPMO Per Share Common Merger Consideration into which such shares of MPMO HoldCo Common Stock shall have been converted in the Initial MPMO Merger.

(b) Treatment of the MPMO HoldCo Preferred Stock.

(i) Subject to Section 2.7 and Section 2.8, at the Initial MPMO Effective Time, by virtue of the Initial MPMO Merger and without any further action on the part of Parent, MPMO Merger Corp., MPMO HoldCo or MPMO, each share of MPMO HoldCo Preferred Stock issued and outstanding prior to the Initial MPMO Effective Time will be automatically cancelled and extinguished and be converted, collectively, into the right to receive: (A) Parent Class A Stock equal to the MPMO Preferred Exchange Ratio and (B) the contingent right to receive the Earnout Shares following the Closing in accordance with ARTICLE III (which consideration, collectively, shall hereinafter be referred to as the “MPMO Per Share Preferred Merger Consideration”). As of the Final MPMO Effective Time, each MPMO HoldCo Stockholder shall cease to have any other rights in and to MPMO HoldCo or the Initial MPMO Surviving Corporation or the Final MPMO Surviving Company, except the right to receive the MPMO Per Share Preferred Merger Consideration into which such shares of MPMO HoldCo Preferred Stock shall have been converted in the Initial MPMO Merger.

(c) Treatment of the SNR HoldCo Common Units. Subject to Section 2.7 and Section 2.8, at the Initial SNR Effective Time, by virtue of the Initial SNR Merger and without any further action on the part of Parent, SNR Merger Company, SNR HoldCo or SNR, each SNR HoldCo Common Unit issued and outstanding prior to the Initial SNR Effective Time will be automatically cancelled and extinguished and be converted, collectively, into the right to receive: (A) Parent Class A Stock equal to the SNR Common Exchange Ratio and (B) the contingent right to receive the Earnout Shares following the Closing in accordance with ARTICLE III (which consideration shall, collectively, hereinafter be referred to as the “SNR Per Unit Common Merger Consideration” and, together with the MPMO Per Share Common Merger Consideration and the MPMO Per Share Preferred Merger Consideration, the “Merger Consideration”). As of the Final SNR Effective Time, each SNR HoldCo Unitholder shall cease to have any other rights in and to SNR HoldCo or the Initial SNR Surviving Company or the Final SNR Surviving Company, except the right to receive the SNR Per Unit Common Merger Consideration into which SNR HoldCo Common Units shall have been converted in the Initial SNR Merger.

(d) Treatment of the MPMO Merger Corp. Common Stock. At the Initial MPMO Effective Time, by virtue of the Initial MPMO Merger and without any further action on the part of Parent, MPMO Merger Corp., MPMO HoldCo or MPMO, each issued and outstanding share of common stock of MPMO Merger Corp. shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock in the Initial MPMO Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Initial MPMO Surviving Corporation.

(e) Treatment of the SNR Merger Company Units. At the Initial SNR Effective Time, by virtue of the Initial SNR Merger and without any further action on the part of Parent, SNR Merger Company, SNR HoldCo or SNR, the outstanding limited liability company interest of SNR Merger Company shall be converted into and become the limited liability company interest of the Initial SNR Surviving Company and shall constitute the only outstanding membership interests of Initial SNR Surviving Company.

(f) Treatment of the Initial MPMO Surviving Corporation. At the Final MPMO Effective Time, by virtue of the Final MPMO Merger and without any further action on the part of Parent, MPMO Merger LLC, MPMO HoldCo or MPMO, (i) each share of common stock of the Initial MPMO Surviving Corporation issued and outstanding immediately prior to the Final MPMO Effective Time shall be cancelled and shall cease to exist without any conversion thereof or payment therefor; and (ii) each membership interest of MPMO Merger LLC outstanding immediately prior to the Final MPMO Effective Time shall be converted into and become one (1) membership interest of the Final MPMO Surviving Company and shall constitute the only outstanding equity of the Final MPMO Surviving Company.

(g) Treatment of the Initial SNR Surviving Company. At the Final MPMO Effective Time, by virtue of the Final MPMO Merger and without any further action on the part of Parent, SNR Merger LLC, SNR HoldCo or SNR, (i) each membership interest of the Initial SNR Surviving Company issued and outstanding immediately prior to the Final SNR Effective Time shall be cancelled and shall cease to exist without any conversion thereof or payment therefor; and (ii) each membership interest of SNR Merger LLC outstanding immediately prior to the Final SNR Effective Time shall be converted into and become one membership interest of the Final SNR Surviving Company and shall constitute the only outstanding equity of the Final SNR Surviving Company.

(h) No Fractional Shares. No fraction of a share of Parent Class A Stock will be issued by virtue of the Mergers. In lieu thereof, Parent shall pay or cause to be paid to each Person who otherwise would receive a fractional share an amount of cash (without interest and rounded to the nearest whole cent) determined by (i) multiplying the fractional share interest in Parent Class A Stock to which such holder would otherwise be entitled (ii) by $10.00 (the “Fractional Share Cash Amount”).

(i) Adjustments to Merger Consideration. The numbers of shares of Parent Class A Stock that the HoldCos Equityholders are entitled to receive as a result of the Mergers and as otherwise contemplated by this Agreement shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Parent Class A Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Class A Stock occurring on or after the date hereof until the Closing.

(j) Merger Payment Schedule. At least five (5) Business Days prior to the Closing Date, the Companies shall deliver to Parent and the Exchange Agent a schedule (the “Merger Payment Schedule”) showing the percentage allocation of the Aggregate Closing Number of Securities to each of the HoldCos Equityholders at the Closing (the “Aggregate Pro Rata Equityholder Consideration”) as well as the corresponding number of shares of Class A Parent Stock to be issued to such HoldCos Equityholder pursuant to Section 2.7.

Section 2.7 Disbursement of Merger Consideration.

(a) Prior to the Closing, Parent shall appoint a commercial bank or trust company mutually acceptable to Parent and the Companies (the “Exchange Agent”) for the purpose of exchanging each book-entry account formerly representing uncertificated HoldCos Equity for each HoldCos Equityholder’s Aggregate Pro Rata Equityholder Consideration. Parent shall enter into an agreement reasonably acceptable to the Companies with the Exchange Agent relating to the services to be performed by the Exchange Agent (the “Exchange Agent Agreement”).

(b) Prior to or concurrently with the Closing, Parent shall deliver, or shall cause to be delivered, to the Exchange Agent the Aggregate Closing Number of Securities and shall deposit, or shall cause to be deposited, with the Exchange Agent, in immediately available cash funds, the aggregate amount of the Fractional Share Cash Amount. The Exchange Fund shall be held in trust by the Exchange Agent for the benefit of the HoldCos Equityholders and shall not be used for any purpose other than to pay each HoldCos Equityholder’s Aggregate Pro Rata Equityholder Consideration. In the event the Exchange Fund shall be insufficient to make the payments contemplated by this Agreement, Parent shall promptly deposit, or cause to be deposited, additional funds or Parent Class A Stock, as applicable, with the Exchange Agent in an amount sufficient to make such payments.

(c) As promptly as practicable after the Closing (but in any event within two (2) Business Days thereafter), Parent shall cause the Exchange Agent to mail or otherwise provide each holder of record of HoldCo Equity, notice advising such holders of the effectiveness of the Mergers, which notice shall include (1) appropriate transmittal materials (including a customary letter of transmittal) specifying that delivery shall be effected, and risk of loss and title to the Book-Entry Equity shall pass only upon the surrender of such Book-Entry Equity to the Exchange Agent (which shall be deemed to have been effected upon the delivery of a customary “agent’s message” with respect to such Book-Entry Equity or such other reasonable evidence, if any, of such surrender as the Exchange Agent may reasonably request pursuant to the terms and conditions of the Exchange Agent Agreement), as applicable, such materials to be in such form and have such other provisions as Parent and the HoldCos may reasonably agree and (2) instructions for effecting the surrender of such Book-Entry Equity to the Exchange Agent in exchange for the portion of the Aggregate Pro Rata Equityholder Consideration that such holder is entitled to receive as a result of the Mergers pursuant to Section 2.6.

(d) Upon surrender to the Exchange Agent of HoldCos Equity by book-receipt of an “agent’s message” by the Exchange Agent in connection with the surrender of Book-Entry Equity (or such other reasonable evidence, if any, of surrender with respect to such Book-Entry Equity, as the Exchange Agent may reasonably request), pursuant to such materials and instructions as contemplated by Section 2.7(c), the holder of such Book-Entry Equity shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay and deliver, out of the Exchange Fund, as promptly as practicable to such holders (after giving effect to any required Tax withholdings as provided in Section 2.8), a number of shares of Parent Class A Stock equal to such HoldCos Equityholder’s Aggregate Pro Rata Equityholder Consideration.

(e) Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the HoldCos Equityholders two hundred-ten (210) days after the Closing shall be delivered to Parent. Any HoldCos Equityholder who has not theretofore complied with this ARTICLE II shall thereafter look only to Parent for payment of such HoldCos Equityholder’s Aggregate Pro Rata Equityholder Consideration (after giving effect to any required Tax withholdings as provided in Section 2.8) upon due surrender of its Book-Entry Equity, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Exchange Agent or any other Person shall be liable to any former HoldCos Equityholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar applicable Legal Requirements.

(f) From and after the Closing, there shall be no transfers on the stock transfer books of the HoldCos of the shares of HoldCos Equity that were outstanding immediately prior to the Closing. If, after the Closing, any acceptable evidence of a Book-Entry Equity formerly representing any HoldCos Equity is presented to Parent or the Exchange Agent for transfer, it shall be cancelled and exchanged for the portion of the Merger Consideration attributable to such HoldCos Equity.

Section 2.8 Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, the Merger Subs, the Companies, the Exchange Agent and their Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under U.S. federal income Tax law (or applicable state and local income Tax law) (such amount, the “Withholding Amount”). In the event that a recipient that is subject to withholding does not provide Parent or the Exchange Agent with an amount of cash equal to the Withholding Amount due in respect of such recipient, Parent either (i)(A) shall, or shall cause, the Exchange Agent to reduce the amount of Parent Class A Stock such recipient is otherwise entitled to receive pursuant to this Agreement by an amount of Parent Class A Stock reasonably determined by Parent or the Exchange Agent to equal (or slightly exceed) the Withholding Amount and sell, or cause to be sold, such Parent Class A Stock into the open market, (B) shall, or shall cause the Exchange Agent to, use the proceeds of any such sale (together with any amounts remitted by such recipient) to pay any applicable withholding and (C) in the event that the proceeds from any such sale of Parent Class A Stock exceed the applicable Withholding Amount, shall, or shall cause the Exchange Agent to distribute such excess to the applicable recipient or (ii) shall use Parent cash to pay, or cause to be paid, any Withholding Amount and reduce the amount of Parent Class A Stock such recipient is otherwise entitled to receive pursuant to this Agreement by an amount of Parent Class A Stock having a VWAP, calculated as of the Closing Date, equal to the Withholding Amount. The Withholding Amount shall be timely remitted to the applicable Governmental Entity and, to the extent so paid over, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Withholding Amount was deducted or withheld.

Section 2.9 Payment of Transaction Expenses.

(a) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Companies shall provide to Parent a written report setting forth a list of the following fees and expenses incurred by or on behalf of the Companies in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Companies incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts and financial advisors employed by the Companies in connection with the Transactions (collectively, the “Companies Transaction Expenses”). On the Closing Date following the Closing, Parent shall pay or cause to be paid by wire transfer of immediately available funds all such Companies Transaction Expenses.

(b) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, Parent shall provide to the Companies a written report setting forth a list of all fees and disbursements of Parent, the Merger Subs or the Sponsor for outside counsel and fees and expenses of Parent, the Merger Subs or the Sponsor or for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of Parent, the Merger Subs or the Sponsor in connection with the Transactions (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Parent Transaction Expenses”). On the Closing Date following the Closing, Parent shall pay or cause to be paid by wire transfer of immediately available funds all such Parent Transaction Expenses.

Section 2.10 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Parent following the Mergers with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the HoldCos and each of the Companies, the officers and directors or members, as applicable, (or their designees) of each Company are fully authorized in the name of their respective entities or otherwise to take, and will take, all such lawful and necessary action, so long as such action is reasonable and not inconsistent with this Agreement.

ARTICLE III.

EARNOUT

Section 3.1 Issuance of Earnout Shares.

(a) If, at any time during

the ten (10) years following the Closing, the VWAP of Parent Class A Stock is greater than or equal to $18.00 for any twenty (20) Trading Days within any thirty- (30-) Trading Day period (such time when the foregoing is first satisfied, the “First Earnout Achievement Date”), Parent shall promptly issue to each HoldCos Equityholder as of immediately prior to the Initial Effective Times, a number of shares of Parent Class A Stock equal to (A) the percentage listed in respect of such HoldCos Equityholder on the Merger Payment Schedule multiplied by (B) 6,430,000.

(b) If, at any time during the ten (10) years following the Closing, the VWAP of Parent Class A Stock is greater than or equal to $20.00 for any twenty (20) Trading Days within any thirty- (30-) Trading Day period (such time when the foregoing is first satisfied, the “Second Earnout Achievement Date”), Parent shall promptly issue to each HoldCos Equityholder as of immediately prior to the Initial Effective Times, a number of shares of Parent Class A Stock equal to (A) the percentage listed in respect of such HoldCos Equityholder on the Merger Payment Schedule multiplied by (B) 6,430,000.

(c) The Parent Class A Stock price targets set forth in Section 3.1(a) and Section 3.1(b) and the number of shares to be issued pursuant to Section 3.1(a) and Section 3.1(b) shall be equitably adjusted for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event affecting the Parent Class A Stock after the date of this Agreement.

(d) In the event that there is an agreement with respect to a Parent Sale entered into after the Closing and prior to the date that is ten (10) years following the Closing Date, the First Earnout Achievement Date and Second Earnout Achievement Date shall be deemed to occur on the day prior to the closing of such Parent Sale (to the extent such Parent Stock has not previously been issued) and Parent shall issue the Parent Stock issuable pursuant to Section 3.1(a) and Section 3.1(b) on the date prior to the closing of such Parent Sale (in each case, to the extent such Parent Stock has not previously been issued).

Section 3.2 Tax Treatment of Earnout Shares. Except with respect to any amounts treated as imputed interest under Section 483 of the Code, any issuance of Earnout Shares shall be treated as an adjustment to the Merger Consideration by the Parties for Tax purposes, unless otherwise required by a change in applicable Tax law.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANIES

Except as set forth in the corresponding numbered section of each of the Company Disclosure Letters dated as of the date of this Agreement and delivered by each Company to Parent and the Merger Subs on or prior to the date of this Agreement, (x) MPMO hereby represents and warrants to Parent and the Merger Subs solely in respect of MPMO and its Subsidiaries as follows and (y) SNR hereby represents and warrants to Parent and the Merger Subs solely in respect of SNR and its Subsidiaries as follows:

Section 4.1 Organization and Qualification. Such Company is a limited liability company duly formed, validly existing and in good standing under the Legal Requirements of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to such Company and its Subsidiaries, taken as a whole. Such Company is duly qualified to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to so qualify or be in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Such Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to such Company and its Subsidiaries, taken as a whole. Complete and correct copies of the certificate of formation and operating agreements (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of such Company, as amended and currently in effect, have been made available to Parent.

Section 4.2 Subsidiaries of the Companies.

(a) As of the date hereof, such Company does not have any direct or indirect Subsidiaries and at the Closing the only direct or indirect Subsidiaries of the Companies will be the Pre-Closing Reorganization Entities. Each of such Company’s Pre-Closing Reorganization Entities will be duly formed or organized and validly existing under the laws of its respective jurisdiction of incorporation or organization and will have the power and authority to own or lease its properties and to conduct its business as now being conducted, except where the failure to be so formed, organized or existing, or to have such power and authority, would not reasonably be expected to have a Company Material Adverse Effect. Prior to the Closing, such Company shall provide to Parent or its representatives true and complete copies of the organizational documents of that Company’s Pre-Closing Reorganization Entities.

(b) Following their respective incorporation or formation, the Pre-Closing Reorganization Entities have not conducted any business activities other than activities: (i) in connection with its organization; or (ii) directed toward the accomplishment of the consummation of the Transactions. As of the Closing, the Pre-Closing Reorganization Entities will not have any direct liabilities or obligations to any third parties.

Section 4.3 Capitalization.

(a) Section 4.3(a) of the Company Disclosure Letters sets forth, as of the date of this Agreement, the number of authorized equity interests of each class of equity interests of such Company, the number of issued and outstanding equity interests of each class of equity interests of such Company, the record owners thereof and number of equity interests of each class owned by each such record owner.

(b) The MPMO Units are duly authorized, validly issued, fully paid and nonassessable, were not and will not be issued in violation of any preemptive or similar right, purchase option, call or right of first refusal, right of first offer or similar rights, and are free and clear of all Liens other than (i) as may be set forth in the Charter Documents of MPMO and (ii) for any restrictions on sales of securities under applicable securities laws.

(c) The SNR Common Units are duly authorized, validly issued, fully paid and nonassessable, were not and will not be issued in violation of any preemptive or similar right, purchase option, call or right of first refusal, right of first offer or similar rights, and are free and clear of all Liens other than (i) as may be set forth in the Charter Documents of SNR and (ii) for any restrictions on sales of securities under applicable securities laws.

(d) Except as set forth in Section 4.3(d) of the Company Disclosure Letters, such Company has not granted any outstanding options, warrants, profits interests, rights, incentive equity or equity-based interests or other securities convertible into or exchangeable or exercisable for shares of equity interests of such Company, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of equity securities of such Company, and there are no agreements of any kind which may obligate such Company to issue, purchase, register for sale, redeem or otherwise acquire any of their equity interests. Except for this Agreement and as set forth in Section 4.3(d) of the Company Disclosure Letters, there is no voting trust, proxy or other agreement or understanding with respect to the voting of the equity interests.

(e) The outstanding shares of capital stock (or other equity interests) of each of the Pre-Closing Reorganization Entities will be, at the time of their formation or organization, as applicable, duly authorized and validly issued and (if applicable) are fully paid and nonassessable (where such concepts are applicable) and have not been issued in violation of any preemptive or similar rights. Such Company or one or more of its wholly owned Subsidiaries will own of record and beneficially all the issued and outstanding shares of capital stock (or other equity interests) of such Company’s Pre-Closing Reorganization Entities free and clear of any Liens other than (i) as may be set forth in the Charter Documents of such Company’s Pre-Closing Reorganization Entities and (ii) for any restrictions on sales of securities under applicable securities laws. At no time will there are be any outstanding options, warrants, rights or other securities convertible into or exercisable or exchangeable for any shares of capital stock (or other equity interests) of such Company’s Pre-Closing Reorganization Entities, any other commitments or agreements providing for the issuance of additional shares (or other equity interests), the sale of treasury shares, or for the repurchase or redemption of such Company’s Pre-Closing Reorganization Entities shares of capital stock (or other equity interests), or any agreements of any kind which may obligate such Company’s Pre-Closing Reorganization Entities to issue, purchase, register for sale, redeem or otherwise acquire any of its shares of capital stock (or other equity interests). Except as otherwise set forth on Section 4.3(e) of the Company Disclosure Letters, such Company does not own any equity interest in any other Person and will not own any other equity interest in any other Person except for the Pre-Closing Reorganization Entities, as applicable.

Section 4.4 Due Authorization. Such Company has all requisite limited liability company power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that such Company has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out such Company’s obligations hereunder and thereunder and to consummate the Transactions, in each case, subject to receipt of the Unitholder Approvals. The execution and delivery by such Company of this Agreement and the other Transaction Agreements to which it is a party and the consummation by such Company of the Transactions have been duly and validly authorized by all requisite action on the Party of such Company (including the approval of the board of managers of such Company and, following receipt of the Unitholder Approvals, the equity holders of such Company as required by the DLLCA), no other proceedings on the part of such Company are necessary to authorize this Agreement or to consummate the Transactions. This Agreement and the other Transaction Agreements to which it is a party have been duly and validly executed and delivered by such Company and, assuming the due authorization, execution and delivery thereof by the other Parties, constitute the legal and binding obligations of such Company, enforceable against such Company in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

Section 4.5 No Conflict; Governmental Consents and Filings.

(a) The execution and delivery by such Company of this Agreement and the other Transaction Agreements to which it is a party do not, and the performance by such Company of this Agreement and the other Transaction Agreements to which it is a party shall not: (i) conflict with or violate the Charter Documents; (ii) assuming that the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 4.5(b) are duly and timely obtained or made, conflict with or violate any applicable Legal Requirements or Order; or (iii) result in any breach of or constitute a default (with or without notice or lapse of time, or both) under, or materially impair such Company’s or any of its Subsidiaries’ rights or, in a manner adverse to such Company or its Subsidiaries, alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration or cancellation under, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of such Company or its Subsidiaries pursuant to, any Material Contracts, except, with respect to clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by such Company or its Subsidiaries, or the other Transaction Agreements to which such Company is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including lenders and lessors), except for: (i) the filing of the Certificates of Merger in accordance with the DGCL and the DCLLA, as applicable; (ii) applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which such Company is licensed or qualified to do business; (iii) the filing of any notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration of the required waiting period thereunder; (iv) the consents, approvals, authorizations and permits described on Section 4.5(b) of the Company Disclosure Letters; and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to be material to such Company and its Subsidiaries, taken as a whole or, after the Closing, Parent.

Section 4.6 Legal Compliance. Such Company and its Subsidiaries have complied with and is not in violation of any applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not been and are not reasonably likely to be material to such Company and its Subsidiaries, taken as a whole. The businesses and activities of each of such Company and its Subsidiaries have not been and are not being conducted in violation of any Applicable Legal Requirements, except as would not, individually or in the aggregate, be material to such Company and its Subsidiaries, taken as a whole. No written, or to the Knowledge of such Company, oral notice of non-compliance by such Company or its Subsidiaries with any applicable Legal Requirements has been received by any such Company and its Subsidiaries (and such Company has no Knowledge of any such notice delivered to any other Person).

Section 4.7 Financial Statements.

(a) Attached as Section 4.7(a) of the Company Disclosure Letters are the audited consolidated balance sheets and consolidated statements of operations and comprehensive loss, changes in equity and cash flows of such Company and its Subsidiaries, as of and for the years ended December 31, 2019, 2018 and 2017, together with the auditor’s reports thereon (the “Financial Statements”). The Financial Statements comply as to form in all material respects, and were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, and fairly present in all material respects the financial position of such Company and its Subsidiaries at the date thereof and the results of their operations, changes in equity and cash flows for the period indicated and were derived from and accurately reflect in all material respects, the books and records of such Company and its Subsidiaries.

(b) Such Company has established and maintained a system of internal controls. To the Knowledge of such Company, such internal controls are sufficient to provide reasonable assurance regarding the reliability of such Company’s financial reporting and the preparation of such Company’s financial statements for external purposes in accordance with GAAP. No such Company (including any employee thereof) or such Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by such Company, (ii) any fraud, whether or not material, that involves such Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by such Company or (iii) any claim or allegation regarding any of the foregoing.

(c) There are no outstanding loans or other extensions of credit made by such Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of such Company.

(d) The Companies on a combined and consolidated basis, qualify as a “smaller reporting company” within the meaning of the rules and regulations promulgated under the Securities Act and the Exchange Act.

Section 4.8 No Undisclosed Liabilities. Such Company and its Subsidiaries have no material liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet in accordance with GAAP, except: (a) liabilities provided for in or otherwise disclosed or reflected in the most recent balance sheet included in the Financial Statements or in the notes thereto; (b) liabilities arising in such Company’s Ordinary Course of Business since December 31, 2019; (c) liabilities arising in connection with this Agreement or the Transactions; or (d) liabilities set forth on Section 4.8 of the Company Disclosure Letters.

Section 4.9 Absence of Certain Changes or Events. Except as contemplated by this Agreement or as disclosed on Section 4.9 of the Company Disclosure Letters, since December 31, 2019, such Company and its Subsidiaries have in all material respects conducted its business in the Ordinary Course of Business and there has not been: (a) any Company Material Adverse Effect; (b) except for any SNR Permitted Pre-Closing Transactions, any declaration, setting aside or payment of any dividend on, or other distribution in respect of, any of the membership interests, or any purchase, redemption or other acquisition by the Companies of any of the Companies’ membership interests or any other securities of the Companies or any options, warrants, calls or rights to acquire any such membership interests or other securities; (c) any split, combination or reclassification of any of such Company’s membership interests; (d) any material change by such Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP (or any interpretation thereof) or Applicable Legal Requirements; (e) any change in the auditors of such Company; (f) any issuance of MPMO Units or SNR Common Units or other equity securities of such Company; (g) any revaluation by such Company of any of its assets, including any sale of assets of such Company other than in the Ordinary Course of Business; or (h) any action taken or agreed upon by any such Company or its Subsidiaries that would be prohibited by Section 6.1 if such action were taken on or after the date hereof without the consent of Parent.

Section 4.10 Litigation. Except as disclosed on Section 4.10 of the Company Disclosure Letters or as would not be material to such Company or its Subsidiaries, there is (a) no pending or, to the Knowledge of such Company, threatened, Legal Proceeding against such Company or its Subsidiaries or any of its properties or assets, or any of the directors or officers of any such Company or its Subsidiaries with regard to their actions as such; (b) to the Knowledge of such Company, no pending or threatened, audit, examination or investigation by any Governmental Entity against such Company or any of its properties or assets, or any of the directors or officers of such Company or its Subsidiaries with regard to their actions as such; (c) no pending or threatened Legal Proceeding by such Company or its Subsidiaries against any third party; (d) no settlement or similar agreement that imposes any ongoing obligation or restriction on such Company or its Subsidiaries; and (e) no Order imposed or, to the Knowledge of such Company, threatened to be imposed upon such Company or its Subsidiaries or any of its respective properties or assets, or any of the directors or officers of any such Company or its Subsidiaries with regard to their actions as such. No such Company or its Subsidiaries have received any notice of any audit, examination or investigation by any Governmental Entity against such Company or its Subsidiaries or any of its properties or assets.

Section 4.11 Company Benefit Plans.

(a) Section 4.11(a) of the Company Disclosure Letters sets forth a complete list of each material Company Benefit Plan.

(b) With respect to each material Company Benefit Plan, such Company and its Subsidiaries have delivered or made available to Parent or its representatives copies of, to the extent applicable, (i) such Company Benefit Plan and any trust agreement relating to such plan, (ii) the most recent summary plan description for such Company Benefit Plan, (iii) the most recent annual report on Form 5500 and all attachments thereto filed with the Internal Revenue Service with respect to such Company Benefit Plan and (iv) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to such Company Benefit Plan.

(c) Except as would not reasonably be expected to have a Company Material Adverse Effect: (i) each Company Benefit Plan has been administered in accordance with its terms and all applicable Legal Requirements, including ERISA and the Code; (ii) all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made; and (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to its qualification or has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer and, to the Knowledge of such Company, nothing has occurred with respect to the operation of such Company Benefit Plans that would reasonably be expected to cause the denial or loss of such qualification.

(d) Neither such Company, its Subsidiaries nor any of their respective ERISA Affiliates sponsor, maintain or contribute to, or since the Lookback Cutoff Date have sponsored, maintained, or been obligated to contribute to or had any liability in respect of (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code) or (iii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(e) No Company Benefit Plan provides for post termination or retiree life insurance, health or other employee welfare benefits for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state Law and at the sole expense of such participant or the participant’s beneficiary.

(f) Except as would not reasonably be expected to have a Company Material Adverse Effect, with respect to the Company Benefit Plans, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of such Company, threatened, (ii) to the Knowledge of such Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims and (iii) no event has occurred, and to the Knowledge of the Company, no condition exists that would, by reason of such Company’s affiliation with any of their ERISA Affiliates, subject such Company to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other Laws.

(g) Except as set forth on Section 4.11(g) of the Company Disclosure Letters, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall, either alone or in connection with any other event(s), (i) result in any payment or benefit becoming due to any current or former employee, contractor or director of such Company or its Subsidiaries or under any Company Benefit Plan, (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, contractor or director of such Company or its Subsidiaries or under any Company Benefit Plan, or (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, contractor or director of such Company or its Subsidiaries or under any Company Benefit Plan.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall, either alone or in connection with any other event(s) give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code or any excise tax owing under Section 4999 of the Code.

(i) There is no material action currently contemplated by such Company or its Subsidiaries, and no material action has been taken by such Company or its Subsidiaries, in respect of such Company’s and its Subsidiaries’ service providers or such individuals’ compensation or benefits, in each case, in response to the COVID-19 pandemic.

(j) SNR does not sponsor, maintain, contribute to or have any liability in respect of any Company Benefit Plans.

Section 4.12 Labor Relations; Employment Contracts.

(a) Section 4.12(a) of the Company Disclosure Letters sets forth a true, correct, and complete list of all (i) employees of MPMO and its Subsidiaries, and (ii) independent contractors and consultants of such Company and its Subsidiaries (other than those employed or retained by third-party corporate entities) , showing date of hire, hourly rate or salary or other basis of compensation, including annual bonus payments, full-time or part-time status, exempt or non-exempt status, paid-time-off accrued as of a recent date, and job function.

(b) None of such Company or its Subsidiaries is a party to any collective bargaining agreement or other labor Contract applicable to persons employed by such Company or its Subsidiaries. No union, labor organization, or group of employees of such Company or its Subsidiaries have made a pending written demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of such Company, threatened in writing to be brought or filed, with the National Labor Relations Board or other labor relations tribunal, nor, to the Knowledge of such Company, has any such representation proceeding, petition, or demand been brought, filed, made, or threatened within the last three years. There is no organizing activity involving any such Company or its Subsidiaries that is pending or, to the Knowledge of such Company, threatened by any labor organization or group of employees.

(c) There are no pending: (i) strikes, work stoppages, slowdowns, lockouts or arbitrations (nor have there been any strikes, work stoppages, slowdowns, lockouts or arbitrations within the three years prior to the Closing); or (ii) or, to the Knowledge of such Company, threatened material grievances or other material labor disputes against or involving such Company or its Subsidiaries involving any employee of such Company or its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of such Company, threatened by or on behalf of any employee, former employee, or labor organization.

(d) Such Company and its Subsidiaries are in compliance in all material respects and, to the Knowledge of such Company, each of their executive officers are in compliance in all material respects, with the terms of any employment agreements between such Company or its Subsidiaries and such individuals.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no complaints, charges or claims against such Company or its Subsidiaries pending or, to the Knowledge of such Company, threatened that could be brought or filed, with any Governmental Entity based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by such Company or its Subsidiaries, of any individual.

(f) No judgment, consent decree, or arbitration award imposes continuing remedial obligations or otherwise limits or affects such Company’s or its Subsidiaries’ ability to manage their employees, service providers, or job applicants.

(g) Except as set forth on Section 4.12(g) of the Company Disclosure Letters, such Company and its Subsidiaries are, and for the past three (3) years, have been, in material compliance with all Laws relating labor and employment, including laws relating to wages (including minimum wage and overtime), hours or work, child labor, discrimination, withholdings and deductions, classification and payment of employees, independent contractors, and consultants, employment equity, Worker Adjustment and Retraining Notification (“WARN”) Act and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, occupational health and safety, workers’ compensation, and immigration. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to such Company or its Subsidiaries within the six (6) months prior to the Closing.

(h) Neither such Company nor any of its Subsidiaries are liable for any material arrears of wages or penalties with respect thereto, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Section 4.12(h) of the Company Disclosure Letters and as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no pending, or to the Knowledge of such Company, threatened in writing Legal Proceedings against such Company or its Subsidiaries by any employee in connection with such employee’s employment or termination of employment by such Company or its Subsidiaries.

(i) Except as would not reasonably be expected to result in such Company incurring a material liability, no employee or former employee of such Company or its Subsidiaries are owed any wages, benefits or other compensation for past services (other than wages, benefits and compensation accrued during the current pay period and any accrued pay or benefits for services, which by their terms or under applicable Legal Requirements, are payable in the future, such as but not limited to accrued vacation, recreation leave and severance pay).

(j) Except as set forth on Section 4.12(j) of the Company Disclosure Letters, no such Company or its subsidiaries have incurred, or have Knowledge of circumstances under which such Company or its Subsidiaries would reasonably be expected to incur, any liability from (i) the failure to pay wages, including overtime wages, (ii) the misclassification of employees as independent contractors, or (iii) the misclassification of employees as exempt from the requirements of the Fair Labor Standards Act or similar state Laws.

(k) Such Company and its Subsidiaries have investigated (to the extent reasonable) any employment discrimination and sexual harassment allegations reported to such Company. Such Company and its Subsidiaries have taken reasonable corrective action with respect to each such allegation with potential merit. Such Company has policies and procedures in place to address issues relating to employment discrimination and sexual harassment allegations.

(l) SNR hereby represents that it does not engage any employees, consultants, directors or other individual service providers.

(m) MPMO hereby represents that the current employees of MPMO are authorized and have appropriate documentation to work in the United States.

Section 4.13 Restrictions on Business Activities. There is no agreement, commitment, or Order binding upon any such Company or its Subsidiaries or its assets or to which any such Company or its Subsidiaries is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of such Company or its Subsidiaries, any acquisition of property by any such Company or its Subsidiaries or the conduct of business by such Company or its Subsidiaries as currently conducted other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to such Company and its Subsidiaries, taken as a whole.

Section 4.14 Title to Property.

(a) Section 4.14(a) of each of the Company Disclosure Letters contains a true, correct, and complete list of all parcels of real property and real property interests (including, patented mining claims) owned in fee and unpatented mining claims and unpatented mill site claims held by such Company or its Subsidiaries (the “Owned Property”). Such Company has no options, contracts, or other agreements under which such Company or its Subsidiaries have a right to purchase, lease or otherwise acquire, or the obligation to sell, lease, or otherwise divest, any real property or interests in real property. Such Company or its Subsidiaries have fee title or valid unpatented mining claims and unpatented mill site claims to all Owned Property, free and clear of all Liens, except for Permitted Liens.

(b) Section 4.14(b) of each of the Company Disclosure Letters contains a true, correct, and complete list of all leases, subleases, surface use agreements of which such Company has Knowledge, easements of which such Company has Knowledge, licenses, and similar occupancy agreements for use or occupancy of real property or real property interests held by such Company or its Subsidiaries (the “Real Property Leases”) and descriptions of the real property subject to the Real Property Leases (“Leased Real Property”). Such Company has made available to Parent true, correct and complete copies of the Real Property Leases and all extensions, amendments, modifications and supplements, thereof and subordination and nondisturbance agreements, if any, related thereto. Each such Company or its Subsidiaries, as applicable, have valid leasehold title to all of the Real Property Leases, free and clear of all Liens, except for Permitted Liens. Each of the Real Property Leases are in full force and effect and is a legal, valid and binding obligation of such Company or its Subsidiaries, and to the Knowledge of such Company, any counterparty, enforceable against them in accordance with its terms. There is not, under any of the Real Property Leases, any existing default or event of default of such Company or its Subsidiaries or, to the Knowledge of such Company, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the existence of such default or event of default would not reasonably be expected to be material to such Company or its Subsidiaries taken as a whole or to mining operations.

(c) Such Company has undivided fee title and/or a valid and enforceable leasehold interest and/or unpatented mining claims and unpatented mill site claims, in the Mine, Minerals, and surface of the land, together with all easements, rights of way, licenses, privileges, rights and appurtenances thereto, as are necessary for the operation of the Mine in the Ordinary Course of Business, including, mining, removal, processing, decommissioning, reclamation, and transporting of Minerals, subject only to Permitted Liens. Such Company has made available to Parent true, correct and complete copies of all documents evidencing title to the Owned Property and to mining claims or rights (notwithstanding that the same may be pursuant to Real Property Leases) including, all muniments of title, deeds, claims, notice of claims, notices of location, title searches, title reports, title insurance policies, chains of title, abstracts of title, existing title opinions, and surveys. The Owned Property and Leased Real Property constitute all of the real property used and operated by such Company or its Subsidiaries in connection with Ordinary Course of Business mining and mining related activities. No other Person has a right to use or occupy any of the Owned Property or Leased Real Property in a manner that would materially interfere with or impair the conduct of the Ordinary Course of Business of such Company or its Subsidiaries or the operation of the Mine, except for any such rights which constitute a Permitted Lien and except as permitted by applicable Law. All Mine operations of such Company or its Subsidiaries, current and as proposed in any mining plans, are conducted within the perimeter boundaries of the Mine and no operations encroach on the lands of any third party.

(d) Such Company has not received any notice and has no Knowledge of any pending condemnation, action in eminent domain, taking, revocation (or intent to revoke), contest action, or notice of failure to pay Bureau of Land Management maintenance fees, by any Governmental Entities with respect to any of the Owned Property or Leased Real Property (including, for the avoidance of doubt, mining claims) that is material to such Company or its Subsidiaries taken as a whole or to the operation of the Mine or business in the Ordinary Course of Business. All mining and mill site claim maintenance fees together with the applicable forms have been timely paid to the California state office of the Bureau of Land Management sufficient to perpetuate any unpatented mining claims. All property tax payments in connection with the patented and unpatented mining claims have been paid to San Bernardino County.

(e) Such Company has provided to Parent true, correct, and complete copies of all reserve and resource estimates, reserve and resource reports and engineering studies in its possession and control. Such Company represents that the reserve estimates provided to Parent were prepared in compliance with industry standards and practices in the preparation of mineral reserve reports, and such estimates represent such Company’s good faith estimate of the Mineral reserves held by such Company or its Subsidiaries, as applicable, as of the date thereof.

(f) All Owned Property and all Real Property Leases held by such Company or its Subsidiaries, if any, and all material personal and other property and assets of such Company or its Subsidiaries owned, used or held for use in connection with the business of such Company (the “Personal Property”) are shown or reflected on the balance sheet included in the most recent Financial Statements, other than those entered into or acquired on or after the date of the most recent Financial Statements in the Ordinary Course of Business.

(g) All leases pursuant to which such Company or its Subsidiaries lease from others Personal Property, if any, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default of such Company or its Subsidiaries or, to the Knowledge of such Company, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the existence of such default or event of default would not reasonably be expected to be material to such Company or its Subsidiaries taken as a whole.

Section 4.15 Taxes.

(a) All income and other material Tax Returns required to be filed by such Company or its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, correct and complete in all material respects.

(b) Such Company or its Subsidiaries have timely paid all of their income and other material Taxes which are due and payable (whether or not shown as due on any Tax Return).

(c) All material Taxes required by Tax law to be withheld by such Company or its Subsidiaries have been withheld and paid over to the appropriate Governmental Entity.

(d) Section 4.15(d) of the Company Disclosure Letters sets forth the amount of any Taxes that otherwise would have been required to be remitted or paid in connection with amounts paid by each of such Company or its Subsidiaries to any employee or individual service provider paid but have been deferred as permitted under the CARES Act.

(e) No deficiency for any material Taxes has been asserted or assessed by any Governmental Entity against such Company or its Subsidiaries, which deficiency has not been resolved. No audit or other proceeding by any Governmental Entity is currently pending or threatened in writing against such Company or its Subsidiaries with respect to any Taxes due from such entities.

(f) There are no Tax indemnification agreements or Tax sharing agreements under which such Company or its Subsidiaries would reasonably be expected to be liable after the Closing Date for the Tax liability of any Person other than one or more of such Company or its Subsidiaries, except for customary agreements or arrangements with customers, vendors, lessors, lenders and the like or other agreements that do not relate primarily to Taxes.

(g) None of such Company or its Subsidiaries have constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the past two years.

(h) None of such Company or its Subsidiaries have entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) that have not been disclosed in the relevant Tax Return of such Company or its Subsidiaries.

(i) Neither such Company nor any of its Subsidiaries: (i) has any liability for the Taxes of another Person (other than any such Company or its Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law) or as a transferee or a successor or (ii) have been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was and is such Company (or another of its Subsidiary).

(j) Neither such Company nor any of its Subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any Governmental Entity (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business), which extension is still in effect.

(k) Except as set forth in Section 4.15(k) of the Company Disclosure Letters, neither such Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Tax law); (iii) other than in the Ordinary Course of Business a prepaid amount received or deferred revenue recognized on or prior to the Closing Date; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local Tax law); or (v) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax law.

(l) No claim has been made in writing by any Governmental Entity in a jurisdiction in which such Company or its Subsidiaries do not file Tax Returns that is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(m) There are no Liens (other than Permitted Liens) with respect to Taxes on any of the assets of such Company or its Subsidiaries.

(n) Neither such Company or any of its Subsidiaries has taken or agreed to take any action or has any reason to believe that any conditions exist that would reasonably be expected to prevent or impede each of (i) the MPMO Mergers and the (ii) the SNR Mergers from qualifying as a “reorganization” within the meaning of Section 368 of the Code.

(o) For purposes of this Section 4.15, any reference to such Company or its Subsidiaries shall be deemed to include any Person that merged with or was liquidated or converted into such Company or its Subsidiaries.

Notwithstanding anything in this Agreement to the contrary, the representations and warranties set forth in Section 4.11(b), Section 4.11(c) and this Section 4.15 shall be the only representations or warranties of such Company or its Subsidiaries in this Agreement with respect to Tax matters.

Section 4.16 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to such Company or its Subsidiaries, taken as a whole:

(i) Such Company or its Subsidiaries are, and have been for the past three (3) years, in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all Environmental Permits required under applicable Environmental Laws and no action or proceeding is pending or, to the Knowledge of such Company, threatened to revoke, modify or terminate any such Environmental Permit and, to the Knowledge of such Company, no facts, circumstances or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits in the Ordinary Course of Business;

(ii) Neither such Company nor any of its Subsidiaries is a party to any unresolved, pending or, to the Knowledge of such Company, threatened Legal Proceedings arising under or related to Environmental Laws;

(iii) No conditions currently exist with respect to the Mine, the Owned Property or Leased Real Property, or any property currently or, to the Knowledge of such Company, formerly owned, leased or operated by such Company or its Subsidiaries, or, to the Knowledge of such Company, any property to which such Company or its Subsidiaries arranged for the disposal or treatment of Hazardous Material, that would reasonably be expected to result in such Company or its Subsidiaries incurring unbudgeted liabilities or obligations under Environmental Laws;

(iv) Neither such Company nor any of its Subsidiaries has assumed or provided an indemnity with respect to any liability of any other Person relating to Environmental Laws; and

(v) No material capital expenditures (other than Stage 2 CapEx) are currently proposed or required to be incurred by such Company or its Subsidiaries for the purpose of complying with Environmental Laws or Environmental Permits, except in the Ordinary Course of Business or as reflected in the most recent Financial Statements.

(vi) Such Company and its Subsidiaries has evaluated its restoration, rehabilitation, mine closure, reclamation, remediation, and other post-operational obligations under Environmental Laws and applicable Environmental Permits, has complied during the past three (3) years with all requirements under Environmental Laws and applicable Environmental Permits respecting those obligations, and has sufficient financial assurance in place to satisfy those and any reasonably anticipated obligations. A true, correct, and complete list of all financial assurance mechanisms (including their amounts) posted or provided by such Company, and currently in effect, to comply with Environmental Laws and Environmental Permits is set forth in Section 4.16(a)(vi) of the Company Disclosure Letters. Neither such Company nor any of its Subsidiaries has received any unresolved or pending written notice from Governmental Entities indicating that such financial assurance is or may be insufficient to satisfy the requirements of Environmental Laws, applicable Environmental Permits, or any applicable closure or reclamation plans.

(b) No consent, approval or authorization of or registration or filing with any Governmental Entity is required with respect to Environmental Laws or Environmental Permits in connection with the execution and delivery of this Agreement or the consummation of the Transactions, the failure of which to obtain could adversely and materially affect Mine operations following the Closing Date.

(c) Such Company and its Subsidiaries has made available to Parent copies of all material environmental assessments, studies, audits, analyses or reports, relating to the Owned Property or Leased Real Property or any property currently or formerly owned, leased or operated by such Company or its Subsidiaries and copies of all material, non-privileged documents relating to any material and outstanding liabilities of such Company or its Subsidiaries under Environmental Law to the extent such are in the possession or custody of such Company or its Subsidiaries.

(d) The representations and warranties in this Section 4.16, Section 4.8 (Undisclosed Liabilities) and Section 4.27 (Radioactive Materials License; Export Licenses) are the sole and exclusive representations and warranties of MPMO and SNR with regard to Environmental Laws, Environmental Permits, the environmental condition of any property, or other environmental matters of any nature whatsoever.

Section 4.17 Brokers; Third Party Expenses. Except as set forth on Section 4.17 of the Company Disclosure Letters, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which Parent or any such Company or its Subsidiaries would be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by such Company or its Subsidiaries or any of their respective Affiliates.

Section 4.18 Intellectual Property.

(a) Section 4.18(a) of the Company Disclosure Letters lists, as of the date of this Agreement, each item of Company Registered Intellectual Property, specifying for each item: (i) the record owner, (ii) the jurisdiction in which such item has been issued, registered or filed, (iii) the issuance, registration or application date, and (iv) the issuance, registration or application number. All Company Registered Intellectual Property is subsisting and, to the Knowledge of such Company, all issuances and registrations included in the Company Registered Intellectual Property are valid and enforceable in accordance with applicable Law.

(b) Such Company or its Subsidiaries (i) owns all right, title and interest in and to all Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens) and (ii) has rights to use, pursuant to a written license, sublicense, or agreements, all Licensed Intellectual Property, free and clear of all Liens (other than Permitted Liens), except in the case of clauses (i) and (ii), where the failure to have such rights would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Owned Intellectual Property and the Licensed Intellectual Property (collectively, the “Company Intellectual Property”) constitutes all Intellectual Property used in and necessary for, the operation of the business of such Company or its Subsidiaries as currently conducted. Section 4.18(c) and Section 4.18(d) are the sole representation and warranty of such Company under this

Agreement with respect to any actual or alleged infringement, misappropriation or other violation of any Intellectual Property and nothing in this Section 4.18(b) shall be deemed, construed, or interpreted to constitute a representation with respect to infringement, misappropriation or other violation of any Intellectual Property.

(c) Since the Lookback Cutoff Date, no such Company or any of its Subsidiaries in connection with the operation of the business of such Company or any of its Subsidiaries, has infringed, misappropriated (or resulted from the misappropriation of) or otherwise violated, or is infringing, misappropriating (or results from the misappropriation of) or otherwise violating any Intellectual Property of any Person. Since January 1, 2018, neither such Company nor any of its Subsidiaries has received from any Person any written notice, written claim or written threat: (i) alleging any infringement, misappropriation or other violation of any Intellectual Property of any Person, (ii) inviting any such Company or any of its Subsidiaries to take a license under any Intellectual Property of any Person or (iii) challenging the ownership, use, validity or enforceability of any Owned Intellectual Property. There are no pending or, to the Knowledge of such Company, threatened Legal Proceedings against any of such Company or its Subsidiaries involving any claim of infringement, unauthorized use, misappropriation, or other violation of any Intellectual Property of any Person or challenging the ownership, use, validity or enforceability of any Owned Intellectual Property (other than office actions or proceedings before the United States Patent and Trademark Office or similar Governmental Entity in any foreign jurisdiction, in each case, in the ordinary course of prosecution of any pending applications for registration or issuance of any Company Registered Intellectual Property).

(d) To the Knowledge of such Company, no Owned Intellectual Property has been or is being infringed, misappropriated, or otherwise violated by any Person.

(e) No Governmental Entity or any university, college, other educational institution or research center owns, purports to own, has any other rights in or to, or has any option to obtain any rights in or to, any Owned Intellectual Property.

(f) Such Company and its Subsidiaries take and have taken commercially reasonable steps to maintain the confidentiality of and otherwise designed to protect all (i) material Trade Secrets included in the Owned Intellectual Property and (ii) Trade Secrets owned by any Person to whom such Company or its Subsidiaries have a confidentiality obligation under a written agreement with such Company or its Subsidiaries. No material Trade Secret included in the Owned Intellectual Property has been authorized to be disclosed or, to the Knowledge of such Company, has been actually disclosed to any Person other than pursuant to a written confidentiality agreement restricting the disclosure and use thereof.

(g) Each of such Company and its Subsidiaries take and has taken commercially reasonable measures designed to maintain and protect the performance of the IT Systems (and all software, information and data stored thereon). The IT Systems are adequate and sufficient for the operation of the businesses of such Company and its Subsidiaries as currently conducted. There have been no (i) to the Knowledge of such Company material failures, breakdowns or other impairments of any IT Systems that have not been remedied or are in the process of being remedied in full as of the date of this Agreement or (ii) to the Knowledge of such Company, security breaches or unauthorized use, access or intrusions of any IT Systems.

Section 4.19 Privacy.

(a) Such Company and its Subsidiaries and any Person acting for or on behalf of any such Company or its Subsidiaries have at all times complied in all respects with: (i) all applicable Privacy Laws; (ii) all of such Company’s or its Subsidiaries’ applicable policies and notices regarding Personal Information; and (iii) all of such Company or its Subsidiaries’ applicable contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither such Company nor any of its Subsidiaries has received any written notice of any claims (including written notice from third parties acting on its or their behalves), of or been charged with, the violation of, any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Information, nor has such Company or any of its Subsidiaries received any written notice of investigations or inquiries from relevant authorities related to the same. Neither such Company’s nor any of its Subsidiaries’ privacy policies or notices have contained any material omissions or been misleading or deceptive.

(b) Such Company and its Subsidiaries have implemented and at all times maintained reasonable and appropriate technical and organizational safeguards, which safeguards are consistent with practices in the industry in which such Company or its Subsidiaries operate, to protect Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure.

(c) To the Knowledge of such Company, there have been no material breaches or security incidents relating to the unauthorized access to or disclosure of any Personal Information in the possession or control of such Company or its Subsidiaries or collected, used or processed by or on behalf of such Company or its Subsidiaries.

Section 4.20 Agreements, Contracts and Commitments.

(a) Section 4.20(a) of the Company Disclosure Letters sets forth a true, correct and complete list of each Material Contract (as defined below) that is in effect as of the date of this Agreement. For purposes of this Agreement, “Material Contract” of such Company or its Subsidiaries shall mean each of the following Contracts to which, as of the date of this Agreement, such Company or its Subsidiaries is a party (other than Company Benefit Plans, Contracts for labor and employment matters set forth on Section 4.12 of the Company Disclosure Letters and Contracts relating to insurance policies set forth on Section 4.21 of the Company Disclosure Letters):

(i) any Contract or purchase commitment reasonably expected to result in future payments to or by such Company or its Subsidiaries in excess of $3,000,000 per annum;

(ii) any Contract under or in respect of which such Company or its Subsidiaries presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) that exceeds $3,000,000;

(iii) any Contract with customers (the “Material Customers”) and top 5 suppliers (the “Material Suppliers”) as determined by revenue and dollar volume of payments, respectively, in each case during the twelve (12) months prior to the date of this Agreement;

(iv) any Government Contract;

(v) any Contract that purports to limit the localities in which such Company’s or its Subsidiaries’ businesses are conducted in any manner that is material to such Company or its Subsidiaries, taken as a whole, including any non-compete agreements or agreements limiting the ability of any such Company or its Subsidiaries from soliciting customers or employees;

(vi) any Contract for or relating to any borrowing of money by or from such Company;

(vii) any Contract that contains any “most favored nation”, “take or pay”, minimum requirements, right of first refusal or other similar provisions with respect to any transaction engaged in by any such Company or its Subsidiaries;

(viii) any Contract that is related to the governance or operation of any joint venture, partnership or similar arrangement, other than such contract solely between or among any Company or its Subsidiaries;

(ix) any Contract: providing for the grant of any preferential rights to purchase or lease any asset of such Company;

(x) any obligation to register any MPMO Units, SNR Common Units or any other securities of such Company with any Governmental Entity;

(xi) any Contracts for: (A) the sale of any of the business, properties or tangible assets of any such Company or its Subsidiaries other than in the Ordinary Course of Business; (B) the grant to any Person of any preferential rights to purchase any of the properties or assets of any such Company or its Subsidiaries; or (C) the acquisition by any such Company or its Subsidiaries of any operating business, properties or assets, whether by merger, purchase or sale of stock or assets or otherwise (other than Contracts for the purchase of inventory or supplies entered into in the Ordinary Course of Business);

(xii) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(xiii) any Contract for the use by such Company or its Subsidiaries of any tangible property where the annual lease payments are greater than $1,000,000 (other than any lease of vehicles, office equipment or operating equipment made in the Ordinary Course of Business);

(xiv) each Contract with any academic institution, research center or Governmental Entity that provides for the provision of funding to such Company for research and development or similar activities involving the creation of any material Owned Intellectual Property;

(xv) any Contract providing for the grant of any license, relating to any Company Intellectual Property: (A) to such Company or its Subsidiaries (other than licenses to commercially available off-the-shelf software licensed to the Company pursuant to standard agreements for an annual aggregate fee less than $250,000) and (B) by any such Company or its Subsidiaries to any other Person (other than non-exclusive licenses granted in the Ordinary Course of Business);

(xvi) any Contract providing for the invention, creation, conception or other development of any Intellectual Property (A) by such Company or its Subsidiaries for any third party, (B) by any third party for such Company or its Subsidiaries (other than Invention Assignment Agreements) or (C) jointly by such Company or its Subsidiaries and any third party;

(xvii) any Contract providing for the assignment or transfer of any ownership interest in or to any Owned Intellectual Property material to the operation of the business by (A) such Company or its Subsidiaries to any third party or (B) any third party to any of such Company or its Subsidiaries (other than Invention Assignment Agreements); and

(xviii) any written offer or proposal which, if accepted, would constitute any of the foregoing.

(b) Each Material Contract is in full force and effect and, to the Knowledge of such Company, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. True, correct and complete copies of all Material Contracts have been made available to Parent or its representatives.

(c) Neither such Company nor, to the Knowledge of such Company, any other party thereto is in material breach of or in material default under, and no event has occurred which with notice or lapse of time or both would become a material breach of or material default under, any Material Contract, and no party to any Material Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to be material to such Company or its Subsidiaries, taken as a whole.

Section 4.21 Insurance. Section 4.21 of the Company Disclosure Letters contains a list of all policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, such Company or its Subsidiaries as of the date of this Agreement, but not including any policies or other form of insurance with respect to any

Company Benefit Plan (collectively, the “Insurance Policies”). All premiums and other amounts owed with respect to the Insurance Policies have been timely paid in accordance with the terms of such policies and there have been no lapses in insurance coverage. True and complete copies of the Insurance Policies (or, to the extent such policies are not available, policy binders) have been made available to Parent or its representatives. Neither such Company nor any of its Subsidiaries has received any written notice from any insurer under any of the Insurance Policies, canceling or materially adversely amending any such policy or denying renewal of coverage thereunder and all premiums on such insurance policies due and payable as of the date hereof have been paid.

Section 4.22 Interested Party Transactions.

(a) No employee, officer, director, member, equity holder or a member of his or her immediate family is indebted to such Company or any of its Subsidiaries for borrowed money, nor are any of such Company or its Subsidiaries indebted for borrowed money (or committed to make loans or extend or guarantee credit) to any of such Persons, other than: (i) for payment of salary, bonuses and other compensation for services rendered; (ii) reimbursement for reasonable expenses incurred in connection with such Company or its Subsidiaries; and (iii) for other employee benefits made generally available to all employees.

(b) Except for the SNR Management Agreement and as set forth on Section 4.22(b) of the Company Disclosure Letters, to the Knowledge of such Company, no officer, director, employee, member, equity holder or holder of derivative securities of such Company (each, an “Insider”) or any member of an Insider’s immediate family is, directly or indirectly, interested in any Contract with such Company or its Subsidiaries (other than such Contracts as relate to any such Person’s ownership of the membership interests or other securities of such Company or its Subsidiaries or such Person’s employment or consulting arrangements with such Company or its Subsidiaries).

Section 4.23 Certain Provided Information.

(a) The information relating to such Company and its Subsidiaries supplied by such Company for inclusion in the S-4 Registration Statement / Proxy Statement will not, as of the date on which the S-4 Registration Statement / Proxy Statement (or any amendment or supplement thereto) is first distributed to holders of Parent Class A Stock, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing provisions of this Section 4.23, no representation or warranty is made by such Company with respect to information or statements made or incorporated by reference in the Registration Statement that were not supplied by or on behalf of such Company for use therein.

(b) All information relating to such Company and its Subsidiaries provided pursuant to Section 7.6 shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, such Company makes no representation, warranty or covenant with respect to statements made or incorporated by reference therein based on information supplied by Parent or the Merger Subs for inclusion or incorporation by reference in the S-4 Registration Statement / Proxy Statement or any Parent SEC Reports.

Section 4.24 Absence of Certain Business Practices. As of the date of this Agreement, (a) such Company and its Subsidiaries are, to the Knowledge of such Company, in compliance with all applicable Specified Business Conduct Laws, except where the failure to be in compliance with such Legal Requirements would not reasonably be expected to have a Company Material Adverse Effect, (b) neither such Company nor any of its Subsidiaries has (i) received written notice of or made a voluntary, mandatory or directed disclosure to any Governmental Entity relating to any actual violation of any Specified Business Conduct Law or (ii) been a party to or the subject of any pending or, to the Knowledge of such Company, threatened Legal Proceeding or, to the Knowledge of such Company, investigation by or before any Governmental Entity related to any actual violation of any Specified Business Conduct Law, except, in each case, to the extent any such notice, disclosure, Legal Proceeding or investigation would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.25 Mining.

(a) Section 4.25(a) of the Company Disclosure Letters sets forth a true, correct, and complete list of all patented mining claims owned by such Company or its Subsidiaries or otherwise forming part of the Mountain Pass Mine (“Patented Claims”) and identifies which entity owns each such Patented Claims. Such Company or its Subsidiaries hold good and marketable title to all Patented Claims, in each case free and clear of all Liens, except for Permitted Liens. Neither such Company nor any of its Subsidiaries currently lease any Patented Claims to any third party.

(b) Section 4.25(b) of the Company Disclosure Letters sets forth a true, correct, and complete list of all unpatented mining claims (including any and all lode, placer, mill site and tunnel site claims) owned or leased or subleased by such Company or its Subsidiaries or otherwise forming part of the Mountain Pass Mine (“Unpatented Claims”) and identifies which entity holds each such claim or site. Neither such Company nor any of its Subsidiaries currently lease any Unpatented Claims to any third party.

(c) With respect to the Unpatented Claims:

(i) Subject to the paramount title of the United States, such Company and its Subsidiaries are the sole owner of each Unpatented Claim, free and clear of all Liens, except for Permitted Liens

(ii) Each Unpatented Claim was validly located, recorded and filed with all appropriate Governmental Entities, and the monuments of location for the Unpatented Claims are on federal public land open for mineral claim staking.

(iii) All affidavits of assessment work or applicable maintenance fees in lieu thereof paid and all other filings required to maintain the Unpatented Claims in good standing have been properly and timely recorded or filed with appropriate Governmental Entities.

(d) Such Company and its Subsidiaries are in exclusive possession or control of the right to develop the minerals that are locatable, subject to applicable Law, including the Mining Law of 1872, as amended, located in, on or under the Mountain Pass Mine.

(e) Such Company and its Subsidiaries have all surface and access rights, including as applicable fee simple estates, leases, easements, rights of way and permits, or licenses from landowners or Governmental Entities, permitting the use of land by such Company or its Subsidiaries, and other interests that are required for the current state of exploiting the development potential of the Mountain Pass Mine, and no third party or group holds any such rights that would be required to conduct mineral exploration, drilling activities, and production on any of the Mountain Pass Mine.

(f) Such Company and its Subsidiaries are not aware of any conflicting Patented or Unpatented claims owned by third parties which overlay with any of the Mountain Pass Mine.

(g) The Patented Claims and Unpatented Claims include all material claims, leases, subleases, licenses, permits, access rights, water rights, and other rights and interest necessary to explore, in the planned area of operations by such Company or its Subsidiaries at the Mountain Pass Mine, for minerals, ores, or metals without any liability to pay any commission, royalty, license fee, net smelter royalty/return/receipt, net profits or net proceeds interests, or any similar payment to any Person except as disclosed in Section 4.25(g) of the Company Disclosure Letters and to use or transfer the Patented Claims and Unpatented Claims pursuant to applicable Law, except for Permits or Environmental Permits from Governmental Entities.

(h) Neither such Company nor any of its Subsidiaries is party to any, and to the Knowledge of such Company, there is no, joint venture agreement, stockholder agreement, partnership agreement, voting agreement, powers of attorney, co-ownership agreement, co-tenancy agreements, management agreements or any other existing oral or written agreement of any kind which does or would have any adverse impact whatsoever on record or possessory title to the mineral estate of the Patented Claims and Unpatented Claims, or the access to, exploration, development or mining of same and no other Person has any interest in the Patented Claims and Unpatented Claims or any right to acquire or otherwise obtain any such interest.

(i) There are no known existing restrictions which would have any adverse effect on the right to explore, develop and mine mineral substances from the Patented Claims or Unpatented Claims, except pursuant to applicable Law.

(j) Except as set forth in Section 4.25(j) of the Company Disclosure Letters, there are no options, back-in rights, earn-in rights, rights of first refusal, rights of first offer, preemptive rights, off-take rights or similar provisions or rights which would affect Parent’s or any of its Subsidiaries’ interest in the Patented Claims and Unpatented Claims after the Closing Date. There are no restrictions on the ability of such Company or its Subsidiaries to use, transfer or exploit the Patented Claims and Unpatented Claims, except pursuant to applicable Law.

(k) Neither such Company nor any of its Subsidiaries have received any notice, whether written or oral from any Governmental Entity or any Person with jurisdiction or applicable authority of any revocation or intention to revoke such Company’s or its Subsidiaries’ interests in or file a contest action related to the Patented Claims or Unpatented Claims.

(l) Such Company and its Subsidiaries, to the Knowledge of such Company, have made available to the Parent all information and data pertaining to the Patented Claims and Unpatented Claims in its possession, including mining plans and plans of operation; reclamation plans; life of mine studies and reports; notices of intent; including those related to exploration drilling, pad and road construction; mining exploration; land and survey records; the existence of minerals within the Patented Claims and Unpatented Claims, including relevant reserve and resource estimates; metallurgical testwork and sampling data; drill data and assay results; all reclamation and bond release information; financial assurances for reclamation and all information concerning record, possessory, legal or equitable title to the Patented Claims and Unpatented Claims which is within its possession or control. Set forth in Section 4.25(l) of the Company Disclosure Letters is a list of all mining title opinions and title opinions and title policies of insurance relating to any of the real property interests in the Mountain Pass Mine, the Owned Property and the Leased Real Property.

(m) Such Company or its Subsidiaries have the right, title, ownership and right to use all information and data pertaining to the Patented Claims and Unpatented Claims in its possession.

(n) The estimated proven and probable mineral reserves and estimated indicated, measured and inferred mineral resources publicly disclosed by such Company and its Subsidiaries have been prepared and disclosed in all material respects in accordance with accepted mining, engineering, geoscience and other approved industry practices, and all applicable Laws. There has been no material reduction in the aggregate amount of estimated mineral reserves or estimated mineral resources of such Company and its Subsidiaries from the amounts so disclosed. To the Knowledge of such Company, there are no facts or conditions which would reasonably be expected to render the conclusions of resources and reserves contained in the reserve report, as amended by the supplement, incorrect in any way.

(o) Section 4.25(o) of the Company Disclosure Letters sets forth a true, correct and complete list of the water rights, water leases and water supply agreements, ditch rights or other interests in water conveyance rights owned or leased by the Company and its Subsidiaries, including the owner and lessee with respect to each such right or interest (the “Water Rights”). Such Company and its Subsidiaries have valid title or leaseholder interest or otherwise holds valid permits for such Company and its Subsidiaries free and clear of all Liens. Except as would not reasonably be expected to be material to such Company and its Subsidiaries, taken as a whole: (i) neither such Company or any of its Subsidiaries have received from any Governmental Entity or person any notice or claim affecting title to the Water Rights, including notice of non-use regarding such Water Rights; and (ii) to the Knowledge of such Company, there are no current facts or conditions that would reasonably be expected to adversely impact the Water Rights and such Water Rights are sufficient to address current and projected operational requirements of the Mountain Pass Mine in the Ordinary Course of Business.

Section 4.26 Trade Laws.

(a) Such Company is in compliance and, since the Lookback Cutoff Date, has been in compliance in all material respects with all Trade Laws. Such Company has obtained, and is currently, and since the Lookback Cutoff Date has been, in compliance in all material respects with the terms of, any export license required for the lawful export of any item, product, technology, or software of such Company. Such Company has accurately classified in accordance with applicable Trade Laws all items, products, technology, or software shipped, imported, released, transmitted, or transferred by the relevant Company from one country to another country, in each case, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to be material to such Company and its Subsidiaries, taken as a whole.

(b) Since the Lookback Cutoff Date, such Company has not engaged in, and is not now engaging in, directly or indirectly, any dealings or transactions in a Sanctioned Country or with a Sanctioned Person. Neither such Company nor, to the Knowledge of such Company, any director, officer, employee, agent, or representative thereof, or any other Person authorized to act for or on behalf of any Company, is, or is owned, 50% or more, directly or indirectly, by a Sanctioned Person.

(c) Such Company is not involved in any proceeding relating to, and has not received a written request for information from any Governmental Entity regarding, any Trade Law.

(d) Such Company has not submitted a voluntary self-disclosure to any Governmental Entity since the Lookback Cutoff Date concerning a possible violation of any Trade Law.

(e) Such Company has instituted policies and procedures reasonably designed to ensure compliance with Trade Laws and, since the Lookback Cutoff Date, has maintained, and currently maintains, such policies and procedures in full force and effect.

Section 4.27 Radioactive Materials License; Export Licenses.

(a) Such Company is, and since the Lookback Cutoff Date has been, in compliance in all material respects with the Radioactive Materials License and the Export Licenses.

(b) No action or proceeding is pending or, to the Knowledge of such Company, threatened to revoke, modify or terminate any such license.

(c) Such Company is not party to any unresolved, pending or, to the Knowledge of such Company, threatened Legal Proceedings arising under or related to such licenses, and, to the Knowledge of such Company, no facts, circumstances or conditions currently exist that could adversely affect such continued compliance with such licenses.

(d) Such Company has maintained financial assurance instruments required to cover anticipated decommissioning and decontamination activities at the end of licensed activity.

Section 4.28 Merger Payment Schedule. The Merger Payment Schedule, when delivered, shall accurately reflect the allocation of the Merger Consideration in accordance with the constituent documents of the HoldCos.

Section 4.29 Disclaimer of Other Warranties. SUCH COMPANY HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE V, NONE OF PARENT, THE MERGER SUBS OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO SUCH COMPANY, ANY OF THEIR AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO PARENT, THE MERGER SUBS OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO CONDITION, VALUE, QUALITY, MERCHANTABILITY, USAGE, SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NONE OF PARENT, THE MERGER SUBS OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO SUCH COMPANY, MEMBERS OF SUCH COMPANY, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY PARENT AND THE MERGER SUBS TO SUCH COMPANY IN ARTICLE V; AND (B) NONE OF PARENT, THE MERGER SUBS NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO SUCH COMPANY, MEMBERS OF SUCH COMPANY, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THEM BY OR ON BEHALF OF PARENT OR THE MERGER SUBS IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO PARENT, THE MERGER SUBS OR ANY OF THEIR BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. SUCH COMPANY HEREBY ACKNOWLEDGES THAT THEY HAVE NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE V OF THIS AGREEMENT. SUCH COMPANY ACKNOWLEDGES THAT THEY HAVE CONDUCTED, TO THEIR SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF PARENT, THE MERGER SUBS AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION SUCH COMPANY HAS RELIED ON THE RESULTS OF

THEIR OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUBS EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE V OF THIS AGREEMENT.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUBS

Except: (i) as set forth in the disclosure letter dated as of the date of this Agreement and delivered by Parent and the Merger Subs to the Companies on or prior to the date of this Agreement (the “Parent Disclosure Letter”); and (ii) as disclosed in the Parent SEC Reports filed with the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Reports) excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements, Parent and the Merger Subs represent and warrant to the Companies as of the date hereof and as of the Closing Date as follows:

Section 5.1 Organization and Qualification.

(a) Parent is duly incorporated and is validly existing as a corporation in good standing under the Laws of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of Parent most recently filed with the Parent SEC Reports are true, correct and complete and are in effect as of the date of this Agreement. Parent is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Parent is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Merger Subs are companies duly incorporated or organized, validly existing and in good standing under the Laws of Delaware, with full corporate power and authority to enter into this Agreement and perform their obligations hereunder.

Section 5.2 Parent Subsidiaries. Parent has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated, other than the Merger Subs. The Merger Subs do not have any assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever, except for such obligations as are imposed under this Agreement. The Merger Subs are entities that have been formed solely for the purpose of engaging in the Transactions.

Section 5.3 Capitalization.

(a) As of the date of this Agreement: (i) 1,000,000 preferred shares, par value $0.0001 per share, of Parent (“Parent Preferred Stock”) are authorized and no shares are issued and outstanding; (ii) 200,000,000 Class A common shares of Parent, par value $0.0001 per share (“Parent Class A Stock”), are authorized and 34,500,000 are issued and outstanding; (iii) 20,000,000 Class F common shares of Parent, par value $0.0001 per share (“Parent Class F Stock” and, together with the Parent Preferred Stock and the Parent Class A Stock, the “Parent Stock”), are authorized and 8,625,000 are issued and outstanding; (iv) 5,933,333 warrants to purchase one share of Parent Class A Stock (the “Private Placement Warrants”) are outstanding; and (v) 11,500,000 warrants to purchase one share of Parent Class A Stock (the “Public Warrants”, collectively with the Private Placement Warrants, the “Parent Warrants”) are outstanding. All outstanding Parent Class A Stock, Parent Class F Stock, Private Placement Warrants and Public Warrants have been duly authorized, validly issued, fully paid and are non-assessable, are not subject to preemptive rights, were issued in compliance in all material respects with applicable Legal Requirements and are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83. Except for the Parent Warrants, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from Parent or any of its Subsidiaries any Parent Stock or other equity interests in the Parent or securities convertible into or exchangeable or exercisable for Parent Stock. Except as set forth in this Section 5.3(a), there are no: (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Parent Stock or the equity interests of Parent, or any other Contracts to which Parent is a party or by which Parent is bound obligating Parent to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Parent, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Parent. Except as disclosed in the Parent SEC Reports or the Parent Organizational Documents; (i) there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any securities or equity interests of Parent; (ii) there are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Parent’s stockholders may vote; (iii) Parent is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Parent Common Stock or any other equity interests of Parent; (iv) Parent does not own any capital stock or any other equity interests in any other Person; and (v) there are no securities or instruments issued by or to which the Parent is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the transactions contemplated by the Subscription Agreements, in each case, that have not been or will not be waived on or prior to the Closing Date.

(b) The authorized capital stock of MPMO Merger Corp. consists of 100 shares of common stock, par value $0.01 per share (the “MPMO Merger Corp. Common Stock”). As of the date hereof, 100 shares of MPMO Merger Corp. Common Stock are issued and outstanding. All outstanding shares of MPMO Merger Corp. Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Parent.

(c) As of the date hereof, all outstanding membership interests of SNR Merger Company have been duly authorized, validly issued and are not subject to preemptive rights and are held by Parent.

(d) As of the date hereof, all outstanding membership interests of MPMO Merger Sub LLC have been duly authorized, validly issued and are not subject to preemptive rights and are held by Parent.

(e) As of the date hereof, all outstanding membership interests of SNR Merger Sub LLC have been duly authorized, validly issued and are not subject to preemptive rights and are held by Parent.

(f) Subject to approval of the Parent Stockholder Matters, the shares of Parent Class A Stock to be issued by Parent in connection with the Transactions, upon issuance in accordance with the terms of this Agreement: (i) will be duly authorized and validly issued in compliance in all material respects with: (A) applicable Legal Requirements; and (B) all requirements set forth in the Parent Organizational Documents, and (ii) will be fully paid and nonassessable, and will not be subject to preemptive rights of any other stockholder of Parent and will be capable of effectively vesting in the members of each Company title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable securities Legal Requirements).

Section 5.4 Authority Relative to this Agreement. Each of Parent and the Merger Subs have the requisite power and authority to: (i) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (ii) carry out its obligations hereunder and thereunder and, to consummate the Transactions (including the Mergers). The execution and delivery by Parent and the Merger Subs of this Agreement and the other Transaction Agreements to which each of them is a party, and the consummation by Parent and the Merger Subs of the Transactions (including the Mergers) have been duly and validly authorized by all necessary corporate or limited liability company action on the part of each of Parent and the Merger Subs, and no other proceedings on the part of Parent or the Merger Subs are necessary to authorize this Agreement or the other Transaction Agreements to which each of them is a party or to consummate the transactions contemplated thereby, other than approval of the Parent Stockholder Matters (the “Parent Stockholder Approval”). This Agreement and the other Transaction Agreements to which each of them is a party have been duly and validly executed and delivered by Parent and the Merger Subs and, assuming the due authorization, execution and delivery thereof by the other Parties, constitute the legal and binding obligations of Parent and the Merger Subs (as applicable), enforceable against Parent and the Merger Subs (as applicable) in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

Section 5.5 No Conflict; Required Filings and Consents.

(a) Neither the execution, delivery nor performance by Parent and Merger Sub of this Agreement or the other Transaction Agreements to which each of them is a party, nor (assuming approval of the Parent Stockholder Matters is obtained) the consummation of the Transactions shall: (i) conflict with or violate their respective Charter Documents; (ii) assuming that the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 5.5(b) are duly and timely obtained or made, conflict with or violate any applicable Legal

Requirements or Order; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair their respective rights or alter the rights or obligations of any third party under, or give to others any rights of consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of Parent or any of its Subsidiaries pursuant to, any Parent Material Contracts, except, with respect to clauses (ii) and (iii), as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) The execution and delivery by each of Parent and Merger Sub of this Agreement and the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except: (i) for the filing of the Certificates of Merger in accordance with the DGCL; (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Parent is qualified to do business; (iii) for the filing of any notifications required under the HSR Act and the expiration of the required waiting period thereunder; and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.6 Compliance; Approvals. Since its incorporation or organization, as applicable, each of Parent and the Merger Subs have complied in all material respects with and has not been in violation of any applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business. Since the date of its incorporation or organization, as applicable, to the Knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries has been pending or threatened. No written, or to the Knowledge of Parent, oral notice of non-compliance with any applicable Legal Requirements has been received by any of Parent or the Merger Subs. Each of Parent and the Merger Subs are in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to Parent and the Merger Subs, taken as a whole.

Section 5.7 Parent SEC Reports and Financial Statements.

(a) Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC under the Exchange Act or the Securities Act since Parent’s incorporation to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “Parent SEC Reports”), and will have filed all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (the “Additional Parent SEC Reports”). All Parent SEC Reports, Additional Parent SEC Reports, any correspondence from or to the SEC or NYSE (other than such correspondence in connection with the initial public offering of Parent) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. The Parent SEC Reports were, and the Additional Parent SEC Reports will be, prepared in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Reports did not, and the Additional Parent SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Certifications are each true and correct. Parent maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Each director and executive officer of Parent has filed with the SEC on a timely basis all statements required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 5.7, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or NYSE.

(b) The financial statements and notes contained or incorporated by reference in the Parent SEC Reports fairly present, and the financial statements and notes to be contained in or to be incorporated by reference in the Additional Parent SEC Reports will fairly present, the financial condition and the results of operations, changes in stockholders’ equity and cash flows of Parent as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with: (i) GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Reports. No financial statements other than those of Parent are required by GAAP to be included in the consolidated financial statements of Parent.

(c) Parent has established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements in accordance with GAAP.

(d) There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Parent has not identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent, (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent or (iii) any claim or allegation regarding any of the foregoing.

(f) To the Knowledge of Parent, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Parent SEC Reports. To the Knowledge of Parent, none of the Parent SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.8 Business Activities; Absence of Certain Changes or Events.

(a) Since its incorporation, Parent has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination (as defined in the Parent Organizational Documents). Except as set forth in the Parent Organizational Documents, there is no agreement, commitment or Order binding upon Parent or to which Parent is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Parent or any acquisition of property by Parent or the conduct of business by Parent as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Since their organization, Merger Subs have not conducted any business activities other than activities directed toward the accomplishment of the Mergers. Except as set forth in Merger Subs’ organizational documents, there is no agreement, commitment, or Order binding upon Merger Subs or to which Merger Subs are a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Subs or any acquisition of property by Merger Subs or the conduct of business by Merger Subs as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Parent Material Adverse Effect. At all times prior to the Effective Times, except as contemplated by this Agreement or the ancillary agreements to this Agreement, Merger Subs will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to their incorporation.

(c) Except as contemplated by this Agreement, since January 24, 2020, Parent, and since the date of their formation or incorporation, the Merger Subs, have in all material respects conducted its business in the Ordinary Course of Business and there has not been: (a) any Parent Material Adverse Effect or (b) any action that (i) would require the consent of the Companies pursuant to Section 6.2 if such action had been taken after the date hereof and (ii) is material to Parent and the Merger Subs, taken as a whole.

Section 5.9 Litigation. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened, or, to the Knowledge of Parent, pending or threatened investigations, against or otherwise relating to Parent or any of its Subsidiaries, before any Governmental Entity: (a) challenging or seeking to enjoining, alter or materially delay the Transactions; or (b) that would, individually or in the aggregate, reasonably be expected to be material to Parent. As of the date hereof, there is no material unsatisfied judgment or any material open injunction binding upon Parent.

Section 5.10 Parent Material Contracts.

(a) Schedule 5.10 of the Parent Disclosure Letter sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K of the SEC) that is in effect as of the date of this Agreement to which Parent or the Merger Subs is a party (the “Parent Material Contracts”), other than any such Parent Material Contract that is listed as an exhibit to any Parent SEC Reports.

(b) Each Contract of a type required to be listed on Schedule 5.10, whether or not set forth on Schedule 5.10, was entered into at arm’s length and in the ordinary course of business. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Schedule 5.10, whether or not set forth on Schedule 5.10, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Parent or its Subsidiaries party thereto and, to the Knowledge of Parent, represent the legal, valid and binding obligations of the other parties thereto, and, to the Knowledge of Parent, are enforceable by the Parent or its Subsidiaries to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of the Parent, its Subsidiaries or, to the Knowledge of Parent, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) since January 24, 2020, neither the Parent nor its Subsidiaries have received any written or, to the Knowledge of Parent, oral claim or notice of material breach of or material default under any such Contract, (iv) to the Knowledge of Parent, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by the Parent or its Subsidiaries or, to the Knowledge of Parent, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) since January 24, 2020 through the date hereof, neither the Parent nor its Subsidiaries have received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

Section 5.11 Parent Listing. The issued and outstanding Parent Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange (the “NYSE”) under the symbol “FVAC.U”. The issued and outstanding shares of Parent Class A Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “FVAC”. The issued and outstanding Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “FVAC WS”. Parent is a member in good standing with the NYSE and is in compliance in all material respects with the rules of the NYSE. There is no action or proceeding pending or, to the Knowledge of Parent, threatened in writing against Parent by the NYSE, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Parent Units, the shares of Parent Class A Stock or Parent Warrants or terminate the listing of Parent on the NYSE. None of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the Parent Units, the Parent Class A Stock or Parent Warrants under the Exchange Act.

Section 5.12 PIPE Investment Amount. Exhibit I sets forth true, accurate and complete copies of each of the subscription agreements (the “Subscription Agreements”) entered into by Parent with the applicable investors named therein (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors have committed to provide equity financing to Parent in an aggregate amount of at least $200,000,000 (such amount, the “PIPE Investment Amount”). The PIPE Investment Amount, together with the amount in the Trust Account at the Closing, are in the aggregate sufficient to enable Parent to: (a) pay all cash amounts required to be paid by Parent or its Subsidiaries under or in connection with this Agreement; and (b) pay any and all fees and expenses of or payable by Parent with respect to the Transactions. With respect to each PIPE Investor, the Subscription Agreements are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Parent. Each Subscription Agreement is a legal, valid and binding obligation of Parent and, to Parent’s Knowledge, each PIPE Investor. There are no other agreements, side letters, or arrangements between Parent and any PIPE Investor relating to any Subscription Agreement, that could affect the obligation of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements and Parent is not aware of the existence of any fact or event that may reasonably be expected to cause such obligations not to be satisfied or would result in the PIPE Investment Amount not being available to Parent on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of any Subscription Agreement and, as of the date hereof, Parent has no reason to believe that it or any counterparty to a Subscription Agreement will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein.

Section 5.13 Trust Account.

(a) As of June 30, 2020, Parent had $345,036,874.56 in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”) effective as of April 29, 2020, by and between Parent and Continental Stock Transfer & Trust Company, a New York corporation (“Continental” or “Trustee”) for the benefit of its public stockholders, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Other than pursuant to the Trust Agreement and the Subscription Agreements, the obligations of Parent under this Agreement are not subject to any conditions regarding Parent’s, its Affiliates’, or any other Person’s ability to obtain financing for the consummation of the Transactions.

(b) The Trust Agreement has not been amended or modified and, to the Knowledge of Parent with respect to Continental, is valid and in full force and effect and is enforceable in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. Parent has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Parent or, to the Knowledge of Parent, the Trustee. There are no separate Contracts, side letters or other understandings (whether written or unwritten, express or implied): (i) between Parent and Continental that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any Person (other than stockholders of Parent holding Parent Class A Stock sold in Parent’s initial public offering who shall have elected to redeem their shares of Parent Class A Stock pursuant to Parent’s Charter Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) to redeem Parent Class A Stock in accordance with the provisions of Parent’s Charter Documents. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened in writing with respect to the Trust Account.

(c) As of the date hereof, assuming the accuracy of the representations and warranties of the Companies herein and the compliance by the Companies with their respective obligations hereunder, Parent has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Parent on the Closing Date.

(d) As of the date hereof, Parent does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

Section 5.14 Information Supplied.

(a) None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the S-4 Registration Statement / Proxy Statement will, at the time declared effective by the SEC and at the date mailed to stockholders of Parent or at the time of the meeting of such stockholders relating thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The S-4 Registration Statement / Proxy Statement (other than with respect to information supplied by Company for inclusion therein) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

(b) All information relating to Parent or the Merger Subs provided pursuant to Section 7.6 shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to statements made in the S-4 Registration Statement / Proxy Statement or any Parent SEC Reports based on information supplied by the Companies for inclusion therein.

Section 5.15 Absence of Certain Business Practices. As of the date of this Agreement, (a) Parent and the Merger Subs are, to the Knowledge of Parent, in compliance with all applicable Specified Business Conduct Laws, except where the failure to be in compliance with such Legal Requirements would not reasonably be expected to have a Parent Material Adverse Effect, (b) neither Parent nor any of the Merger Subs have (i) received written notice of or made a voluntary, mandatory or directed disclosure to any Governmental Entity relating to any actual violation of any Specified Business Conduct Law or (ii) been a party to or the subject of any pending or, to the Knowledge of Parent, threatened Legal Proceeding or, to the Knowledge of Parent, investigation by or before any Governmental Entity related to any actual violation of any Specified Business Conduct Law, except, in each case, to the extent any such notice, disclosure, Legal Proceeding or investigation would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.16 Investment Company Act. Neither Parent nor any of the Merger Subs are an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.17 Title to Property. Neither Parent nor any of the Merger Subs (a) owns or leases any real or personal property or (b) is a party to any agreement or option to purchase any real property, personal property or other material interest therein.

Section 5.18 Brokers; Third Party Expenses. Except as set forth on Section 5.18 of the Parent Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which Parent or its Subsidiaries would be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by Parent or its Subsidiaries or any of their respective Affiliates.

Section 5.19 Disclaimer of Other Warranties. PARENT AND THE MERGER SUBS HEREBY ACKNOWLEDGE THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE IV, NO SUCH COMPANY, NOR ANY OF THEIR SUBSIDIARIES, NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO PARENT, THE MERGER SUBS, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO MEMBERS OF SUCH COMPANY (OR ANY HOLDER OF DERIVATIVE SECURITIES OF SUCH COMPANY), ANY SUCH COMPANY OR ITS SUBSIDIARIES OR ANY OF THE DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO CONDITION, VALUE, QUALITY, MERCHANTABILITY, USAGE, SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NO SUCH COMPANY, NOR ANY OF ITS SUBSIDIARIES, NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO PARENT, THE MERGER SUBS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE COMPANIES TO PARENT AND THE MERGER SUBS IN ARTICLE IV; AND (B) NO SUCH COMPANY, NOR ANY OF THEIR SUBSIDIARIES, NOR

THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO PARENT, MERGER SUB, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (1) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO PARENT OR ITS REPRESENTATIVES BY OR ON BEHALF OF SUCH COMPANY IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (2) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (3) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO SUCH COMPANY, ANY OF ITS SUBSIDIARIES AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. PARENT AND THE MERGER SUBS HEREBY ACKNOWLEDGE THAT THEY HAVE NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT. PARENT AND THE MERGER SUBS ACKNOWLEDGE THAT THEY HAVE CONDUCTED, TO THEIR SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF SUCH COMPANY, THEIR SUBSIDIARIES AND THEIR BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, PARENT AND THE MERGER SUBS HAVE RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANIES EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT.

ARTICLE VI.

CONDUCT PRIOR TO THE CLOSING DATE

Section 6.1 Conduct of Business by the Companies and the Subsidiaries of the Companies. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each Company shall, and shall cause its respective Subsidiaries to, conduct its business in the Ordinary Course of Business, except: (a) to the extent that Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (b) as expressly contemplated by this Agreement (including the Pre-Closing Reorganization) or the Company Disclosure Letters or (c) in response to COVID-19 (including any COVID-19 Measures). In addition, except as required or expressly permitted by the terms of this Agreement (including the Pre-Closing Reorganization) or the Company Disclosure Letters, or as required by applicable Legal Requirements (including any COVID-19 Measures) without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each Company shall not, and shall cause its respective Subsidiaries not to, do any of the following:

(a) (i) increase or grant any increase in the compensation, bonus or other benefits of, or pay, grant or promise any bonus to, any current or former employee, director or independent contractor except for any increase in the rate of base salary or wage for employees with an annual base salary below $150,000 in the Ordinary Course of Business; (ii) grant or pay any severance or change in control pay or benefits to, or otherwise increase the severance or change in control pay or benefits of, any current or former employee, director or independent contractor; (iii) enter into, amend or terminate any Company Benefit Plan or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted a Company Benefit Plan if it had been in effect on the date of this Agreement; (iv) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Company Benefit Plan; or (v) grant any equity or equity-based compensation awards; except, in each case, (x) as required by the terms of any Company Benefit Plan as in effect as of the date of this Agreement, or (y) for immaterial changes to Company Benefit Plans available to all employees generally;

(b) (i) abandon, cancel, permit to lapse or expire, transfer, sell, assign, license, sublicense, covenant not to sue with respect to, encumber, impair or otherwise dispose of any material Owned Intellectual Property (other than non-exclusive licenses granted in the Ordinary Course of Business); (ii) extend, amend, waive, cancel or modify any material rights in or to any Licensed Intellectual Property or agree to transfer or license (other than non-exclusively license in the Ordinary Course of Business) to any Person future Intellectual Property; or (iii) divulge, furnish to or make accessible any material Trade Secrets included in the Owned Intellectual Property to any Person who is not subject to an enforceable written agreement to maintain the confidentiality of such Trade Secrets;

(c) except for transactions solely among the Companies and the Subsidiaries of the Companies or as required to effect the Pre-Closing Reorganization: (i) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock; (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, capital stock or any other equity interests, as applicable, in any such Company or its Subsidiaries; (iii) grant, issue sell or otherwise dispose, or authorize to issue sell, or otherwise dispose any membership interests, capital stock or any other equity interests (such as stock options, stock units, restricted stock or other Contracts for the purchase or acquisition of such capital stock), as applicable, in any such Company or its Subsidiaries; or (iv) issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities, provided that, notwithstanding anything in this Agreement to the contrary, SNR and its Subsidiaries shall be permitted to declare, set aside or pay any cash distributions, or repurchase or redeem its membership interests for cash, in each case, at any time prior to the Closing (an “SNR Permitted Pre-Closing Transaction”);

(d) amend the Charter Documents, or form or establish any Subsidiary (other than as required to effect the Pre-Closing Reorganization);

(e) sell, lease, license, sublicense, abandon, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing, or otherwise dispose of assets or properties, individually or in the aggregate, having a value in excess of $4,000,000, other than any sale, lease or disposition in the Ordinary Course of Business or pursuant to agreements existing on the date hereof and set forth on Section 6.1(f) of the Company Disclosure Letters;

(f) other than as required to effect the Pre-Closing Reorganization, (i) merge, consolidate or combine with any Person; (ii) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or (iii) buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any securities, properties or businesses;

(g) (i) incur, grant, issue, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness in excess of $4,000,000; (ii) issue or sell any debt securities or rights to acquire any debt securities of any such Company or its Subsidiaries or guarantee any debt securities of another Person; (iii) make, incur, create or assume any loans, advances or capital contributions to, or investments in, or guarantee any Indebtedness of, any Person other than any such Company or its Subsidiaries except for loans, advances or capital contributions pursuant to and in accordance with the terms of agreements or legal obligations existing as of the date of this Agreement, in each case set forth on Section 6.1(g) of the Company Disclosure Letters; (iv) except in the Ordinary Course of Business, create any material Liens on any material property or assets of any such Company or its Subsidiaries in connection with any Indebtedness thereof (other than Permitted Liens); (v) fail to comply with the terms of any Indebtedness or take any action, or omit to take any action, that would constitute or result in a default or event of default under any Indebtedness; (vi) cancel or forgive any Indebtedness owed to any such Company or its Subsidiaries; or (vii) make, incur or commit to make or incur any material capital expenditures, except for Stage 2 Capex and maintenance capital expenditures (being expenditures needed to maintain, repair or replace any tangible assets to continue to operate in the Ordinary Course of Business);

(h) waive, release, compromise, settle, pay or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened litigation) or compromise or settle any liability, other than in the Ordinary Course of Business or that otherwise do not exceed $10,000,000 in the aggregate and would not prohibit or materially restrict such Company or its Subsidiaries from operating their respective businesses substantially as currently conducted or anticipated to be conducted;

(i) except in the Ordinary Course of Business: (A) modify, amend or terminate prior to the expiration of its term or the completion of performance of any executory obligations under any Material Contract; (B) waive, delay the exercise of, release or assign any material rights or claims under any Material Contract; or (C) incur or enter into Contract requiring the Companies to pay in excess of $5,000,000 in any 12-month period;

(j) except as required by GAAP (or any interpretation thereof) or applicable Legal Requirements, revalue any of its assets or make any change in accounting methods, principles or practices;

(k) (i) make, change or revoke any material Tax election, settle or compromise any material Tax claim or liability; (ii) change (or request to change) any aspect of any material method of accounting for Tax purposes; (iii) agree to make any adjustment pursuant to Section 481(a) of the Code or any similar Legal Requirement or proposed any such adjustment with a Governmental Entity; (iv) prepare or file any material amended Tax Return; (v) waive or extend any statute of limitations in respect of Taxes or period within which an assessment or reassessment of Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); or (vi) surrender any claim for a refund of material Taxes; (vii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Legal Requirement) with any Governmental Entity or (viii) incur any liability for material Taxes other than in the Ordinary Course of Business;

(l) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up;

(m) enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners, stockholders or other Affiliates, other than payments or distributions relating to obligations in respect of arms-length commercial transactions pursuant to the agreements set forth on Section 6.1(m) of the Company Disclosure Letters as existing on the date of this Agreement;

(n) engage in any material new line of business outside of the business currently conducted by such Company and its Subsidiaries as of the date of this Agreement; or

(o) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 6.1(a) through (n) above.

Nothing contained in this Agreement shall give Parent, directly or indirectly, any right to control or direct the operations of any such Company or its Subsidiaries prior to the Closing. Prior to the Closing, each Company and Parent shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their businesses.

Section 6.2 Conduct of Business by Parent and the Merger Subs. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent shall, and shall cause its Subsidiaries to, conduct the business in the Ordinary Course of Business, except to the extent that the Companies shall otherwise consent in writing or as contemplated by this Agreement (including as contemplated by the PIPE Investment). Without limiting the generality of the foregoing, except as required or permitted by the terms of this Agreement or as required by applicable Legal Requirements, without the prior written consent of the Companies, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent shall not, and shall cause its Subsidiaries not to, do any of the following:

(a) declare, set aside or pay dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (or warrant) or split, combine or reclassify any capital stock (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any like change in capitalization;

(b) other than in connection with the Transactions, purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of Parent or any of its Subsidiaries;

(c) other than in connection with the Transactions, including the PIPE Investment, grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock or equity securities or convertible or exchangeable securities;

(d) amend its Charter Documents or form or establish any Subsidiary;

(e) (i) merge, consolidate or combine with any Person; (ii) fail to maintain its existence or (iii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

(f) incur any Indebtedness or guarantee any such Indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the Ordinary Course of Business; provided, however, that Parent shall be permitted to incur Indebtedness (which shall constitute Parent Transaction Costs) of up to $1,500,000 in the aggregate from its Affiliates and stockholders in order to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Parent in due course on a non-interest basis and otherwise on arm’s-length terms and conditions and repayable at Closing;

(g) except as required by GAAP (or any interpretation thereof) or applicable Legal Requirements, (i) make any change in accounting methods, principles or practices or (ii) revalue any of its assets;

(h) (i) make, change or revoke any material Tax election, settle or compromise any material Tax claim or liability; (ii) change (or request to change) any aspect of any material method of accounting for Tax purposes; (iii) agree to make any adjustment pursuant to Section 481(a) of the Code or any similar Legal Requirement or proposed any such adjustment with a Governmental Entity; (iv) prepare or file any material amended Tax Return; (v) waive or extend any statute of limitations in respect of Taxes or period within which an assessment or reassessment of Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); or (vi) surrender any claim for a material refund of Taxes; (vii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Legal Requirement) with any Governmental Entity or (viii) incur any liability for material Taxes other than in the ordinary course of business;

(i) make any capital expenditures;

(j) engage in any material new line of business outside of the business currently conducted by Parent and its Subsidiaries as of the date of this Agreement;

(k) create any material Liens on any material property or assets of Parent or Merger Sub;

(l) liquidate, dissolve, reorganize or otherwise wind up the business or operations of Parent or Merger Sub;

(m) commence, settle or compromise any Legal Proceeding;

(n) purchase any equity securities of any Person, modify, amend or terminate any Parent Contract, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(o) amend the Trust Agreement or any other agreement related to the Trust Account; or

(p) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Sections 6.2(a) through (o) above.

ARTICLE VII.

ADDITIONAL AGREEMENTS

Section 7.1 Registration Statement / Proxy Statement.

(a) As promptly as reasonably practicable following the date of this Agreement, Parent shall use reasonable best efforts to prepare and, subject to receipt by Parent from the Companies of all information relating to the Companies as required pursuant to Section 7.1(b) and the delivery of the Title Opinion and the Survey, file with the SEC, in preliminary form, a registration statement on Form S-4 in connection with the transactions contemplated hereby (as amended or supplemented, the “S-4 Registration Statement / Proxy Statement”) (it being understood that the S-4 Registration Statement / Proxy Statement shall include a proxy statement / prospectus for the purpose of soliciting the MPMO Unitholder Approval and the SNR Unitholder Approval, and for the purpose of soliciting proxies from the shareholders of Parent at the Special Meeting to adopt and approve the Parent Stockholder Matters and other matters reasonably related to the Parent Stockholder Matters, all in accordance with and as required by Parent Organizational Documents, applicable Legal Requirements and any applicable rules and regulations of the SEC and NYSE), in which Parent shall: (i) provide Parent’s shareholders with the opportunity to redeem up to 34,500,000 Parent Class A Stock pursuant to a Parent Stockholder Redemption; (ii) solicit proxies from holders of Parent Stock to vote at the Special Meeting (as defined below) in favor of (A) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Mergers), (B) the issuance of shares of Parent Class A Common Stock in connection with the PIPE Investment and the Mergers, (C) the change of the name of Parent to “MP Materials Corp.”, (D) an increase in the number of authorized Parent Stock, (E) amendments to the Parent Organizational Documents to be effective from and after the Closing, including the classification of the Parent Board, (F) the adoption and approval of a new equity incentive plan, attached as Exhibit J hereto (the “Incentive Plan”), (G) the election of the members of the Parent Board in accordance with Section 7.2(e) hereof, and (H) such other matters as mutually agreed upon between the Company and Parent, at a meeting of holders of Parent Class A Stock to be called and held for such purpose (the “Special Meeting”) (the matters set forth in clauses (A) through (H) being referred to herein as the “Parent Stockholder Matters”); (iii) register under the Securities Act the shares of Parent Class A Stock to be issued by Parent in connection with the Transactions; and (iv) file with the SEC financial and other information about the Transactions in accordance with and as required by the Parent Organizational Documents, applicable Legal Requirements and any applicable rules and regulations of the SEC and the NYSE. The S-4 Registration Statement / Proxy Statement will comply as to form and substance with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. The Companies and their counsel shall be given a reasonable opportunity to review, comment on and approve in writing the preliminary Registration Statement and any amendment or supplement thereto prior to its filing with the SEC (to which comments reasonable and good faith consideration shall be given). Parent, with the reasonable assistance and prior written approval of the Companies, shall promptly respond to any written or oral SEC comments on the S-4 Registration Statement / Proxy Statement. Parent will advise the Companies promptly after receipt of notice thereof, of (i) the time when the S-4 Registration Statement / Proxy Statement has been filed, (ii) in the event the preliminary Registration Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (iii) the filing of any supplement or amendment to the S-4 Registration Statement / Proxy Statement, (iv) the issuance of any stop order by the SEC with respect to the S-4 Registration Statement / Proxy Statement, (v) any request by the SEC for amendment of the S-4 Registration Statement / Proxy Statement, (vi) any comments from the SEC relating to the S-4 Registration Statement / Proxy Statement and responses thereto, or (vii) requests by the SEC for additional information. Parent shall (x) provide the Companies and their legal counsel opportunity to participate in all written or oral communications with the SEC relating to the S-4 Registration Statement / Proxy Statement and responses to comments thereto and requests by the SEC for additional information and (y) use its reasonable best efforts to have the S-4 Registration Statement / Proxy Statement declared effective by the SEC under the Securities Act as promptly as practicable after the filing thereof.

(b) Each Company agrees to use its best efforts to provide Parent, as promptly as practicable after the date of this Agreement, (i) audited financial statements, including consolidated balance sheets as of December 31, 2019 and December 31, 2018 and consolidated statements of income and changes in equity and cash flows, of such Company and its Subsidiaries for the years ended December 31, 2019 and December 31, 2018, in each case, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the auditing standards of the PCAOB and (ii) unaudited financial statements, including consolidated condensed balance sheets and consolidated condensed statements of income and comprehensive income, changes in equity and cash flows, of such Company and its Subsidiaries as at and for the six-months ended June 30, 2020 and June 30, 2019, in each case, prepared in accordance with GAAP and Regulation S-X. Each Company shall, as promptly as practicable, provide Parent with all other information concerning such Company and its management, operations and financial condition of such Company and its Subsidiaries, in each case, reasonably requested or required by Parent for inclusion in the S-4 Registration Statement / Proxy Statement.

Section 7.2 Parent Special Meeting of Stockholders; MPMO Unitholders; SNR Unitholders.

(a) As promptly as practicable after the S-4 Registration Statement / Proxy Statement shall have become effective: Parent shall distribute the S-4 Registration Statement / Proxy Statement to the holders of Parent Common Stock and, pursuant thereto, shall call the Special Meeting in accordance with the laws of the State of Delaware and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Parent Stockholder Matters and the other matters presented for approval or adoption at the Special Meeting, including, the matters described in Section 7.1(a).

(b) Each Company agrees to reasonably promptly provide Parent with all information concerning such Company and their Subsidiaries, management, operations and financial condition, in each case reasonably requested or required by Parent for inclusion in the S-4 Registration Statement / Proxy Statement as filed in preliminary form and in definitive form, any amendment or supplement to the S-4 Registration Statement / Proxy Statement and any other filing required to be made by Parent in respect of the Transactions. Each Company shall use reasonable best efforts to make senior management reasonably available to Parent during normal business hours upon reasonable notice in connection with the drafting of the preliminary Registration Statement and the definitive S-4 Registration Statement / Proxy Statement, and responding in a timely manner to any comments on the S-4 Registration Statement / Proxy Statement received from the SEC.

(c) Parent shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL, filing and distribution of the S-4 Registration Statement / Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, Parent shall ensure that the S-4 Registration Statement / Proxy Statement does not, as of the date on which it is first distributed to holders of Parent Common Stock, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Companies or any other information furnished by the Companies for inclusion in the S-4 Registration Statement / Proxy Statement).

(d) Parent, acting through the Parent Board, shall include in the S-4 Registration Statement / Proxy Statement the Parent Recommendation, and shall otherwise use reasonable best efforts to obtain the approval of the Parent Stockholder Matters. Neither the Parent Board nor any committee or agent or representative thereof shall withdraw, modify in a manner adverse to either Company or fail to include, or propose to withdraw, modify in a manner adverse to either Company or fail to include, the Parent Recommendation (a “Change in Recommendation”); provided, that the board of directors may make a Change in Recommendation if it determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would reasonably be expected to constitute a breach by the board of directors of its fiduciary obligations to Parent’s stockholders under applicable Legal Requirements.

(e) The Parties shall take all necessary action so that the persons listed in Section 7.2(e) of the Company Disclosure Letters (and only such persons) are elected and appointed to the positions of officers and directors of Parent in the class indicated with respect to directors, and as members of the committees of the Parent Board, as set forth therein, to serve in such positions effective immediately following the Closing. In furtherance of the foregoing, the Parties shall take all necessary action to remove (or cause the resignation of) the directors serving on the Parent Board as of immediately prior to the Closing who are not designated in Section 7.2(e) of the Company Disclosure Letters to serve as members of the Parent Board as of immediately following the Closing. If any Person listed in Section 7.2(e) of the Company Disclosure Letters is unable to serve, the Party appointing such Person, as indicated on such Section, shall designate a successor; provided that, if such designation is to be made after the Closing, any successor to a Person designated by Parent shall be made by the Parent Board.

(f) Within three (3) Business Days following the effectiveness of the S-4 Registration Statement / Proxy Statement, MPMO shall take all actions necessary under applicable Legal Requirements and the MPMO LLC Agreement to seek the written consent of its members providing for the adoption and approval of this Agreement and the Transactions, including approval of the MPMO Mergers and the Pre-Closing Reorganization, by members of MPMO representing a majority of MPMO Common Units in accordance with the MPMO LLC Agreement, Section 18-404 of the DLLCA and applicable Legal Requirements (the “MPMO Unitholder Approval”).

(g) Within three (3) Business Days following the effectiveness of the S-4 Registration Statement / Proxy Statement, SNR shall take all actions necessary under applicable Legal Requirements and the SNR LLC Agreement to seek the written consent of its members providing for the adoption and approval of this Agreement and the Transactions, including approval of the SNR Mergers and the Pre-Closing Reorganization, by members of SNR representing a majority of SNR Common Units in accordance with the SNR LLC Agreement, Section 18-404 of the DLLCA and applicable Legal Requirements (the “SNR Unitholder Approval”).

Section 7.3 HSR Act. As promptly as practicable after the date of this Agreement and in any event within ten (10) business days, Parent and the Companies shall each prepare and file the notification required of it under the HSR Act in connection with the Transactions and shall promptly and in good faith respond to all information requested of it by the U.S. Federal Trade

Commission and U.S. Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities. Each Party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and will take all other actions necessary or desirable to cause the expiration or termination of the applicable waiting periods as soon as practicable. Each Party will promptly provide the other with copies of all written communications (and memoranda setting forth the substance of all oral communications) between each of them, any of their Affiliates and their respective agents, representatives and advisors, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions; provided, however, that materials may be redacted as necessary to comply with contractual arrangements or applicable Laws, remove valuation information, or address reasonable attorney-client or other privilege or confidentiality concerns. Without limiting the foregoing, Parent and each Company shall: (a) promptly inform the others of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Entity regarding the Transactions; (b) permit each other to review in advance any proposed written communication to any such Governmental Entity and incorporate reasonable comments thereto; (c) give the others prompt written notice of the commencement of any Legal Proceeding with respect to such transactions; (d) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend; (e) keep the others reasonably informed as to the status of any such Legal Proceeding; and (f) promptly furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications between such Party and their Affiliates and their respective agents, representatives and advisors, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions. Parent, on the one hand, and the Companies, on the other hand, shall each pay 50% of any filing fees required by Governmental Entities, including with respect to any registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions, including filing fees in connection with filings under the HSR Act.

Section 7.4 Reserved.

Section 7.5 Nuclear Licenses. As promptly as practicable after the date of this Agreement and in any event within ten (10) business days, Parent and each Company shall each prepare and file the notification required of it with the California Department of Public Health, Division of Radiation Safety and Environmental Management (“DPH”), and the U.S. Nuclear Regulatory Commission (“NRC”) in connection with the Transactions, the Radioactive Materials License and the Export Licenses, and shall promptly and in good faith respond to all information requested of it by DPH and the NRC in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities and agree to use their best efforts to obtain any approvals that may be required by the DPH and the NRC. Each Party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary (if any) and will take all other actions necessary or desirable to obtain the required consents or cause the expiration or termination of the applicable waiting periods (if any) as soon as practicable. Each Party will promptly provide the other with copies of all written communications (and memoranda setting forth the substance of all oral communications) between each of them, any of their Affiliates and their respective agents, representatives and advisors, on the one hand, and either the DPH or NRC, on the other hand, with respect to this Agreement or the Transactions. Without limiting the foregoing, Parent and each Company shall: (a) promptly inform the others of any communication to or from the DPH or NRC regarding the Transactions; (b) permit each other to review in advance any proposed significant written communication to the DPH or NRC and incorporate reasonable comments thereto; (c) promptly provide to the other any comments about such proposed written communication; (d) give the others prompt written notice of the commencement of any Legal Proceeding with respect to the Transactions; (e) not agree to participate in any substantive meeting or discussion with the DPH or NRC in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by the DPH or NRC, gives the other Party the opportunity to attend; (f) keep the others reasonably informed as to the status of any such Legal Proceeding; and (g) promptly furnish each other with copies of all correspondence, filings and written communications between such Party and their Affiliates and their respective agents, representatives and advisors, on one hand, and the DPH or NRC, on the other hand, in each case, with respect to this Agreement and the Transactions.

Section 7.6 Required Information.

(a) In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the S-4 Registration Statement / Proxy Statement, the Closing Form 8-K and the Closing Press Release, or any other statement, filing notice or application made by or on behalf of Parent or the Companies to any Governmental Entity, or any other public statement or announcement, in connection with Mergers and the other Transactions (each, a “Reviewable Document”), and for such other reasonable purposes, each Company and Parent shall, upon request by the others, furnish the others with all information concerning themselves, their respective directors, officers and stockholders (including the directors of Parent to be elected effective as of the Closing as contemplated by Section 7.1 hereof) and such other matters as may be reasonably necessary in connection with the Transactions.

(b) At a reasonable time prior to the filing, issuance or other submission or public disclosure of a Reviewable Document by either Parent or the Merger Subs, on the one hand, or either of the Companies, on the other hand, the other Party shall be given an opportunity to review and comment upon such Reviewable Document and give its prior written consent to the form thereof, such consent not to be unreasonably withheld, and each Party shall accept and incorporate all reasonable comments from the other Party to any such Reviewable Document prior to filing, issuance, submission or disclosure thereof.

(c) Any language included in a Reviewable Document shall, following its filing, issuance or submission, thereafter may be used by such Party in other Reviewable Documents and in other documents distributed by the other Party in connection with the Transactions without further review or consent of the reviewing Party.

(d) Prior to the Closing Date (i) each Company and Parent shall notify each other as promptly as reasonably practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, a Reviewable Document that has been filed with the SEC, and (ii) each Company and Parent shall each notify the others as promptly as practicable after the receipt by it of any written or oral comments of the SEC on, or of any written or oral request by the SEC for amendments or supplements to, any such Reviewable Document, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC with respect to any of the foregoing filings. Parent and each Company shall use their respective reasonable best efforts, after consultation with each other, to resolve all such requests or comments with respect to any Reviewable Document as promptly as reasonably practicable after receipt of any comments of the SEC. All correspondence and communications to the SEC made by Parent or the Companies with respect to the Transactions or any agreement ancillary hereto shall be considered to be Reviewable Documents subject to the provisions of this Section 7.6(d).

Section 7.7 Other Filings; Press Release.

(a) As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 8-K”), the form and substance of which shall be approved in advance in writing by the Companies.

(b) Promptly after the execution of this Agreement, Parent and each Company shall also issue a mutually agreed joint press release announcing the execution of this Agreement (“Signing Press Release”).

(c) Parent and the Companies shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by each Company and their respective accountants, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Form 8-K”). Prior to Closing, Parent and each Company shall prepare a joint press release announcing the consummation of the Transactions hereunder (“Closing Press Release”). Concurrently with the Closing, Parent shall issue the Closing Press Release. After the Closing, Parent shall file the Closing Form 8-K with the SEC.

Section 7.8 Confidentiality; Access to Information.

(a) Parent and the Companies acknowledge that they are parties to the Confidentiality Agreement, the terms of which are incorporated herein by reference. Following the date of this Agreement, the Confidentiality Agreement shall be superseded in its entirety by the provisions of this Agreement; provided, however, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. Beginning on the Closing Date and ending on the second (2nd) anniversary of this Agreement, each Party agrees to maintain in confidence any non-public information received from the other Parties, and to use such non-public information only for purposes of consummating the Transactions. Such confidentiality obligations will not apply to: (i) information which was known to one Party or its agents or representatives prior to receipt from the Companies or the Unitholders of the Companies, on the one hand, or Parent or the Merger Subs, on the other hand, as applicable; (ii) information which is or becomes generally known to the public without breach of this Agreement or an existing obligation of confidentiality; (iii) information acquired by a Party or their respective agents or representatives from a third party who was not bound to an obligation of confidentiality; (iv) information developed by such Party independently without any reliance on the non-public information received from any other Party; (v) disclosure required by applicable Legal Requirement or stock exchange rule; or (vi) disclosure consented to in writing by the Parties.

(b) Each Company will afford Parent and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of such Company during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of such Company, as Parent may reasonably request in connection with the consummation of the Transactions; provided, however, that (i) the foregoing access shall not include the right to perform sampling or other intrusive investigation without the written consent of the Company with control over the property on which such sampling or investigation is proposed, which consent may be withheld in such Company’s sole and absolute discretion, (ii) neither Company shall be required to afford such access or furnish such information to the extent doing so would breach, contravene or violate any applicable Legal Requirements (including any COVID-19 Measures) or jeopardize the health and safety of any employee of such Company, in light of COVID-19 or any COVID-19 Measures, and (iii) neither Company shall be required to violate any obligation of confidentiality to which such Company is subject or to waive any privilege which it may possess in discharging its obligations pursuant to this Section 7.8. During any visit to the business or property sites of either Company, Parent shall, and shall cause its representatives accessing such properties to, comply with all applicable Legal Requirements (including any COVID-19 Measures) and all of such Company’s safety and security procedures and execute any waivers reasonably required by such Company. Parent will afford the Companies and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of Parent, as the Companies may reasonably request in connection with the consummation of the Transaction; provided, however, that (i) the foregoing access shall not include the right to perform sampling or other intrusive investigation without the written consent of the Parent, which consent may be withheld in the Parent’s sole and absolute discretion, (ii) Parent shall not be required to afford such access or furnish such information to the extent doing so would breach, contravene or violate any applicable Legal Requirements (including any COVID-19 Measures) or jeopardize the health and safety of any employee of Parent, in light of COVID-19 or any COVID-19 Measures, and (iii) Parent shall not be required to violate any obligation of confidentiality to which Parent is subject or to waive any privilege which it may possess in discharging its obligations pursuant to this Section 7.8.

Section 7.9 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other Transactions, including using reasonable best efforts to accomplish the following: (a) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in ARTICLE VIII to be satisfied; (b) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any Legal Proceeding; (c) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transactions, including any consents referred to on Section 4.5(a) of the Company Disclosure Letters (it being understood, for the avoidance of doubt, that nothing herein shall require either Company in connection therewith to incur any liability or expense or subject itself, any of their Subsidiaries or the business of the foregoing to any imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their assets or properties); (d) the termination of each agreement set forth on Section 7.9(d) of the Company Disclosure Letters; (e) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (f) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions. This obligation shall include, on the part of Parent, sending a termination letter to Continental substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”). Notwithstanding anything herein to the contrary, nothing in this Section 7.9 shall be deemed to require Parent or either Company to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their respective assets, properties and capital stock, or the incurrence of any liability or expense.

Section 7.10 No Parent Securities Transactions. Neither of the Companies nor any of its controlled Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement regarding the Transactions. The Companies shall use their reasonable best efforts to require each of its officers, directors and employees, agents, advisors, contractors, associates, clients, customers and representatives, to comply with the foregoing requirement.

Section 7.11 Waiver Against Trust Account. For and in consideration of Parent entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the each Company hereby agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against, the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between Parent and the Companies, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Claims”). Each Company hereby irrevocably waives any Claims they may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including, for an alleged breach of this Agreement). Each Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Parent to induce it to enter in this Agreement, and each Company further intends and understands such waiver to be valid, binding and enforceable under applicable law. To the extent either Company commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Parent, which proceeding seeks, in whole or in part, monetary relief against Parent, such Company hereby acknowledge and agree their sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Company (or any party claiming on such Company’s behalf or in lieu of such Company) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event either Company commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Parent, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the holders of Parent Stock, whether in the form of money damages or injunctive relief, Parent shall be entitled to recover from such Company the associated legal fees and costs in connection with any such action, in the event Parent prevails in such action or proceeding.

Section 7.12 Securities Listing. Parent will use its reasonable best efforts to cause the shares of Parent Class A Stock issued in connection with the Transactions (including the Earnout Shares) to be approved for listing on the NYSE at Closing. During the period from the date hereof until the Closing, Parent shall use its reasonable best efforts to keep the Parent Class A Stock and Parent Warrants listed for trading on the NYSE. After the Closing, Parent shall use reasonable best efforts to continue the listing for trading of the Parent Class A Stock, Parent Units, and Parent Warrants on the NYSE.

Section 7.13 No Solicitation.

(a) Each Company shall not, and shall cause its respective Subsidiaries not to, and shall direct its respective employees, agents, officers, directors, representatives and advisors (collectively, “Company Representatives”) not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than Parent and its agents, representatives, advisors) concerning any merger, sale of ownership interests and/or assets of either of the Companies, recapitalization or similar transaction which results in a Change of Control of either of the Companies (each, a “Company Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Company Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a Company Business Combination. In addition, each Company shall, and shall cause their respective Subsidiaries to, and shall direct their respective Company Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Company Business Combination.

(b) Parent and the Merger Subs shall not, and shall direct their respective Company Representatives not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than the Companies, the Unitholders of the Companies and their respective Company Representatives) concerning any merger, purchase of ownership interests or assets of Parent, recapitalization or similar business combination transaction (each, a “Parent Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Parent Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a Parent Business Combination. Parent and the Merger Subs shall, and shall direct their respective Company Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Parent Business Combination.

(c) Each Company shall promptly (and in no event later than 48 hours after becoming aware of such inquiry, proposal, offer or submission) notify Parent if it or, to its Knowledge, any of its or its Company Representatives receives any inquiry, proposal, offer or submission with respect to a Company Business Combination (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement. If either Company or its Company Representatives receives an inquiry, proposal, offer or submission with respect to a Company Business Combination, such Company shall provide Parent with a copy of such inquiry, proposal, offer or submission.

Section 7.14 Trust Account. Upon satisfaction or waiver of the conditions set forth in ARTICLE VIII and provision of notice thereof to Continental (which notice Parent shall provide to Continental in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Parent: (i) shall cause the documents, opinions and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered, including providing Continental with the Trust Termination Letter; and (ii) shall use its reasonable best efforts to cause Continental to, and Continental shall thereupon be obligated to, distribute the Trust Account as directed in the Trust Termination Letter, including all amounts payable to: (A) to stockholders who elect to have their Parent Class A Stock converted to cash in accordance with the provisions of Parent’s Charter Documents; (B) for income tax or other tax obligations of Parent prior to Closing; (C) for any Parent Transaction Expenses or Companies Transaction Expenses; and (D) as repayment of loans and reimbursement of expenses to directors, officers and stockholders of Parent; and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.15 Directors’ and Officers’ Liability Insurance.

(a) Parent shall indemnify and hold harmless each current and former director and officer, as the case may be, of Parent, MPMO, SNR and their respective Subsidiaries (each, together with such person’s heirs, executors or administrators, a “D&O Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Initial Effective Times, whether asserted or claimed prior to, at or after the Initial Effective Times, to the fullest extent that the Companies or their Subsidiaries, as the case may be, would have been permitted under applicable Law and their organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, for a period of six (6) years from the Closing Date, Parent shall, and shall cause each of such Company and its Subsidiaries to, maintain in effect the exculpation, indemnification and advancement of expenses provisions of Parent’s or each of such Company’s and its Subsidiaries’ Charter Documents as in effect immediately prior to the Closing Date or in any indemnification agreements of Parent or each such Company or its Subsidiaries with any D&O Indemnified Party as in effect immediately prior to the Closing Date, and Parent shall, and shall cause each of such Company and its Subsidiaries to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim. From and after the Closing Date, Parent shall, and shall cause each of such Company and its Subsidiaries to, honor, in accordance with their respective terms, each of the covenants contained in this Section 7.15 without limit as to time.

(b) For a period of six years from the Initial Effective Times, Parent shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by each of the Company’s or its respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Parent or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Parent or its Subsidiaries be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by each Company and its Subsidiaries for such insurance policy for the year ended December 31, 2019; provided, however, that (i) Parent may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining six-year “tail” policies containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Initial Effective Times and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.15 shall be continued in respect of such claim until the final disposition thereof.

(c) The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Charter Documents of Parent or any such Company or its Subsidiaries, any other indemnification arrangement, any Legal Requirement or otherwise. The obligations of Parent and each of such Company and its Subsidiaries under this Section 7.15 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 7.15 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 7.15.

(d) If Parent or, after the Closing, any such Company or its Subsidiaries, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Parent or such Company or its Subsidiaries, as applicable, assume the obligations set forth in this Section 7.15.

Section 7.16 280G Approval. To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) that is a disqualified individual by virtue of its relationship with either Company has the right to receive any payments or benefits that could be deemed to constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), then, such Company will: (a) no later than three (3) days prior to the Closing Date, make commercially reasonable efforts to obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder); and (b) no later than two (2) days prior to the Closing Date, with respect to each individual who agrees to the waiver described in clause (a), make commercially reasonable efforts to obtain approval from the holders of the equity interests of such Company entitled to vote on such matters, in the manner required under Section 280G(b)(5) of the Code and the regulations promulgated thereunder, along with adequate disclosure intended to satisfy such requirements (including Q&A 7 of Section 1.280G-1 of such regulations), the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to, and in no event later than five (5) Business Days prior to soliciting such waivers and approval, the applicable Company shall provide drafts of such waivers and approval materials to Parent for its reasonable review, comment and approval. No later than ten (10) Business Days prior to soliciting the waivers, such Company shall provide Parent with the calculations and related documentation to determine whether and to what extent the vote described in this Section 7.16 is necessary in order to avoid the imposition of Taxes under Section 4999 of the Code. Prior to the Closing Date, to the extent that any disqualified individual agrees to the waiver described in clause (a), the applicable Company shall deliver to Parent evidence that a vote of the stockholders of such Company was solicited in accordance with the foregoing and whether the requisite number of votes of the stockholders of the Company was obtained with respect to the Waived 280G Benefits or that the vote did not pass and the Waived 280G Benefits will not be paid or retained.

Section 7.17 Parent Borrowings. Through the Closing, Parent shall be allowed to borrow up to $1,500,000 in the aggregate from its Affiliates, directors, officers and stockholders to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Parent in due course on a non-interest bearing basis and otherwise on arm’s length terms and conditions and repayable at Closing in cash.

Section 7.18 Subscription Agreements. Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements.

Section 7.19 Support Agreements. Within twenty four (24) hours of the date hereof, (a) the MPMO Unitholders holding at least a majority of the MPMO Common Units issued and outstanding as of the date hereof will execute and deliver to Parent an MPMO Support Agreement and (b) the SNR Unitholders holding at least a majority of the SNR Common Units issued and outstanding as of the date hereof will execute and deliver to Parent an SNR Support Agreement.

Section 7.20 Pre-Closing Reorganization. Following the receipt of the Unitholder Approvals and prior to the Closing, each Company shall effect, carry out and complete the Pre-Closing Reorganization. The Parties shall agree on the form and substance of all resolutions, consents, filings and other documents to effectuate the Pre-Closing Reorganization and any changes to the Pre-Closing Reorganization proposed by the Companies after the date hereof shall be subject to Parent’s prior written consent (not to be unreasonably withheld, delayed or conditioned), with such changes that are approved by Parent to be incorporated in a revised Pre-Closing Reorganization. In addition, concurrently with such Transition Sub Mergers each of MPMO HoldCo and SNR HoldCo shall each become a party to this Agreement by executing the Pre-Closing Reorganization Joinders.

Section 7.21 Management Agreement. At or prior to the Closing, SNR shall cause the SNR Management Agreement to be terminated.

Section 7.22 Section 16 Matters. Prior to the Closing, Parent shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the Parent Class A Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters

Section 7.23 Qualification as an Emerging Growth Company. Each Company and Parent shall, at all times during the period from the date hereof until the Closing, (a) take all reasonable actions necessary to cause Parent to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and (b) not take any action that would reasonably be expected to cause Parent to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

Section 7.24 Tax Matters(a) .

(a) None of the Parties hereto shall (and each Party shall cause its Affiliates not to) take any action (or fail to take any reasonable action) which action (or failure to act), whether before or after the Initial Effective Times, would reasonably be expected to prevent or impede each of (i) the MPMO Mergers and the (ii) the SNR Mergers from qualifying as a “reorganization” within the meaning of Section 368 of the Code. The Parties intend to report and, except to the extent otherwise required by a change in applicable Law, shall report, for U.S. federal income Tax purposes, (i) each of (A) the MPMO Mergers and (B) the SNR Mergers as a “reorganization” within the meaning of Section 368 of the Code and (ii) that no gain or loss will be recognized by holders of MPMO HoldCo Common Stock as a result of the receipt of Parent Class A Stock (including any Earnout Shares) pursuant to the MPMO Mergers or by the holders of SNR HoldCo Common Units as a result of the receipt of Parent Class A Stock (including any Earnout Shares) pursuant to the SNR Mergers, except, in each case, with respect to cash received in lieu of fractional shares, imputed interest under Section 483 of the Code or gain required to be recognized pursuant to Section 897 of the Code.

(b) Each of Parent, MPMO and SNR shall execute and deliver officer’s certificates containing customary representations in a form to be agreed between the Parties as may be reasonably required by a tax advisor to the Companies or Parent in connection with the delivery of any opinion by such counsel with respect to the tax treatment of the transaction.

Section 7.25 Title Opinion and Survey. As soon as reasonably practicable after the date of this Agreement, but in no event later than thirty (30) days prior to the Closing Date, SNR and MPMO will provide Parent (i) the Title Opinion and (ii) the Survey.

Section 7.26 Transferred Contracts. At the Closing, MPMO shall assign to Parent the Contracts identified on Section 7.26 of the Company Disclosure Letters (the “Transferred Contracts”), and the obligations under the Transferred Contracts will be assumed by Parent effective at the Closing in accordance with the terms of those agreements. Such assignment and assumption of the Transferred Contracts shall occur automatically at the Closing without any further action required by the Parties.

Section 7.27 Employment Agreement. MPMO will use reasonable best efforts to cause James H. Litinsky to enter into an employment agreement with MPMO substantially on the terms set forth on Section 7.27 of the Company Disclosure Letters prior to the filing of the S-4 Registration Statement / Proxy Statement. When fully executed by MPMO and James H. Litinsky, such employment agreement shall constitute one of the Transferred Contracts.

ARTICLE VIII.

CONDITIONS TO THE TRANSACTION

Section 8.1 Conditions to Obligations of Each Party’s Obligations. The respective obligations of each Party to this Agreement to effect the Mergers and the other Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Stockholder and Unitholder Approval. Each of the Parent Stockholder Approval, the MPMO Unitholder Approval and the SNR Unitholder Approval shall have been obtained.

(b) Parent Net Tangible Assets. Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) following the exercise by the holders of Parent Class A Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing of their right to convert their Parent Class A Stock held by them into a pro rata share of the Trust Account in accordance with Parent Organizational Documents.

(c) HSR Act; Governmental Approvals. (i) All applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or otherwise been terminated, (ii) the DPH and the NRC shall have been provided notification regarding the Transaction and (iii) the Parties will have received or have been deemed to have received all other necessary pre-closing authorizations, consents, clearances, waivers and approvals of all Governmental Entities in connection with the execution, delivery and performance of this Agreement and the Transactions set forth on Section 8.1(c) of the Company Disclosure Letters.

(d) No Order. No provision of any applicable Legal Requirement prohibiting, enjoining, restricting or making illegal the consummation of the Transactions shall be in effect and no temporary, preliminary or permanent restraining Order enjoining, restricting or making illegal the consummation of the Transactions will be in effect.

(e) Listing; Registration Statement. (i) The shares of Parent Class A Stock to be issued in connection with the Closing shall be approved for listing upon the Closing on NYSE subject only to official notice of issuance thereof and (ii) the S-4 Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the S-4 Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remains pending.

(f) Offer Completion. Parent shall have provided an opportunity to its stockholders to have their Parent Class A Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Parent Organizational Documents, the Trust Agreement, and the S-4 Registration Statement / Proxy Statement in conjunction with, inter alia, obtaining approval from the stockholders of Parent for the Transactions.

(g) Minimum Cash. Immediately prior to the Initial Effective Times, (i)(A) the total available cash in the Trust Account less (B) anticipated payments required to satisfy Parent Stockholder Redemptions, if any, plus (ii) amounts funded pursuant to the Subscription Agreements, shall be at least $150,000,000.

Section 8.2 Additional Conditions to Obligations of the Companies. The obligations of each Company to consummate and effect the Mergers and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by such Company:

(a) Representations and Warranties. The Fundamental Representations of Parent shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation contain herein) on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); and all other representations and warranties of Parent set forth in ARTICLE V hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation contained herein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of the Parent to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Agreements and Covenants. Parent and the Merger Subs shall have performed or complied with all agreements and covenants required by this Agreement (other than in Section 7.24(b)) to be performed or complied with by them on or prior to the Closing Date, in each case in all material respects.

(c) Closing Certificate. Parent shall have delivered to the Companies a certificate, signed by an executive officer of Parent and dated as of the Closing Date, certifying as to the matters set forth in Section 8.2(a) and Section 8.2(b).

(d) Material Adverse Effect. No Parent Material Adverse Effect shall have occurred since the date of this Agreement or be continuing.

(e) A&R Registration Rights Agreement. Parent shall have delivered or shall stand ready to deliver the A&R Registration Rights Agreement duly executed by Parent, Sponsor and the Independent Directors.

(f) Trust Account. Parent shall have made appropriate arrangements to have the Trust Account, less amounts paid and to be paid pursuant to Section 7.14, available to Parent for payment of the Parent Transaction Expenses or Companies Transaction Expenses at the Closing.

(g) A&R Charter. The Parent A&R Charter shall have been filed with the state of Delaware in accordance with the DGCL.

(h) Parent Sponsor Letter Agreement. The transactions contemplated to occur prior to the Closing by the Parent Sponsor Letter Agreement have been consummated concurrently with or prior to the Closing.

(i) Appointment of Officers and Directors of Parent. The persons listed in Section 7.2(e) of the Company Disclosure Letters (and only such persons) shall have been duly elected and appointed to the positions of officers and directors of Parent in the class indicated with respect to directors, and as members of the committees of the Parent Board, as set forth therein, as of the Closing consistent with the requirements of Section 7.2(e).

Section 8.3 Additional Conditions to the Obligations of Parent and the Merger Subs. The obligations of Parent and the Merger Subs to consummate and effect the Mergers and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. (i) The Fundamental Representations of each of the Companies shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contain herein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); (ii) the representations and warranties of each of the Companies set forth in clause (a) of Section 4.9 shall be true and correct in all respects on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date; and (iii) all other representations and warranties of each of the Companies set forth in ARTICLE IV hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained herein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of each of the Companies to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants. Each of the Companies shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, in each case, in all material respects.

(c) Closing Certificate. Each of the Companies shall have delivered to Parent a certificate, signed by an executive officer of such Company and dated as of the Closing Date, certifying as to the matters set forth in Section 8.3(a) and Section 8.3(b) with respect to such Company.

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement or be continuing.

(e) A&R Registration Rights Agreement. Each of the Companies shall have delivered or shall stand ready to deliver the A&R Registration Rights Agreement duly executed by the other parties thereto (excluding Parent, Sponsor and the Independent Directors).

(f) Pre-Closing Reorganization. The Pre-Closing Reorganization shall have been consummated.

(g) HoldCos. The representations and warranties of each of the HoldCos, as set forth in the HoldCo Joinders, shall be true and correct in all material respects and each of the HoldCos shall have performed or complied with all agreements and covenants required by this Agreement and the HoldCo Joinders to be performed or complied with by it at or prior to the Closing Date, in each case, in all material respects.

(h) Title Opinion and Survey. SNR and MPMO shall have delivered to Parent:

(i) A mineral title opinion prepared by Day, Carter, Murphy LLP: (A) describing the ownership of the mineral interests of the patented mining claims and all other fee parcels comprised within the “MolyCorp Mountain Pass Mine Mineral Reservations” map by Chevron dated 1-17-06, within the Mountain Pass Mine and indicating that SNR or MPMO holds marketable title free of any Lien except any Lien that would not interfere in a material respect with the present or proposed use of the parcels by the Companies and free of material defects to the mineral estate of the materials that SNR and MPMO expect to mine at the Mountain Pass Mine in connection with the conduct of their business as currently projected through 2040 in the SRK 43-101 report dated October 25, 2019 as updated via the SRK Draft Technical Memorandum dated February 24, 2020; (B) indicating that MPMO holds marketable title free of material defects as to those mill sites claims within the Mountain Pass Mine described as encompassing the Shadow Valley Water System, and more specifically described as the Ace Valley No. 1, Ace Valley No. 2, Ace Valley No. 3, Shadow Valley No. 1 and Shadow Valley No. 2.; (C) covering the existence and validity of the related BLM Title V rights-of-way for the water pipelines between the wells in (ii) above and the main mine site; and (D) the mineral title opinion shall review title from the USA patent to the present for each parcel (the “Title Opinion”).

(ii) A survey which plots the location of the parcels referenced in Section 8.3(h)(i)(A) on an aerial photo containing all of the Mine’s existing and proposed Operating Equipment and Facilities (e.g. plotted on the map in the Company Disclosure Letters regarding financial assurances), so that the location of the above subject property interests relative to the existing and proposed phase 2 facilities is clear (the “Survey”).

ARTICLE IX.

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Parent and the Companies at any time;

(b) by either Parent or the Companies if the Transactions shall not have been consummated by March 31, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Parent or the Companies if a Governmental Entity shall have issued an Order, statute, rule or regulation permanently restraining, enjoining or otherwise prohibiting the Transactions, including the Mergers, which Order, statute, rule or regulation is final and nonappealable;

(d) by the Companies, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Parent or the Merger Subs, or if any representation or warranty of Parent or the Merger Subs shall have become untrue, in either case such that the conditions set forth in ARTICLE VIII would not be satisfied; provided, that if such breach by Parent or the Merger Subs is curable by Parent or the Merger Subs prior to the Closing, then the Companies must first provide written notice of such breach and may not terminate this Agreement under this Section 9.1(d) until the earlier of: (i) thirty (30) days after delivery of written notice from the Companies to Parent of such breach; and (ii) the Outside Date; provided, further, that Parent and the Merger Subs continue to exercise reasonable best efforts to cure such breach (it being understood that the Companies may not terminate this Agreement pursuant to this Section 9.1(d) if: (A) either Company shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by Parent or the Merger Subs is cured during such thirty (30)-day period);

(e) by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Companies or if any representation or warranty of the Companies shall have become untrue, in either case such that the conditions set forth in Article VIII would not be satisfied; provided, that if such breach is curable by the Companies prior to the Closing, then Parent must first provide written notice of such breach and may not terminate this Agreement under this Section 9.1(e) until the earlier of: (i) thirty (30) days after delivery of written notice from Parent to the Companies of such breach; and (ii) the Outside Date; provided, further, that the Companies continue to exercise reasonable best efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.1(e) if: (A) it shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by the Companies is cured during such thirty (30)-day period);

(f) by either Parent or the Companies, if, at the Special Meeting (including any adjournments thereof), the Parent Stockholder Matters are not duly adopted by the stockholders of Parent by the requisite vote under the DGCL and the Parent Organizational Documents;

(g) by Parent, if the MPMO Unitholders holding at least a majority of the MPMO Common Units do not enter into the MPMO Support Agreement within twenty-four (24) hours following the date hereof;

(h) by Parent, if the SNR Unitholders holding at least a majority of the SNR Common Units do not enter into the SNR Support Agreement within twenty-four (24) hours following the date hereof;

(i) by Parent, if the MPMO Unitholder Approval shall not have been obtained within three (3) Business Days of the S-4 Registration Statement / Proxy Statement being declared effective by the SEC; or

(j) by Parent, if the SNR Unitholder Approval shall not have been obtained within three (3) Business Days of the S-4 Registration Statement / Proxy Statement being declared effective by the SEC.

Section 9.2 Notice of Termination; Effect of Termination.

(a) Any termination of this Agreement under Section 9.1 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

(b) In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) Section 7.8, Section 7.11, this Section 9.2(b), ARTICLE X (General Provisions) and the Confidentiality Agreement shall survive the termination of this Agreement; and (ii) nothing herein shall relieve any Party from liability for any intentional breach of this Agreement or intentional fraud in the making of the representations and warranties in this Agreement.

ARTICLE X.

GENERAL PROVISIONS

Section 10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date delivered, if delivered by email, with confirmation of transmission; or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to Parent or the Merger Subs, to:

Fortress Value Acquisition Corp.

1345 Avenue of the Americas, 46th Floor

New York, New York 10105

Attention: Alexander Gillette

E-mail: agillette@fortress.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 5th Avenue

New York, NY 10153

Attention: Jaclyn L. Cohen

Email: jackie.cohen@weil.com

if to MPMO, prior to the Closing, to:

MP Mine Operations LLC d/b/a MP Materials

6720 Via Austi Parkway, Suite 450

Las Vegas, Nevada 89119

Attention: Sheila Bangalore, General Counsel

Email: sbangalore@mpmaterials.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Attention: Jeffrey N. Smith

E-mail: jnsmith@sidley.com

if to SNR, prior to the Closing, to:

Randall Weisenburger

12 Havemeyer Place

2nd Floor

Greenwich, CT 06830

Email: rjw@mile26capital.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

1999 Avenue of the Stars, 29th Floor

Los Angeles, CA 90067

Attention: Gregory B. Klein

Email: gregory.klein@stblaw.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 10.2 Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “made available” mean that the subject documents or other materials were included in and available at the “Project Element” online datasite hosted by IntraLinks or sent through electronic mail on or prior to the date of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The word “or” shall be disjunctive but not exclusive. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time. All references to currency amounts in this Agreement shall mean United States dollars.

Section 10.3 Counterparts; Electronic Delivery. This Agreement, the Transaction Agreements and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by email to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

Section 10.4 Entire Agreement; Third Party Beneficiaries. This Agreement, the other Transaction Agreements and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules hereto: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) other than the rights, at and after the Closing, of Persons pursuant to the provisions of Section 7.15 and Section 10.15 (which will be for the benefit of the Persons set forth therein), are not intended to confer upon any other Person other than the Parties any rights or remedies.

Section 10.5 Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

Section 10.6 Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds. To the extent any Party brings any Legal Proceeding to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing and the Outside Date, the Outside Date will automatically be extended to (i) the 20th (twentieth) Business Day after such Legal Proceeding is no longer pending or (ii) such other date established by the court presiding over such Legal Proceeding.

Section 10.7 Governing Law. This Agreement and the consummation the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

Section 10.8 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the courts of the State of Delaware or the federal courts located in the State of Delaware in connection with any matter based upon or arising out of this Agreement, the other Transaction Agreements and the consummation of the Transactions, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Person and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Each Party and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (a) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (b) such Legal Proceeding may not be brought or is not maintainable in such court; (c) such Person’s property is exempt or immune from execution; (d) such Legal Proceeding is brought in an inconvenient forum; or (e) the venue of such Legal Proceeding is improper. Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.1. Notwithstanding the foregoing in this Section 10.8, any Party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 10.9 Rules of Construction. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 10.10 Expenses. At the Closing, Parent and the Company shall pay, or cause to be paid, the Companies Transaction Expenses and the Parent Transaction Expenses in accordance with Section 2.9. If this Agreement is validly terminated in accordance with ARTICLE IX, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transaction Agreements and the consummation of the Transactions.

Section 10.11 Reserved.

Section 10.12 Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 10.12, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 10.13 Amendment. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties.

Section 10.14 Extension; Waiver. At any time prior to the Closing, any Party may, to the extent not prohibited by applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other Parties; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. In the event any provision of any of the other Transaction Agreement in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

Section 10.15 No Recourse. Other than the rights, at and after the Closing, of Persons pursuant to the provisions of Section 2.6, no Person, including the Sponsor, who is not a Party, including any current, former or future director, officer, employee, consultant, incorporator, partner, manager, stockholder, unitholder (including the Unitholders of the Companies) member, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Party, or any current, former or future director, officer, employee, consultant, incorporator, partner, manager, stockholder, member, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement and the Transactions, or based on, in respect of, or by reason of this Agreement and the Transactions or its negotiation, execution, performance, or breach, and, to the maximum extent permitted by applicable Legal Requirements, each Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by applicable Legal Requirements: (a) each Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Party or otherwise impose liability of a Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

Section 10.16 Disclosure Letters and Exhibits. The Company Disclosure Letters and Parent Disclosure Letter shall each be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the Company Disclosure Letters or Parent Disclosure Letter, as applicable; or (b) it is reasonably apparent on the face of the disclosure (without reference to any document referred to therein or any independent knowledge on the part of the reader regarding the matter disclosed) that such information qualifies another representation and warranty of the Company or Parent, as applicable, in this Agreement. In each case, subject to the language of the applicable representations and warranties, obligations, covenants, conditions or agreements contained herein, any item of information, matter or document disclosed or referenced in, or attached to, the Company Disclosure Letters will not (a) be used as a basis for interpreting the terms “material,”

“Company Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the Ordinary Course of Business, (c) be deemed or interpreted to expand the scope of the Companies’, Parent’s or the Merger Subs’ respective representations and warranties, obligations, covenants, conditions or agreements contained herein, (d) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter or (e) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter. No disclosure in the Company Disclosure Letters relating to any possible breach or violation of any agreement or Law will be construed as an admission or indication that any such breach or violation exists or has actually occurred. Capitalized terms used in the Company Disclosure Letters and not otherwise defined therein have the meanings given to them in this Agreement.

Section 10.17 Release.

(a) Company Release. Each Company, on behalf of itself and each of its respective Affiliates, hereby irrevocably waives, releases and discharges, effective as of the Closing, the Unitholders of the Companies and their respective predecessors, successors, Subsidiaries and Affiliates, and any such Company’s and any of its Subsidiaries’ respective current and former officers, directors, employees, consultants, agents, representatives and advisors, in each case from any and all liabilities and obligations of any kind or nature whatsoever that such Person or its Affiliates has or may have, now or in the future, arising out of, relating to, or resulting from any matter or cause whatsoever arising prior to the Closing, in each case whether known or unknown, absolute or contingent, liquidated or unliquidated, and whether arising under any agreement or understanding or otherwise, at law or equity, arising out of or in connection with the ownership by the Unitholders of the Companies, any Person’s service as a director of the Companies and any acts or omissions of any Person on behalf of the Companies and any of their respective Subsidiaries.

(b) Parent Release. Each of Parent and the Merger Subs, on behalf of itself and its Affiliates, hereby irrevocably waives, releases and discharges, effective as of the Closing, the holders of Parent Stock, including the Sponsor, and their respective predecessors, successors, Subsidiaries and Affiliates, and any of their respective current and former officers, directors, employees, consultants, agents, representatives and advisors, in each case from any and all liabilities and obligations of any kind or nature whatsoever that such Person or its Affiliates has or may have, now or in the future, arising out of, relating to, or resulting from any matter or cause whatsoever arising prior to the Closing, in each case whether known or unknown, absolute or contingent, liquidated or unliquidated, and whether arising under any agreement or understanding or otherwise, at law or equity, arising out of or in connection with the ownership by the holders of Parent Class A Stock of such stock, any Person’s service as a director of Parent or a director or manager of any of the Merger Subs and any acts or omissions of any Person on behalf of Parent or the Merger Subs.

Section 10.18 Legal Representation.

(a) Each of the Companies, on behalf of its itself and its respective directors, members, partners, officers, employees and Affiliates, and its respective successors and assigns (all such parties, the “Company Waiving Parties”), hereby irrevocably acknowledge and agree that all communications, written or oral, between any Person or Sponsor or any of their respective directors, members, partners, officers, employees or Affiliates and its counsel, including Weil, Gotshal & Manges LLP (“Weil”) (or any successor), made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Transaction Agreement or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Companies notwithstanding this Agreement and the Transactions, and instead survive, remain with and are controlled by Parent (the “Parent Privileged Communications”), without any waiver thereof. Each of the Companies, on behalf of itself and the Company Waiving Parties, hereby further agree (i) that no Person may use or rely on any of the Parent Privileged Communications, whether located in the records or email server of Parent or otherwise (including in the knowledge of the officers and employees), in any dispute or Legal Proceedings against or involving any of the Parties after the Closing, (ii) not to assert that any privilege has been waived as to the Parent Privileged Communications, whether located in the records or email server of Parent or otherwise (including in the knowledge of the officers and employees) and (iii) not to take any action that would result in any subsequent waiver of the privilege respecting the Parent Privileged Communications.

(b) Parent, on behalf of its itself and its respective directors, stockholders, partners, officers, employees and Affiliates, and its respective successors and assigns (all such parties, the “Parent Waiving Parties”), hereby irrevocably acknowledge and agree that all communications, written or oral, between any Person or either Company or any of their respective directors, members, partners, officers, employees or Affiliates and their counsel, including Sidley Austin LLP (or any successor) and Simpson Thacher & Bartlett (or any successor), made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Transaction Agreement or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to Parent or remain with the Company notwithstanding this Agreement and the Transactions, and instead survive, are assigned to, remain with and are controlled by the applicable HoldCos Equityholders (the “Companies Privileged Communications”), without any waiver thereof. Parent, on behalf of itself and the Parent Waiving Parties, hereby further agree (i) that no Person may use or rely on any of the Company Privileged Communications, whether located in the records or email server of such Company or otherwise (including in the knowledge of the officers and employees), in any dispute or Legal Proceedings against or involving any of the Parties after the Closing, (ii) not to assert that any privilege has been waived as to the Company Privileged Communications, whether located in the records or email server of such Company or otherwise (including in the knowledge of the officers and employees) and (iii) not to take any action that would result in any subsequent waiver of the privilege respecting the Company Privileged Communications.

Section 10.19 Survival of Representations and Warranties. The representations and warranties in ARTICLE IV and ARTICLE V of this Agreement and in any instrument delivered pursuant to this Agreement with respect to the accuracy of such representations and warranties, shall terminate and be of no further force and effect as of the Closing.

Section 10.20 Covenants, Obligations and Agreements. Notwithstanding anything herein to the contrary, the Parties each acknowledge and agree that: (i) each of the Companies covenants, obligations and agreements are several and not joint and (ii) that no Company or any of its respective Affiliates shall be liable for, or shall have been deemed to have breached or violated this Agreement as a result of, a breach or violation of this Agreement by such other Company or its respective Subsidiaries.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

FORTRESS VALUE ACQUISITION CORP.

By:	/s/ Andrew A. McKnight
Name: Andrew A. McKnight
Title: Chief Executive Officer

FVAC MERGER CORP. I

By:	/s/ Andrew A. McKnight
Name: Andrew A. McKnight
Title: President

FVAC MERGER LLC II

By:	/s/ Andrew A. McKnight
Name: Andrew A. McKnight
Title: President

FVAC MERGER LLC III

By:	/s/ Andrew A. McKnight
Name: Andrew A. McKnight
Title: President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

FVAC MERGER LLC IV

By:	/s/ Andrew A. McKnight
Name: Andrew A. McKnight
Title: President

MP MINE OPERATIONS LLC

By:	/s/ James H. Litinsky
Name: James H. Litinsky
Title: Co-Chairman

SECURE NATURAL RESOURCES LLC

By:	/s/ Randall Weisenburger
Name: Randall Weisenburger
Title: Manager

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

SCHEDULE A

DEFINED TERMS

Section 1.1. Defined Terms. Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

“A&R Registration Rights Agreement”	Recitals

“Additional Parent SEC Reports”	Section 5.7(a)

“Affiliate”	Schedule A, Section 1.2

“Aggregate Closing Number of Securities”	Schedule A, Section 1.2

“Aggregate Pro Rata Equityholder Consideration”	Section 2.6(j)

“Agreement”	Preamble

“Approvals”	Section 4.1

“Book-Entry Equity”	Schedule A, Section 1.2

“Business Day”	Schedule A, Section 1.2

“CARES Act”	Schedule A, Section 1.2

“Certificates of Merger”	Schedule A

“Certifications”	Section 5.7(a)

“Change of Control”	Schedule A, Section 1.2

“Charter Documents”	Section 4.1

“Class F Holders”	Schedule A, Section 1.2

“Closing”	Section 1.1

“Closing Date”	Section 1.1

“Closing Form 8-K”	Section 7.7(c)

“Closing Press Release”	Section 7.7(c)

“Code”	Schedule A, Section 1.2

“Companies”	Preamble

“Companies Transaction Expenses”	Section 2.9(a)

“Companies Waiving Parties”	Section 10.18(a)

“Company Benefit Plan”	Schedule A, Section 1.2

“Company Business Combination”	Section 7.13

“Company Intellectual Property”	Section 4.18(b)

“Company Material Adverse Effect”	Schedule A, Section 1.2

“Company Registered Intellectual Property”	Schedule A, Section 1.2

“Company Representatives”	Section 7.13

“Confidentiality Agreement”	Schedule A, Section 1.2

“Continental”	Section 5.13(a)

“Contract”	Schedule A, Section 1.2

“Copyright”	Schedule A, Section 1.2

“D&O Indemnified Party”	Section 7.15(a)

“DGCL”	Recitals

“DLLCA”	Recitals

“DPA”	Schedule A,

“Earnout Shares”	Schedule A, Section 1.2

“Environmental Law”	Schedule A, Section 1.2

“Environmental Permits”	Schedule A, Section 1.2

“ERISA”	Schedule A, Section 1.2

“ERISA Affiliate”	Schedule A, Section 1.2

“Exchange Act”	Schedule A, Section 1.2

“Exchange Agent”	Section 2.7(a)

“Exchange Agent Agreement”	Section 2.7(a)

“Exchange Fund”	Section 1.3(d)

“Export Licenses”	Schedule A, Section 1.2

“Final MPMO Certificate of Merger”	Section 2.2(a)(ii)

“Final MPMO Effective Time”	Section 2.2(a)(ii)

“Final MPMO Merger”	Recitals

“Final SNR Certificate of Merger”	Section 2.2(b)(ii)

“Final SNR Effective Time”	Section 2.2(b)(ii)

“Final SNR Merger”	Recitals

“Financial Statements”	Section 4.7(a)

“First Earnout Achievement Date”	Section 3.1(a)

“Fundamental Representations”	Schedule A, Section 1.2

“GAAP”	Schedule A, Section 1.2

“Governmental Entity”	Schedule A, Section 1.2

“Hazardous Material”	Schedule A, Section 1.2

“HoldCos”	Schedule A, Section 1.2

“HoldCos Equity”	Schedule A, Section 1.2

“HoldCos Equityholder”	Schedule A, Section 1.2

“HSR Act”	Section 4.5(b)

“Incentive Plan”	Section 7.1(a)

“Indebtedness”	Schedule A, Section 1.2

“Independent Directors”	Schedule A, Section 1.2

“Initial Effective Times”	Schedule A, Section 1.2

“Initial MPMO Certificate of Merger”	Section 2.2(a)(i)

“Initial MPMO Effective Time”	Section 2.2(a)(i)

“Initial MPMO Merger”	Recitals

“Initial MPMO Surviving Corporation”	Recitals

“Initial SNR Certificate of Merger”	Section 2.2(b)(i)

“Initial SNR Effective Time”	Section 2.2(b)(i)

“Initial SNR Merger”	Recitals

“Initial SNR Surviving Company”	Recitals

“Insider”	Section 4.22

“Insurance Policies”	Section 4.21

“Intellectual Property”	Schedule A, Section 1.2

“Invention Assignment Agreement”	Schedule A, Section 1.2

“IT Systems”	Schedule A, Section 1.2

“JOBS Act”	Section 7.23

“Knowledge”	Schedule A, Section 1.2

“Law”	Schedule A, Section 1.2

“Leased Real Property”	Section 4.14(b)

“Legal Proceeding”	Schedule A, Section 1.2

“Legal Requirements”	Schedule A, Section 1.2

“Licensed Intellectual Property”	Schedule A, Section 1.2

“Lien”	Schedule A, Section 1.2

“Lookback Cutoff Date”	Section 1.2

“Losses”	Schedule A, Section 1.2

“Material Contract”	Section 4.20(a)

“Material Customers”	1.1(a)(iii)

“Material Suppliers”	1.1(a)(iii)

“Merger Subs”	Preamble

“Mergers”	Schedule A, Section 1.2

“Mine”	Schedule A, Section 1.2

“Mineral”	Schedule A, Section 1.2

“Mountain Pass Mine”	Schedule A, Section 1.2

“MPMO”	Preamble

“MPMO Certificates of Merger”	Section 2.2(a)(ii)

“MPMO Closing Number of Securities”	Schedule A, Section 1.2

“MPMO Common Exchange Ratio”	Schedule A, Section 1.2

“MPMO Common Units”	Schedule A, Section 1.2

“MPMO Disclosure Letters”	Schedule A, Section 1.2

“MPMO Equity Value”	Schedule A, Section 1.2

“MPMO HoldCo”	Recitals

“MPMO HoldCo Common Stock”	Schedule A, Section 1.2

“MPMO HoldCo Common Stock Amount”	Schedule A, Section 1.2

“MPMO HoldCo Preferred Stock”	Schedule A, Section 1.2

“MPMO HoldCo Preferred Stock Amount”	Schedule A, Section 1.2

“MPMO HoldCo Stock”	Schedule A, Section 1.2

“MPMO HoldCo Stockholder”	Schedule A, Section 1.2

“MPMO LLC Agreement”	Schedule A, Section 1.2

“MPMO Merger Corp.”	Preamble

“MPMO Merger Corp. Common Stock”	Section 5.3(b)

“MPMO Merger LLC”	Preamble

“MPMO Mergers”	Recitals

“MPMO Per Share Common Merger Consideration”	Section 2.6(a)

“MPMO Per Share Preferred Merger Consideration”	Section 2.6(b)(i)

“MPMO Preferred Exchange Ratio”	Schedule A, Section 1.2

“MPMO Preferred Units”	Schedule A, Section 1.2

“MPMO Transition Sub”	Recitals

“MPMO Unitholder Approval”	Section 7.2(f)

“MPMO Unitholders”	Schedule A, Section 1.2

“MPMO Units”	Schedule A, Section 1.2

“Nonparty Affiliates”	Section 10.15

“NRC”	Section 7.5

“NYSE”	Section 5.11

“OFAC”	Schedule A, Section 1.2

“Operating Equipment and Facilities”	Schedule A, Section 1.2

“Order”	Schedule A, Section 1.2

“Ordinary Course of Business”	Schedule A, Section 1.2

“Outside Date”	Section 9.1(b)

“Owned Intellectual Property”	Schedule A, Section 1.2

“Owned Property”	Section 4.14(a)

“Parent”	Preamble

“Parent A&R Bylaws”	Recitals

“Parent A&R Charter”	Recitals

“Parent Board”	Recitals

“Parent Business Combination”	Section 7.13(b)

“Parent Class A Stock”	Section 5.3(a)

“Parent Class F Stock”	Section 5.3(a)

“Parent Common Stock”	Schedule A, Section 1.2

“Parent Disclosure Letter”	Article V

“Parent Material Adverse Effect”	Schedule A, Section 1.2

“Parent Material Contracts”	Section 5.10

“Parent Organizational Documents”	Schedule A, Section 1.2

“Parent Preferred Stock”	Section 5.3(a)

“Parent Privileged Communications”	Section 10.18(a)

“Parent Recommendation”	Recitals

“Parent SEC Reports”	Section 5.7(a)

“Parent Sponsor Letter Agreement”	Recitals

“Parent Sponsor Warrant Exchange Agreement”	Recitals

“Parent Stock”	Section 5.3(a)

“Parent Stockholder Approval”	Section 5.4

“Parent Stockholder Matters”	Section 7.1(a)

“Parent Stockholder Redemption”	Schedule A, Section 1.2

“Parent Stockholder Redemptions”	Schedule A, Section 1.2

“Parent Transaction Expenses”	Section 2.9(b)

“Parent Units”	Schedule A, Section 1.2

“Parent Waiving Parties”	Section 10.18(b)

“Parent Warrants”	Section 5.3(a)

“Parties”	Preamble

“Patented Claims”	Section 4.25(a)

“Patents”	Schedule A, Section 1.2

“PCAOB”	Schedule A, Section 1.2

“Permit”	Schedule A, Section 1.2

“Permitted Lien”	Schedule A, Section 1.2

“Person”	Schedule A, Section 1.2

“Personal Information”	Schedule A, Section 1.2

“Personal Property”	Section 4.14(f)

“PIPE Investment”	Recitals

“PIPE Investment Amount”	Section 5.12

“PIPE Investors”	Section 5.12

“Pre-Closing Reorganization”	Recitals

“Pre-Closing Reorganization Entities”	Schedule A, Section 1.2

“Pre-Closing Reorganization Joinders”	Recitals

“Privacy Laws”	Schedule A, Section 1.2

“Private Placement Warrants”	Section 5.3(a)

“Public Warrants”	Section 5.3(a)

“Radioactive Materials License”	Schedule A, Section 1.2

“Real Property Leases”	Section 4.14(b)

“Reviewable Document”	Section 7.6(a)

“Sanctioned Country”	Schedule A, Section 1.2

“Sanctioned Person”	Schedule A, Section 1.2

“Sanctions”	Schedule A, Section 1.2

“SEC”	Schedule A, Section 1.2

“Second Earnout Achievement Date”	Section 3.1(b)

“Securities Act”	Schedule A, Section 1.2

“Shenghe”	Schedule A

“Signing Form 8-K”	Section 7.7(a)

“SNR”	Preamble

“SNR Certificates of Merger”	Section 2.2(b)

“SNR Closing Number of Securities”	Schedule A, Section 1.2

“SNR Common Exchange Ratio”	Schedule A, Section 1.2

“SNR Common Units”	Schedule A, Section 1.2

“SNR Disclosure Letters”	Schedule A, Section 1.2

“SNR Equity Value”	Schedule A, Section 1.2

“SNR Holdco Common Unit Amount”	Schedule A, Section 1.2

“SNR HoldCo Common Units”	Schedule A, Section 1.2

“SNR HoldCo Unitholder”	Schedule A, Section 1.2

“SNR LLC Agreement”	Schedule A, Section 1.2

“SNR Management Agreement”	Schedule A, Section 1.2

“SNR Merger Company”	Preamble

“SNR Merger LLC”	Preamble

“SNR Mergers”	Recitals

“SNR Per Unit Common Merger Consideration”	Section 2.6(c)

“SNR Permitted Pre-Closing Transaction”	Section 6.1(c)

“SNR Transition Sub”	Recitals

“SNR Unitholder”	Schedule A, Section 1.2

“SNR Unitholder Approval”	Section 7.2(g)

“Specified Business Conduct Laws”	Schedule A, Section 1.2

“Sponsor”	Schedule A, Section 1.2

“Stage 2 CapEx”	Schedule A

“Subscription Agreements”	Section 5.12

“Subsidiary”	Schedule A, Section 1.2

“Surviving Corporation”	Recitals

“Survey”	Section 8.3(h)(ii)

“Tax/Taxes”	Schedule A, Section 1.2

“Tax Return”	Schedule A, Section 1.2

“Title Opinion”	Section 8.3(h)(i)

“Trade Laws”	Schedule A, Section 1.2

“Trade Secrets”	Schedule A, Section 1.2

“Trademarks”	Schedule A, Section 1.2

“Trading Day”	Schedule A, Section 1.2

“Transaction Agreements”	Schedule A, Section 1.2

“Transactions”	Schedule A, Section 1.2

“Transferred Contracts”	Section 7.26

“Treasury Regulations”	Schedule A, Section 1.2

“Trust Account”	Section 5.13(a)

“Trust Agreement”	Section 5.13(a)

“Trust Termination Letter”	Section 7.9

“Unitholders of the Companies”	Schedule A, Section 1.2

“Unpatented Claims”	Section 4.25(b)

“VWAP”	Schedule A, Section 1.2

“Waived 280G Benefits”	Section 7.16

“WARN”	Section 4.12(g)

“Water Rights”	Section 4.25(o)

“Weil”	Section 10.18(a)

“Withholding Amount”	Section 2.8

Section 1.2. Additional Terms. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, that in no event shall Parent or any of the Merger Subs be considered an Affiliate of SoftBank Group Corp. nor shall Softbank Group Corp. be considered to be an Affiliate of Parent or any of the Merger Subs.

“Aggregate Closing Number of Securities” shall mean the number of shares of Parent Class A Stock equal to: (a) the sum of (i) the MPMO Equity Value plus (ii) the SNR Equity Value; divided by (b) $10, which equates to 91,941,543 shares.

“Book-Entry Equity” shall mean each book-entry account formerly representing any non-certificated HoldCos Equity.

“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by Legal Requirements to close.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (as may be amended or modified).

“Certificates of Merger” shall mean the MPMO Certificates of Merger and the SNR Certificates of Merger.

“Change of Control” shall mean any transaction or series of transactions the result of which is: (a) the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of Parent; (b) a merger, consolidation, reorganization or other business combination, however effected, resulting in any Person or “group” (as defined in the Exchange Act) acquiring at least 50% of the combined voting power of the then outstanding securities of Parent or the surviving Person outstanding immediately after such combination; or (c) a sale of all or substantially all of the assets of Parent.

“Class F Holders” shall mean any Person that owns Parent Class F Stock on the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” shall mean an “employee benefit plan” as defined in Section 3(3) of ERISA, and any other plan, policy or program providing compensation or other benefits to any current or former director, officer or employee of any such Company or its Subsidiaries, which is maintained, sponsored or contributed to by any such Company or its Subsidiaries or under which such Company or its Subsidiaries has any obligation or liability, whether contingent or otherwise, including, any retirement, supplemental retirement, deferred compensation, employment, bonus, incentive compensation, stock purchase, employee stock ownership, equity-based, severance, change in control, employee loan, retiree medical or life insurance, educational, employee assistance, fringe benefit or other employee benefit plan, policy, agreement, program or arrangement.

“Company Disclosure Letters” shall mean the MPMO Disclosure Letters and the SNR Disclosure Letters.

“Company Material Adverse Effect” shall mean any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences: (a) has had a materially adverse effect on the financial condition or results of operations of the Companies or either Company and its Subsidiaries, in each case, taken as a whole; or (b) is reasonably likely to prevent or materially delay the ability of either of the Companies or the HoldCos to consummate the Transactions; provided, however, that no change, event, occurrence or effect arising out of or related to any of the following, alone or in combination, shall be taken into account in determining whether a Company Material Adverse Effect pursuant to clause (a) has occurred: (i) acts of war (whether such war is declared or undeclared, existing or new), hostilities, sabotage (including any internet or “cyber” attack or hacking), social or civil unrest (including demonstrations, riots or looting), or terrorism, or any escalation or worsening of any such acts of war, hostilities, sabotage, social or civil unrest or terrorism, or changes in global, international, national, regional, state or local political or social conditions (including intercountry or intra-country relationships); (ii) earthquakes, hurricanes, tornados, tsunamis, floods, mudslides, fires, weather conditions, explosions, accidents, malfunctions, system failures, pandemics (including COVID-19 and COVID-19 Measures) or other natural or man-made disasters; (iii) changes attributable to the public announcement or pendency of this Agreement or the Transactions (including the impact thereof on relationships with customers, suppliers, licensors, distributors, partners, providers, employees or Governmental Entities); (iv) changes or proposed changes in applicable Legal Requirements, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement (including tariffs); (v) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; (vi) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, banking, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; (vii) events or conditions generally affecting the industries and markets in which the Company operates; (viii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position; provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect; or (ix) any force majeure event, change, event or occurrence.

“Company Registered Intellectual Property” shall mean all issued Patents, pending Patent applications, Trademark registrations, applications for Trademark registration, Copyright registrations, applications for Copyright registration and Internet domain names, in each case owned or purported to be owned by any such Company or its Subsidiaries.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated June 4, 2020 by and between Parent and the Companies, as amended and joined from time to time.

“Contract” shall mean any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any action by the Companies directly in response to COVID-19, including any compliance with any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar applicable Law, directive, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization.

“DPA” shall mean Section 721 of Title VII of the Defense Production Act of 1950, as amended, (codified at 50 U.S.C. § 4565) and the regulations promulgated thereunder, codified at 31 C.F.R. Parts 800 to 802.

“Earnout Shares” shall mean the shares of Parent Class A Stock that may be issued pursuant to Section 3.1(a) and Section 3.1(b).

“Environmental Law” shall mean any and all applicable foreign, U.S. federal, state or local laws, statutes, ordinances, rules, regulations or other legal requirements relating to the protection of the environment, natural resources or human health and safety (as it relates to Hazardous Materials) or Hazardous Materials.

“Environmental Permit” shall mean any license, authorization, permit, agreement or approval issued by any Governmental Entity or required by Environmental Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any such Company or its Subsidiaries is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Export Licenses” shall mean export licenses XSOU8707 and XSOU8827 issued by the U.S. Nuclear Regulatory Commission to the Company.

“Fundamental Representations” shall mean: (a) in the case of the Companies, the representations and warranties contained in Section 4.1 (Organization and Qualification); Section 4.3(a) (Capitalization); Section 4.4 (Authority Relative to this Agreement); and Section 4.17 (Brokers; Third Party Expenses); and (b) in the case of Parent and the Merger Subs, the representations and warranties contained in Section 5.1 (Organization and Qualification); Section 5.2 (Parent Subsidiaries); Section 5.3 (Capitalization); Section 5.4 (Authority Relative to this Agreement); and Section 5.18 (Brokers; Third Party Expenses).

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Government Contract” shall mean any prime contract, subcontract, purchase order, task order, delivery order, basic ordering agreement, pricing agreement, letter contract or other similar written arrangement of any kind, between such Company and its Subsidiaries, on the one hand, and (a) any Governmental Entity, (b) any prime contractor of a Governmental Entity in its capacity as a prime contractor or (c) any subcontractor at any tier performing work that is directly charged to any contract of a type described in clauses (a) or (b) above, on the other hand. A task or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Entity” shall mean any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Hazardous Material” shall mean any substance, material or waste that is listed, classified or regulated by a Governmental Entity pursuant to any Environmental Law as a “hazardous,” “toxic,” “radioactive,” “pollutant,” “contaminant,” or words of similar meaning or effect.

“HoldCos” shall mean MPMO HoldCo and SNR HoldCo.

“HoldCos Equity” shall mean the MPMO HoldCo Stock and the SNR HoldCo Common Units.

“HoldCos Equityholders” shall mean the holders of HoldCos Equity.

“Indebtedness” shall mean any of the following (without duplication): (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities; (d) any obligations as lessee under capitalized leases; (e) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities to the extent drawn; (f) any guaranty of any of the foregoing; (g) any accrued interest, fees and charges in respect of any of the foregoing; and (h) any prepayment premiums and penalties actually due and payable, and any other fees, expenses, indemnities and other amounts actually payable as a result of the prepayment or discharge of any of the foregoing.

“Independent Directors” shall mean those Persons duly elected to the Parent’s board of directors and are independent pursuant to the standard of independence under the rules and regulations of the NYSE.

“Initial Effective Times” shall mean the Initial MPMO Effective Time and the Initial SNR Effective Time.

“Intellectual Property” shall mean all intellectual property and industrial property, and all corresponding rights, in any jurisdiction throughout the world, including: (a) all patents and patent applications, all continuations, divisionals and continuations-in-part of any of the foregoing, all patents issuing on any of the foregoing, and all reissues, renewals, substitutions, reexaminations and extensions of any of the foregoing (collectively, “Patents”); (b) all registered and unregistered trademarks, service marks, trade names, trade dress, logos, product designations, service marks, brand names, corporate names, and other source or business identifiers, and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions of any of the foregoing (collectively “Trademarks”); (c) all copyrights and copyrightable works, whether or not registered or published, all applications, registrations, reversions, extensions and renewals of any of the foregoing, and all moral rights, however denominated (collectively, “Copyrights”); (d) all Internet domain names; (e) all trade secrets, know-how and other intellectual property or industrial secret rights with respect to confidential and proprietary information (collectively, “Trade Secrets”); and (f) other similar proprietary rights as set forth in (a) through (e) in software and technology.

“Invention Assignment Agreement” shall mean any Contract to which any such Company or any of its Subsidiaries is a party, under which such employees or other Persons agree that, such Company or such Subsidiary (as applicable) is the owner of or otherwise transfers to such Company or such Subsidiary any and all Intellectual Property created or developed by such employees or other Persons within the scope of his or her employment with such Company or such Subsidiary (as applicable) or, in the case of a Person other than an employee, from the services such Person is required to perform for such Company or such Subsidiary (as applicable) under such Contract.

“IT Systems” shall mean all information technology, computers, and computer systems owned, operated, leased or licensed by any such Company or its Subsidiaries for the operation of the business.

“Knowledge” shall mean the actual knowledge (without any implied duty to investigate) of: (a)(i) with respect to MPMO, Michael Rosenthal, James Litinsky, Ryan Corbett, Sheila Bangalore and Todd Litinsky; and (ii) with respect to SNR, Randall Weisenburger and Andrew Basso; and (b) with respect to Parent or the Merger Subs, Andrew A. McKnight, R. Edward Albert III and Micah B. Kaplan.

“Law” shall mean any statute, law, ordinance, rule, regulation or Order, in each case, of any Governmental Entity.

“Legal Proceeding” shall mean any claim, action, suit, assessment, arbitration or proceeding, in each case that is by or before any Governmental Entity.

“Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, ordinance, code, rule, regulation, ruling, injunction, judgment, order, assessment, writ or other legal requirement, administrative policy or guidance, or requirement issued, enacted, adopted or promulgated by or under the authority of any Governmental Entity.

“Licensed Intellectual Property” shall mean all Intellectual Property (other than Owned Intellectual Property) licensed to the Company under a Contract with such Company or its Subsidiaries for use in connection with the business of any such Company or its Subsidiaries.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership), except for any restrictions arising under any applicable securities laws.

“Lookback Cutoff Date” shall mean (i) March 6, 2017 with respect to MPMO and its Subsidiaries and (ii) February 24, 2016 with respect to SNR and its Subsidiaries.

“Losses” shall mean any and all deficiencies, judgments, settlements, losses, damages, interest, fines, penalties, Taxes, costs and expenses (including reasonable legal, accounting and other costs and expenses of professionals incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification, compensation or reimbursement therefor).

“Mergers” shall mean, collectively, the MPMO Mergers and the SNR Mergers.

“Mine” shall mean the Mountain Pass Mine, together with access thereto and easements related thereto, all water rights related thereto, and all tangible property located on, in, or under all or any part of such Patented Claims, Unpatented Claims, Owned Property and Leased Real Property used or useful in connection with mining and processing Minerals (which as used herein shall include ores and concentrates bearing the same) or in connection with any related activities, including, exploration and evaluation of Minerals; development, operation, shutdown and closures of a Mine; storage, transport, haulage, handling, processing and refining of Minerals; disposal of Mine waste, waste water, tailings, slag, overburden and waste rock; reclamation of land; and any monitoring, maintaining, treatment and restoring of the environment and mitigation of pollution; and shall include, without limitation, all improvements, buildings, Intellectual Property, Company Registered Intellectual Property, Export Licenses, Radioactive Materials License, Government Contracts, IT Systems, and Operating Equipment and Facilities used in the operation of any Mine.

“Minerals” shall mean rare earth minerals, including bastnasite, rare earth elements, light and heavy rare earth concentrates, chloride, carbonate and oxides, and all byproducts of the foregoing and any other minerals which any such Company or its Subsidiaries have the right to mine, whether or not similar to the foregoing or found or produced in association therewith, including all existing and future ores, minerals, mineral elements and compounds, veins, lodes and mineral deposits; whether solid, liquid, or gaseous; whether organic or inorganic, metallic or non-metallic, hydrocarbonaceous or non-hydrocarbonaceous; including, oil, gas, methane, water, and geothermal steam, geothermal heat, and geothermal resources.

“Mountain Pass Mine” shall mean the approximately 2,222 acres constituting the open-pit operation and related facilities, including, evaporation ponds, tailings disposal facilities, overburden stockpiles, tailings facility, crushers, mills, cracking, separation, water treatment, offices, storage, warehouses, laboratories, shops, ponds, electrical facilities, metering stations, roads and drives and prior operational buildings, facilities and plants, located in Unincorporated San Bernardino County, California, known colloquially as the “Mountain Pass Mine” and covering the Patented Claims set forth on Section 4.25(a) of the Company Disclosure Letters and the Unpatented Claims set forth on Section 4.25(b) of the Company Disclosure Letters that are located within such 2,222 acres, lying within the perimeter boundary as shown in Schedule A of the Company Disclosure Letters;

“MPMO Closing Number of Securities” shall mean the number of shares of Parent Class A Stock equal to: (a) the MPMO Equity Value; divided by (b) $10.

“MPMO Common Exchange Ratio” shall mean the quotient of (a) the MPMO Closing Number of Securities; divided by (b) the sum of (i) MPMO HoldCo Common Stock Amount plus (ii) the MPMO HoldCo Preferred Stock Amount.

“MPMO Common Units” shall mean MPMO’s “Common Units” (as such term is defined in the MPMO LLC Agreement).

“MPMO Disclosure Letters” means the disclosure schedules of MPMO delivered to Parent in connection with this Agreement.

“MPMO Equity Value” shall mean $719,415,430.84.

“MPMO HoldCo Common Stock” shall mean the shares of common stock issued by MPMO HoldCo.

“MPMO HoldCo Common Stock Amount” shall mean the total number of shares of MPMO HoldCo Common Stock issued and outstanding as of immediately prior to the Initial MPMO Effective Time.

“MPMO HoldCo Preferred Stock” shall mean the shares of preferred stock issued by MPMO HoldCo.

“MPMO HoldCo Preferred Stock Amount” shall mean the total number of shares of MPMO HoldCo Preferred Stock issued and outstanding as of immediately prior to the Initial MPMO Effective Time.

“MPMO HoldCo Stock” shall mean MPMO HoldCo Common Stock and MPMO HoldCo Preferred Stock.

“MPMO HoldCo Stockholder” shall mean a holder of MPMO HoldCo Common Stock or MPMO HoldCo Preferred Stock immediately prior to Initial MPMO Effective Time.

“MPMO LLC Agreement” shall mean that certain Fourth Amended and Restated Limited Liability Company Agreement of MPMO, dated as of June 18, 2017.

“MPMO Preferred Exchange Ratio” shall mean shall mean the quotient of (a) the MPMO Closing Number of Securities; divided by (b) the sum of (i) the MPMO HoldCo Common Unit Amount plus (ii) the MPMO HoldCo Preferred Stock Amount.

“MPMO Preferred Units” shall mean MPMO’s “Preferred Units” (as such term is defined in the MPMO LLC Agreement).

“MPMO Unitholders” shall mean a holder of MPMO Units.

“MPMO Units” shall mean the MPMO Common Units and MPMO Preferred Units.

“OFAC” means the U.S. Treasury Department Office of Foreign Assets Control.

“Operating Equipment and Facilities” means all fixtures, equipment, facilities, plants, machinery, tools used in the Mine, including mine offices; maintenance and equipment repair shops; carpentry, tool, and electrical shops; parts and supplies warehouses; change houses; laboratory and assay facilities; ore bins; air compressors, electrical generators and buildings for same; dynamos; roads, and haulage ways; conveyor belts; electrical wire, apparatus, and controls (including transformers and switch boxes); pipe; water and fuel supply tanks and pumps; rolling stock; explosives and explosives storage facilities; loaders and loading equipment; tipples, dewatering facilities, including pumps; sewage facilities; waste water treatment and disposal facilities; ditches, water drainage courses, dams, and silt ponds; wells for the extraction or injection of water or for the monitoring of water supply or quality; telephones and other communications equipment; pipelines (including slurry and pneumatic pipelines); tractors; scrapers; power shovels; backhoes, haulage and graders; electrical power lines; processing plants; loading docks; wells; augers; overburden, waste rock or spoil, and other mine wastes; conveyors (including screw and bucket conveyors); crushers (including jaw crushers, gyratory crushers, cone crushers, wire crushers, impact crushers, roll crushers, hammer mills, shredders, and roller mills); screens (including grizzlies); magnets; leaching circuits; filters (including drum, disk, belt, and plate filters); smelting furnaces (including reverberatory furnaces and flash smelters); converters; slag, tailings; and tailings ponds.

“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Ordinary Course of Business” means the ordinary course of business of each Company or any Subsidiary thereof, as applicable, as conducted prior to the date hereof consistent with past practice.

“Owned Intellectual Property” shall mean (a) all Company Registered Intellectual Property and (b) all other Intellectual Property owned by any Company or any of its Subsidiaries.

“Parent Common Stock” means the Parent Class A Stock and Parent Class F Stock.

“Parent Material Adverse Effect” shall mean any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences: (a) has had a materially adverse effect on the business, assets, financial condition or results of operations of Parent and the Merger Subs, taken as a whole; or (b) prevents or delays the ability of Parent or the Merger Subs to consummate the Transactions; provided, however, that no change or effect related to any of the following, alone or in combination, shall be taken into account in determining whether a Parent Material Adverse Effect has occurred pursuant to clause (a): (i) changes or proposed changes in applicable Legal Requirements, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (ii) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; or (iii) general economic conditions, including changes in the credit, debt, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; provided, however, that if a change or effect related to clauses (i) through (iii) disproportionately adversely affects Parent and its Subsidiaries, taken as a whole, compared to other Persons operating in the same industry as Parent and its Subsidiaries, then such disproportionate impact may be taken into account in determining whether a Parent Material Adverse Effect has occurred.

“Parent Organizational Documents” shall mean the Amended and Restated Certificate of Incorporation of Parent, dated as of April 29, 2020, the Bylaws of Parent and any other similar organization documents of Parent, as each may be amended, modified or supplemented.

“Parent Sale” shall mean the occurrence of any of the following events: (a) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto is or becomes the beneficial owner, directly or indirectly, of securities of Parent representing more than 50% of the combined voting power of Parent’s then outstanding voting securities, (b) there is consummated a merger or consolidation of Parent with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Parent Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of Parent immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (c) the shareholders of Parent approve a plan of complete liquidation or dissolution of Parent or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by Parent of all or substantially all of the assets of Parent and its Subsidiaries, taken as a whole, other than such sale or other disposition by Parent of all or substantially all of the assets of Parent and its Subsidiaries, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of Parent in substantially the same proportions as their ownership of Parent immediately prior to such sale.

“Parent Stockholder Redemption” shall mean shall mean the election of an eligible (as determined in accordance with the Parent Organizational Documents) holder of Parent Class A Stock to redeem all or a portion of the Parent Class A Stock held by such stockholder at a per-share price, payable in cash, equal such holder’s pro rata share of the Trust Account (as determined in accordance with the Parent Organizational Documents) in connection with the approval of the Parent Stockholder Matters.

“Parent Stockholder Redemptions” shall mean the aggregate of each Parent Stockholder Redemption.

“Parent Units” shall mean equity securities of Parent each consisting of one share of Parent Class A Stock and one-third of one Public Warrant.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permit” shall mean any franchise, grant, easement, variance, exception, waiver, accreditation, license, certificate of compliance, authorization, consent, order, permit, approval, agreement or other action of, or any filing, registration or qualification with, any Governmental Entity or any third party.

“Permitted Lien” shall mean (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and in each case that are sufficiently reserved for on the Financial Statements in accordance with U.S. GAAP; (b) statutory Liens of landlords with respect to Leased Real Property; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen and other similar Liens incurred in the Ordinary Course of Business or are not yet delinquent; (d) in the case of either Leased Real Property or Owned Property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements, encroachments and other irregularities in title, none of which interfere in any material respect with the present and proposed use of or occupancy of the affected parcel by any such Company or its Subsidiaries; (e) Liens securing the Indebtedness of any such Company or its Subsidiaries; (f) in the case of Intellectual Property, third party non-exclusive license agreements entered into in the Ordinary Course of Business; (g) Liens incurred in connection with capital lease obligations of any such Company or its Subsidiaries; (h) Liens that secure obligations that are reflected as liabilities on the balance sheet included in the Financial Statements or Liens the existence of which is referred to in the notes to the balance sheet included in the Financial Statements; and (i) Liens incurred in connection with activities permitted under Section 6.1 hereof.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Information” shall mean, in addition to any definition for any similar term (e.g., “personal data”, “personally identifiable information” or “PII”) provided by applicable Legal Requirement, or by such Company or its Subsidiaries in any of its privacy policies, notices or Contracts, all information that identifies, relates to, or could be used to identify an individual person.

“Pre-Closing Reorganization Entities” shall mean MPMO HoldCo, MPMO Transition Sub, SNR HoldCo and SNR Transition Sub.

“Privacy Laws” shall mean any and all applicable Legal Requirements relating to the collection, use, storage, processing, safeguarding, security (both technical and physical), destruction, disclosure or transfer of Personal Information, including but not limited to the California Consumer Privacy Act, the Health Insurance Portability & Accountability Act, and any and all applicable Legal Requirements relating to breach notification in connection with Personal Information.

“Radioactive Materials License” shall mean license 3229-36 issued by the California Department of Public Health, Division of Radiation Safety and Environmental Management.

“Sanctioned Country” shall mean Cuba, Iran, North Korea, Syria, and the Crimea Region of Ukraine.

“Sanctioned Person” shall mean (i) any person located, organized, or resident in a Sanctioned Country, (ii) any Person named on any OFAC sanctions list, including OFAC’s Specially Designated Nationals List, the Sectoral Sanctions Identifications List, and the Foreign Sanctions Evaders List and (iii) any Person majority-owned or otherwise controlled by a person referenced in (ii) above.

“Sanctions” shall mean all economic sanctions and regulations maintained by OFAC.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shenghe” means Shenghe Resources (Singapore) International Trading Pte. Ltd., a private limited company organized under the laws of Singapore.

“SNR Closing Number of Securities” shall mean the number of shares of Parent Class A Stock equal to: (a) the SNR Equity Value; divided by (b) $10.

“SNR Common Exchange Ratio” shall mean the quotient of (a) the SNR Closing Number of Securities; divided by (b) the SNR HoldCo Common Unit Amount.

“SNR Common Units” shall mean SNR’s “Common Units” (as such term is defined in the MPMO LLC Agreement).

“SNR HoldCo Common Unit Amount” shall mean the total number of shares of SNR HoldCo Common Units issued and outstanding as of immediately prior to the Initial SNR Effective Time.

“SNR Disclosure Letters” means the disclosure schedules of SNR delivered to Parent in connection with this Agreement.

“SNR Equity Value” shall mean $200,000,000.

“SNR HoldCo Common Units” shall mean the common units issued by SNR HoldCo.

“SNR HoldCo Unitholder” shall mean a holder of SNR HoldCo Common Units immediately prior to the Initial Effective Time.

“SNR LLC Agreement” shall mean that certain Limited Liability Company Agreement of SNR, dated as of April 15, 2016.

“SNR Management Agreement” shall mean that certain Management Services Agreement dated as of July 6, 2016, by and among JHL Capital Group LLC and Secure Natural Resources LLC.

“SNR Unitholder” shall mean a holder of SNR Common Units.

“Specified Business Conduct Laws” shall mean: (a) the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act, and other applicable Legal Requirements relating to bribery or corruption; (b) all applicable Legal Requirements imposing financial, economic or trade sanctions on any Person, including, all applicable Legal Requirements administered by OFAC, all sanctions laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury or the European Union and all anti-boycott or anti-embargo laws; (c) all applicable Legal Requirements relating to the import, export, re-export, transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce and the International Traffic in Arms Regulations administered by the U.S. Department of State; and (d) the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and other applicable Legal Requirements relating to money laundering.

“Sponsor” shall mean Fortress Acquisition Sponsor LLC, a Delaware limited liability company.

“Stage 2 CapEx” shall mean the costs incurred for the purposes described on Schedule B of the Company Disclosure Letters, after June 4, 2020 and prior to the Closing, for “Stage 2” expenses reflected in the appropriate Work Breakdown Structure accounts of MPMO’s accounting system and capitalized in accordance with GAAP.

“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.

“Tax” or “Taxes” shall mean: (a) any and all federal, state, local and foreign taxes, including, gross receipts, income, profits, license, sales, use, estimated, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise and property taxes, assessments, stamp, environmental, registration, governmental charges, duties, levies and other similar charges, in each case, imposed by a Governmental Entity, (whether disputed or not) together with all interest, penalties and additions imposed by a Governmental Entity with respect to any such amounts; and (b) any liability in respect of any items described in clause (a) payable by reason of Contract transferee liability, operation of law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under law) or otherwise.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.

“Trade Laws” shall mean all applicable customs, import, export, and sanctions laws and regulations in jurisdictions in which each Company or any of its Subsidiaries does business or is otherwise subject to jurisdiction, including Title 19 of the Code of Federal Regulations and the associated statutes; the U.S. International Traffic in Arms Regulations; the Export Administration Regulations; U.S. sanctions laws and regulations administered by OFAC, including OFAC’s Specially Designated Nationals List, the Sectoral Sanctions Identifications List, and the Foreign Sanctions Evaders List; and economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by the United Nations Security Council, the European Union, or her Majesty’s Treasury of the United Kingdom.

“Trading Day” means any day on which shares of Parent Class A Stock are actually traded on the principal securities exchange or securities market on which shares of Parent Class A Stock are then traded.

“Transaction Agreements” shall mean this Agreement, the Initial MPMO Surviving Corporation Charter, the Initial SNR Surviving Company Operating Agreement, the A&R Registration Rights Agreement, the Subscription Agreements, the Confidentiality Agreement, the Parent A&R Charter, the Parent A&R Bylaws, the Parent Sponsor Warrant Exchange Agreement, the Parent Sponsor Letter Agreement, the Incentive Plan, the MPMO Support Agreement, the SNR Support Agreement and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” shall mean the transactions contemplated pursuant to this Agreement, including the Mergers and the Pre-Closing Reorganization.

“Treasury Regulations” shall mean the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Unitholder Approvals” shall mean the MPMO Unitholder Approval and the SNR Unitholder Approval.

“Unitholders of the Companies” shall mean the MPMO Unitholders and the SNR Unitholders.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by Parent.

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